Exhibit 10.1

Published CUSIP Number: 84857HAR1

FOURTH AMENDMENT

TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 13 2020

by and among

SPIRIT AEROSYSTEMS, INC.,

as Borrower,

SPIRIT AEROSYSTEMS HOLDINGS, INC. AND SPIRIT AEROSYSTEMS NORTH CAROLINA,
INC.,

as Guarantors,

THE LENDERS PARTY HERETO,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

BOFA SECURITIES, INC.,

as Sole Lead Arranger and Sole Bookrunner

FOURTH AMENDMENT

TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 13, 2020 (this “Amendment”), is entered into by and among SPIRIT AEROSYSTEMS, INC., a Delaware corporation (the “Borrower”), SPIRIT AEROSYSTEMS HOLDINGS, INC., a Delaware corporation (the “Parent Guarantor”), SPIRIT AEROSYSTEMS NORTH CAROLINA, INC., a North Carolina corporation, the Lenders party hereto, and Bank of America, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement (as defined below and as amended hereby).

W I T N E S S E T H

WHEREAS, the Borrower, the Parent Guarantor, the Lenders, and Bank of America, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer, have entered into that certain Second Amended and Restated Credit Agreement, dated as of July 12, 2018 (as amended by that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of February 24, 2020, that certain Second Amendment to Second Amended and Restated Credit Agreement, dated as of March 30, 2020, that certain Third Amendment to Second Amended and Restated Credit Agreement, dated as of April 10, 2020, and as further amended, restated, amended and restated, supplemented, increased, extended, refinanced, replaced, and/or otherwise modified in writing from time to time prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the Borrower has requested certain amendments to the Credit Agreement, and the Requisite Lenders and the Administrative Agent have agreed to such amendments, subject to the terms and conditions set forth herein.

Now, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:

A G R E E M E N T

Section 1. Amendments to Credit Agreement.

1.1      Credit Agreement. The body of the Credit Agreement (but not the Exhibits and/or Schedules thereto) is hereby amended to (a) delete the stricken text (as indicated textually in the same manner as the following example: ~~stricken text~~), and (b) insert the underlined text (as indicated textually in the same manner as the following example: underlined text), in each case of the foregoing clauses (a) and (b), as set forth in the marked copy of the entire body of the Credit Agreement attached hereto as Annex A.

1.2      Exhibit to Credit Agreement. Exhibit 7.01(d) to the Credit Agreement is hereby replaced in its entirety with the Exhibit attached hereto as Annex B.

Section 2. Conditions Precedent. This Amendment shall be effective upon the satisfaction of the following conditions precedent (such date of such satisfaction, the “Fourth Amendment Effectiveness Date”):

2.1      Amendment. Receipt by the Administrative Agent of a counterpart of this Amendment signed by each of the Administrative Agent, the Requisite Lenders and the Loan Parties.

2.2      Proceeds of Capital Raise. Substantially concurrently with the satisfaction of all other conditions precedent set forth in this Section 2 (and, in any event, on or prior to May 12, 2020), receipt by the Borrower of proceeds of Indebtedness incurred pursuant to Section 8.2(b)(xiv) of the Credit Agreement (as amended by this Amendment) in an aggregate outstanding principal amount of at least Five-Hundred Million Dollars ($500,000,000).

1

2.3      Fourth Amendment Effectiveness Date Certificate. Receipt by the Administrative Agent of a certificate, signed by a Responsible Officer of the Borrower and dated as of the Fourth Amendment Effectiveness Date:

(a)       certifying that each of the representations and warranties contained in Article VI of the Credit Agreement (as amended hereby) and in each other Loan Document, and in each agreement, certificate and notice furnished at any time under, or in connection with, this Amendment or such other Loan Document, is true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Fourth Amendment Effectiveness Date with the same effect as if then made (except to the extent that such representations and warranties specifically refer to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date), and except that, for purposes hereof, the representations and warranties contained in Section 6.05(a) and Section 6.05(b) of the Credit Agreement (as amended hereby) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 7.01(a) and Section 7.01(b), respectively, of the Credit Agreement (as amended hereby);

(b)       certifying that no Default or Event of Default has occurred and is continuing; and

(c)       certifying, and demonstrating with calculations attached to such certificate in form and detail reasonably acceptable to the Administrative Agent, that, both immediately before and immediately after giving effect to this Amendment, the Parent Guarantor and its Subsidiaries, on a consolidated basis, have minimum Liquidity of not less than One Billion Dollars ($1,000,000,000).

2.4      Fees. Receipt by the Administrative Agent on, and subject to the occurrence of, the Fourth Amendment Effectiveness Date of payment in full of: (a) an amendment fee, for the account of each Lender that delivers its signature page to this Amendment by 7:00 p.m. (Eastern time) on April 12, 2020, in an amount equal to the product of (i) the sum of (A) such Lender’s Revolving Commitment, plus (B) such Lender’s portion of the outstanding principal amount of the Term Loans, multiplied by (ii) five basis points (0.05%); and (b) all fees referred to in the Fourth Amendment Fee Letter.

2.5      Out-of-Pocket Expenses and Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable out-of-pocket expenses of the Arrangers and the Administrative Agent, and all fees, charges and disbursements of counsel to the Lead Arrangers and the Administrative Agent (limited to one (1) primary counsel for the Administrative Agent, and, if deemed reasonably necessary by the Administrative Agent, one (1) special and/or local counsel to the Administrative Agent in each applicable jurisdiction or regulatory counsel retained by the Administrative Agent) to the extent invoiced at least three (3) Business Days prior to the Fourth Amendment Effectiveness Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred, or to be incurred, by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Promptly upon the occurrence of the Fourth Amendment Effectiveness Date, the Administrative Agent shall notify the Borrower and the Lenders as to the occurrence of the Fourth Amendment Effectiveness Date, and such notice shall be conclusive and binding.

2

Section 3. Representations and Warranties. On and as of the date hereof, after giving effect to this Amendment, the Borrower and the Parent Guarantor each hereby represent and warrant to the Administrative Agent and each Lender as follows:

3.1      this Amendment has been duly authorized, executed and delivered by each Loan Party signatory hereto, and, assuming the due execution and delivery of this Amendment by each of the other parties hereto, constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally;

3.2      each of the representations and warranties contained in Article VI of the Credit Agreement (as amended hereby) and in each other Loan Document, and in each agreement, certificate and notice furnished at any time under, or in connection with, this Amendment or such other Loan Document, is true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof with the same effect as if then made (except to the extent that such representations and warranties specifically refer to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date), and except that, for purposes hereof, the representations and warranties contained in Section 6.05(a) and Section 6.05(b) of the Credit Agreement (as amended hereby) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) and Section 7.01(b), respectively, of the Credit Agreement (as amended hereby); and

3.3      no Default or Event of Default has occurred and is continuing.

Section 4. Reference to the Effect on the Loan Documents.

4.1      As of the Fourth Amendment Effectiveness Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder”, “thereof” and words of like import), shall mean and be a reference to the Credit Agreement, as amended hereby, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument.

4.2      Except as expressly amended hereby, all of the terms and provisions of the Credit Agreement and all other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed.

4.3      The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders, the Borrower, the Arrangers or the Administrative Agent under any of the Loan Documents, nor constitute a waiver or amendment of any other provision of any of the Loan Documents or for any purpose, except as expressly set forth herein.

4.4      This Amendment is a Loan Document.

Section 5. Incorporation by Reference; Notices; Successors. The provisions of Section 1.02 (Other Interpretive Provisions), Section 1.05 (Times of Day), Section 11.10 (Counterparts; Integration; Effectiveness) (with respect to counterparts only), Section 11.12 (Severability), Section 11.14 (Governing Law; Jurisdiction; Etc.), and Section 11.15 (Waiver of Right to Trial by Jury), in each case, of the Credit Agreement (as amended hereby) are hereby incorporated by reference and shall apply to this Amendment, mutatis mutandis. All communications and notices hereunder shall be given as provided in Section 11.02 of the Credit Agreement (as amended hereby). The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

3

Section 6. Affirmations.

6.1      Each Loan Party signatory hereto hereby (a) ratifies and affirms its obligations under the Loan Documents (including guarantees) executed by the undersigned, and (b) acknowledges, renews and extends its continued liability under all such Loan Documents, and agrees such Loan Documents remain in full force and effect, in each case, as modified by this Amendment.

6.2      Each Loan Party signatory hereto hereby reaffirms, as of the date hereof: (a) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby; and (b) its guarantee of payment of the Obligations pursuant to the Guaranty.

6.3      Each Loan Party signatory hereto hereby acknowledges and agrees that the acceptance by the Administrative Agent and each Lender shall not be construed in any manner to establish any course of dealing on the Administrative Agent’s or Lender’s part, including the providing of any notice or the requesting of any acknowledgment not otherwise expressly provided for in any Loan Document with respect to any future amendment, waiver, supplement or other modification to any Loan Document or any arrangement contemplated by any Loan Document.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written, intending to create an instrument under seal.

BORROWER:	SPIRIT AEROSYSTEMS, INC.,
a Delaware corporation

	By:	/s/ Rhonda Harkins
Name: Rhonda Harkins
Title: Treasurer

GUARANTORS:	SPIRIT AEROSYSTEMS HOLDINGS, INC.,
a Delaware corporation

	By:	/s/ Rhonda Harkins
Name: Rhonda Harkins
Title: Treasurer

SPIRIT AEROSYSTEMS NORTH CAROLINA, INC.,
a North Carolina corporation

	By:	/s/ Rhonda Harkins
Name: Rhonda Harkins
Title: Treasurer

[Signature Pages Continue]

Signature Page to Fourth Amendment to Second Amended and Restated Credit Agreement (Spirit AeroSystems, Inc.)

ADMINISTRATIVE AGENT:	bank of america, n.a.,
as Administrative Agent

	By:	/s/ Kevin L. Ahart
Name: Kevin L. Ahart
Title: Vice President

[Signature Pages Continue]

Signature Page to Fourth Amendment to Second Amended and Restated Credit Agreement (Spirit AeroSystems, Inc.)

[Lender Signature Pages Intentionally Omitted]

Signature Page to Fourth Amendment to Second Amended and Restated Credit Agreement (Spirit AeroSystems, Inc.)

Annex A

ANNEX A TO FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Published CUSIP Number: 84857HAR1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 12, 2018~~,~~

among

SPIRIT AEROSYSTEMS, INC.,

as Borrower,

SPIRIT AEROSYSTEMS HOLDINGS, INC. AND THE SUBSIDIARIES THEREOF PARTY

HERETO,

as Guarantors,

THE LENDERS REFERRED TO HEREIN,

and

BANK OF AMERICA, N.A.

as Administrative Agent and Collateral Agent

Mizuho Bank, LTD.

and

CITIBANK, N.A.,

as Syndication Agents

and

THE BANK OF NOVA SCOTIA

ROYAL BANK OF CANADA

and

u.s. bank national association,

as Co-Documentation Agents

BOFA SECURITIES, INC.,

as a Joint Lead Arranger and Sole Bookrunner

and

Mizuho Bank, LTD.

and

CITIBANK, N.A.,

as Joint Lead Arrangers

TABLE OF CONTENTS

Page

ARTICLE I — DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	~~49~~52
1.03	Accounting Terms	~~50~~53
1.04	Rounding	~~51~~54
1.05	Times of Day	~~51~~54
1.06	Letter of Credit Amounts	~~51~~54

ARTICLE II — THE COMMITMENTS AND CREDIT EXTENSIONS		~~52~~54

2.01	Commitments	~~52~~54
2.02	Borrowings, Conversions and Continuations of Loans	~~56~~58
2.03	Letters of Credit	~~57~~59
2.04	Swing Line Loans	~~65~~68
2.05	Prepayments	~~68~~70
2.06	Termination or Reduction of Aggregate Revolving Commitments and Aggregate Delayed Draw Term Loan Commitments	~~71~~73
2.07	Repayment of Loans	~~72~~74
2.08	Interest	~~72~~75
2.09	Fees	~~73~~76
2.10	Computation of Interest and Fees	~~74~~77
2.11	Evidence of Debt	~~74~~77
2.12	Payments Generally; Administrative Agent’s Clawback	~~75~~77
2.13	Sharing of Payments by Lenders	~~77~~79
2.14	Cash Collateral	~~77~~80
2.15	Defaulting Lenders	~~78~~81

ARTICLE III — TAXES, YIELD PROTECTION AND ILLEGALITY		~~80~~83

3.01	Taxes	~~80~~83
3.02	Illegality	~~84~~87
3.03	Inability to Determine Rates	~~85~~87
3.04	Increased Costs	~~87~~90
3.05	Compensation for Losses	~~88~~91
3.06	Mitigation Obligations; Replacement of Lenders	~~89~~91
3.07	Survival	~~89~~92
3.08	Withholding Taxes	~~90~~92

ARTICLE IV — GUARANTY		~~90~~92

4.01	The Guaranty	~~90~~92
4.02	Obligations Unconditional	~~90~~93
4.03	Reinstatement	~~91~~94
4.04	Certain Additional Waivers	~~92~~94
4.05	Remedies	~~92~~94
4.06	Rights of Contribution	~~92~~94
4.07	Guarantee of Payment; Continuing Guarantee	~~92~~95
4.08	Keepwell	~~92~~95
4.09	Appointment of Borrower	~~93~~95

ARTICLE V — CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		~~93~~95

5.01	Conditions of Initial Credit Extension	~~93~~95
5.02	Conditions to all Credit Extensions	~~95~~97

ARTICLE VI — REPRESENTATIONS AND WARRANTIES		~~95~~98

6.01	Organization, Etc	~~96~~98
6.02	Due Authorization, Non-Contravention, Etc	~~96~~98
6.03	Government Approval, Regulation, Etc	~~97~~99
6.04	Validity, Etc	~~97~~100
6.05	Financial Information	~~98~~100
6.06	No Material Adverse Effect	~~98~~100
6.07	Litigation	~~98~~101
6.08	Compliance with Laws and Agreements	~~98~~101
6.09	Loan Parties; Subsidiaries, Etc.; Deposit and Investment Accounts.	~~99~~101
6.10	Ownership of Properties	~~99~~102
6.11	Taxes	~~100~~103
6.12	Pension and Welfare Plans	~~100~~103
6.13	Environmental Warranties	~~101~~104
6.14	Regulations T, U and X	~~101~~104
6.15	Disclosure and Accuracy of Information	~~101~~104
6.16	Labor Matters	~~102~~104
6.17	Solvency	~~102~~104
6.18	Securities	~~102~~105
6.19	Sanctions; Anti-Corruption Laws	~~102~~105
6.20	Creation, Perfection and Priority of Liens; Equity Interests	~~103~~105
6.21	Insurance	~~103~~106
6.22	Boeing Agreements	~~103~~106
6.23	Affected Financial Institution	~~103~~106
6.24	Beneficial Ownership Certification	~~103~~106

ARTICLE VII — AFFIRMATIVE COVENANTS		~~104~~106

7.01	Financial Information, Reports, Notices, Etc	~~104~~106
7.02	Compliance with Laws, Etc	~~106~~109
7.03	Maintenance of Properties	~~106~~109
7.04	Insurance	~~107~~109
7.05	Books and Records; Visitation Rights	~~107~~110
7.06	Environmental Covenant	~~107~~110
7.07	Existence; Conduct of Business	~~108~~111
7.08	Use of Proceeds	~~108~~111
7.09	Payment of Taxes	~~108~~111
7.10	KYC Information	~~109~~111
7.13	Additional Guarantors	~~109~~112
7.14	Pledged Assets; Additional Collateral	~~109~~112
7.15	Further Assurances	~~111~~113
7.16	Post-First Amendment Effectiveness Date Conditions	~~111~~114

ARTICLE VIII — NEGATIVE COVENANTS		~~112~~115

8.01	Liens	~~112~~115
8.02	Indebtedness	~~115~~118
8.03	Fundamental Changes; Line of Business	~~118~~122
8.04	Investments, Loans, Advances, Guarantees and Acquisitions	~~119~~123
8.05	Asset Dispositions	~~121~~124

iii

8.06	Restricted Payments	~~123~~127
8.07	Transactions with Affiliates	~~124~~128
8.08	Financial Covenants	~~124~~129
8.09	Fiscal Year	~~126~~130
8.10	Sanctions and Anti-Money Laundering Laws	~~126~~130
8.11	Anti-Corruption Laws	~~126~~131
8.12	Use of Proceeds	~~126~~131
8.13	Sale and Leaseback Transactions	~~127~~131
8.14	Restrictive Agreements	~~127~~131
8.15	Amendments or Waivers of Certain Documents; Prepayments of Certain Indebtedness	~~128~~132

ARTICLE IX — EVENTS OF DEFAULT AND REMEDIES		~~129~~133

9.01	Events of Default	~~129~~133
9.02	Action if Bankruptcy	~~131~~135
9.03	Action if Other Event of Default	~~131~~135
9.04	Action if Event of Termination	~~131~~136
9.05	Application of Proceeds	~~131~~136

ARTICLE X — ADMINISTRATIVE AGENT		~~133~~137

10.01	Appointment and Authority	~~133~~137
10.02	Rights as a Lender	~~133~~138
10.03	Exculpatory Provisions	~~134~~138
10.04	Reliance by Administrative Agent	~~134~~139
10.05	Delegation of Duties	~~135~~139
10.06	Resignation of Administrative Agent	~~135~~140
10.07	Non-Reliance on Administrative Agent and Other Lenders	~~136~~141
10.08	No Other Duties; Etc	~~137~~141
10.09	Administrative Agent May File Proofs of Claim	~~137~~141
10.10	ERISA Matters	~~139~~143
10.11	Guaranteed Treasury Management Agreements and Guaranteed Swap Contracts	~~140~~145

ARTICLE XI — MISCELLANEOUS		~~141~~146

11.01	Amendments, Etc	~~141~~146
11.02	Notices and Other Communications; Facsimile Copies	~~143~~148
11.03	No Waiver; Cumulative Remedies; Enforcement	~~145~~150
11.04	Expenses; Indemnity; and Damage Waiver	~~146~~151
11.05	Payments Set Aside	~~148~~153
11.06	Successors and Assigns	~~148~~153
11.07	Treatment of Certain Information; Confidentiality	~~153~~157
11.08	Set-off	~~153~~158
11.09	Interest Rate Limitation	~~154~~159
11.10	Counterparts; Integration; Effectiveness	~~154~~159
11.11	Survival of Representations and Warranties	~~154~~159
11.12	Severability	~~155~~159
11.13	Replacement of Lenders	~~155~~160
11.14	Governing Law; Jurisdiction; Etc	~~156~~160
11.15	Waiver of Right to Trial by Jury	~~157~~161
11.16	Electronic Execution	~~157~~162
11.17	USA PATRIOT Act	~~157~~162
11.18	No Advisory or Fiduciary Relationship	~~158~~162
11.19	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	~~158~~163
11.20	Acknowledgement Regarding Any Supported QFCs	~~158~~163
11.21	Amendment and Restatement	~~159~~164
11.22	Waiver of Notice Period and Breakage Costs	~~159~~164
11.23	Reallocation	~~159~~164

iv

SCHEDULES

I	Lenders and Commitments
1.01(a)	Boeing Agreements
1.01(b)	Existing Letters of Credit
6.09	Loan Party Information
6.09–CSAG	Loan Parties; Subsidiaries, Etc.; Deposit and Investment Accounts
6.10–CSAG–RP	Leased and Owned Real Property
6.10–CSAG–IP	Intellectual Property
8.01(c)	Existing Liens
8.02–CSAG	Existing Indebtedness
8.04	Existing Investments
11.02	Certain Addresses for Notices

EXHIBITS

2.01(d)(ii)	[Form of] Add-On Term Loan Lender Joinder Agreement
2.02	[Form of] Loan Notice
2.04(b)	[Form of] Swing Line Loan Notice
2.05(a)	[Form of] Notice of Prepayment and/or Reduction / Termination of Commitments
2.11(a)	[Form of] Revolving Note
2.11(b)	[Form of] Swing Line Note
2.11(c)	[Form of] Term A Note
2.11(d)	[Form of] Delayed Draw Term Loan Note
2.11(e)	[Form of] Add-On Term Note
3.01	[Forms of] U.S. Tax Compliance Certificates (Forms 1-4)
7.01(d)	[Form of] Compliance Certificate
7.12–CSAG	[Form of] Guarantor Joinder Agreement
9.05	[Form of] Guaranteed Party Designation Notice
11.06	[Form of] Assignment and Assumption

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of July 12, 2018, by and among Spirit AeroSystems, Inc., a Delaware corporation (the “Borrower”), Spirit AeroSystems Holdings, Inc., a Delaware corporation (the “Parent Guarantor”), the other Guarantors party hereto solely at all times during the CSAG Period, the Lenders (as defined herein), and BANK OF AMERICA, N.A., as Administrative Agent, a Swing Line Lender, an L/C Issuer and, solely at all times during the CSAG Period, Collateral Agent.

The Borrower has requested that the Lenders provide ONE BILLION TWO-HUNDRED FIFTY-SIX MILLION TWO-HUNDRED FIFTY THOUSAND DOLLARS ($1,256,250,000) in credit facilities (as such amount may be increased or decreased pursuant to the terms hereof) for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01           Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2021 / 2023 / 2028 Notes” means, collectively, those certain Senior Floating Rate Notes due 2021 in an aggregate original principal amount of Three-Hundred Million Dollars ($300,000,000), those certain 3.950% Senior Notes due 2023 in an aggregate original principal amount of Three-Hundred Million Dollars ($300,000,000), and those certain 4.600% Senior Notes due 2028 in an aggregate original principal amount of Seven-Hundred Million Dollars ($700,000,000), in each case, issued by the Borrower pursuant to the 2021 / 2023 / 2028 Notes Indenture.

“2021 / 2023 / 2028 Notes Indenture” means that certain Indenture, dated as of May 30, 2018, by and among the Borrower, as issuer, the Parent Guarantor, as guarantor, and the 2021 / 2023 / 2028 Notes Trustee (as amended, restated, amended and restated, supplemented and/or otherwise modified in writing from time to time).

“2021 / 2023 / 2028 Notes Trustee” means The Bank of New York Mellon Trust Company, N.A. (or any successor thereto), in its capacity as trustee for the 2021 / 2023 / 2028 Notes.

“2026 Noteholders” means, collectively, as of any date of determination: (a) each Person that is a registered holder of the 2026 Notes as of such date; and (b) the 2026 Notes Trustee.

“2026 Notes” means those certain 3.850% Senior Notes due 2026, issued by the Borrower pursuant to the 2026 Notes Indenture, in an aggregate original principal amount of Three-Hundred Million Dollars ($300,000,000).

“2026 Notes Indenture” means that certain Indenture, dated as of June 1, 2016, by and among the Borrower, as issuer, the guarantors party thereto, and the 2026 Notes Trustee (as amended, restated, amended and restated, supplemented and/or otherwise modified in writing from time to time).

“2026 Notes Obligations” means all of the obligations of the Loan Parties under the 2026 Notes Indenture, including principal, premium, if any, and interest on the 2026 Notes.

“2026 Notes Trustee” means The Bank of New York Mellon Trust Company, N.A. (or any successor thereto), in its capacity as trustee for the 2026 Notes.

“737 MAX Certification Date” means the date on which the Boeing 737 MAX aircraft is re-certified by the Federal Aviation Administration for commercial aviation purposes.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all, or any substantial portion, of the Property of another Person, or any division, line of business or other business unit of another Person or at least a majority of the Voting Stock of another Person, in each case, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Acquisition Agreement” shall have the meaning set forth in Section 2.01(d)(ii).

“Acquisition Financing Commitments” shall have the meaning set forth in Section 2.01(d)(ii).

“Act” has the meaning specified in Section 11.17.

“Add-On Term Loan” has the meaning specified in Section 2.01(d)(ii).

“Add-On Term Loan Commitment” means, as to each Add-On Term Loan Lender, the commitment of such Add-On Term Loan Lender to make all, or any portion, of an Add-On Term Loan hereunder pursuant to an Add-On Term Loan Lender Joinder Agreement.

“Add-On Term Loan Effective Date” has the meaning specified in Section 2.01(d)(ii).

“Add-On Term Loan Lender” means each of the Persons identified as an “Add-On Term Loan Lender” in any Add-On Term Loan Lender Joinder Agreement, together with its successors and permitted assigns.

“Add-On Term Loan Lender Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit 2.01(d)(ii), executed and delivered in accordance with the provisions of Section 2.01(d)(ii).

“Add-On Term Loan Maturity Date” shall be as set forth in the applicable Add-On Term Loan Lender Joinder Agreement.

“Additional Obligations” means all obligations arising under Guaranteed Treasury Management Agreements and Guaranteed Swap Contracts, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and reimbursement of costs and expenses as provided for under such agreements; provided, that, Additional Obligations of any Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance Payment” means an advance payment, progress payment, or similar payment made to any Loan Party or Subsidiary (or any such payment made to any joint venture in which any Loan Party or Subsidiary is a participant where all, or a portion, of such payment is passed on or paid by the joint venture to any Loan Party or Subsidiary) in connection with a program under a commercial or government (including defense) contract with a customer in contemplation of the future performance of services, receipt of goods, incurrence of expenditures, or for other Property to be provided by any Loan Party or Subsidiary where the amount of such payment is either applied to offset a portion of the purchase price for, or otherwise repaid in installments based on, future shipset (or similar unit) deliveries, the provision of services, goods or other Property to the relevant customer (or through such joint venture) or incurrence of expenditures, generally over a fixed number or amount of shipsets (or similar units), services, goods or other Property, or incurrence of expenditures.

“Affected Financial Institution” means: (a) any EEA Financial Institution; or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to:

(a)                vote ten percent (10.0%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners of such Person; or

(b)                direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affiliate Transaction” has the meaning specified in Section 8.07.

“Agent Parties” shall have the meaning specified in Section 11.02(c).

“Aggregate Delayed Draw Term Loan Commitments” means the Delayed Draw Term Loan Commitments of all the Lenders. The aggregate principal amount of the Aggregate Delayed Draw Term Loan Commitments in effect on the Effectiveness Date is TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000.00).

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Effectiveness Date is EIGHT HUNDRED MILLION DOLLARS ($800,000,000.00).

“Agreement” means this Second Amended and Restated Credit Agreement.

“Applicable Percentage” means, with respect to any Lender at any time: (a) with respect to such Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth (9th) decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15, provided, that, if the commitment of each Lender to make Revolving Loans, and the obligation of each L/C Issuer to make L/C Credit Extensions, have been terminated pursuant to Section 9.02, Section 9.03, or Section 9.04, as applicable, or, if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments; (b) with respect to such Lender’s portion of the outstanding Term A Loan at any time, the percentage (carried out to the ninth (9th) decimal place) of the outstanding principal amount of the Term A Loan held by such Lender at such time; (c) (i) with respect to such Lender’s Delayed Draw Term Loan Commitment at any time, the percentage (carried out to the ninth (9th) decimal place) of the Aggregate Delayed Draw Term Loan Commitments represented by such Lender’s Delayed Draw Term Loan Commitment at such time, subject to adjustment as provided in Section 2.15, provided, that, if the commitment of each Lender to make Delayed Draw Term Loans has been terminated pursuant to Section 9.02, Section 9.03, or Section 9.04, as applicable, or, if the Aggregate Delayed Draw Term Loan Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, and (ii) with respect to such Lender’s portion of the outstanding Delayed Draw Term Loans at any time, the percentage (carried out to the ninth (9th) decimal place) of the outstanding principal amount of the Delayed Draw Term Loans held by such Lender at such time; and (d) with respect to such Lender’s portion of any outstanding Add-On Term Loan at any time, the percentage (carried out to the ninth (9th) decimal place) of the outstanding principal amount of such Add-On Term Loan held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule I, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, or in any documentation executed by such Lender in connection with an increase in the Revolving Commitments or Add-On Term Loan pursuant to Section 2.01(d), as applicable.

“Applicable Rate” means, (a) with respect to an Add-On Term Loan, the percentage(s) per annum set forth in the applicable Add-On Term Loan Lender Joinder Agreement, and (b) with respect to Revolving Loans, the Term A Loan, Delayed Draw Term Loans, Swing Line Loans, Letters of Credit, the Revolving Commitment Fee, and the DDTL Commitment Fee, as applicable, (i) solely at all times that are ~~not during the CSAG Period~~prior to the First Amendment Effectiveness Date, the percentages per annum set forth in the first (1st) table immediately below, based upon the applicable Credit Rating as set forth in such table, ~~and~~ (ii) solely at all times ~~during the CSAG Period~~that are on or after the First Amendment Effectiveness Date but prior to the Fourth Amendment Effectiveness Date, the percentages per annum set forth in the second (2nd) table below, based upon the applicable Credit Rating as set forth in such table~~:~~ (it being understood that at all times during such period the Credit Ratings corresponding to Pricing Tier V were in effect, so such Pricing Tier shall apply for such period), (iii) solely at all times that are on or after the Fourth Amendment Effectiveness Date but prior to the Collateral and Subsidiary Guaranty Release Date, the percentages per annum set forth in the third (3rd) table below, based upon the applicable Credit Rating as set forth in such table, and (iv) solely at all times that are on or after the Collateral and Subsidiary Guaranty Release Date, the percentages per annum set forth in the fourth (4th) table below, based upon the applicable Credit Rating as set forth in such table:

Solely at all times that are ~~not during the CSAG Period~~prior to the First Amendment Effectiveness Date:

Pricing Tier	Credit Rating (S&P / Moody’s)	Revolving Commitment Fee and DDTL Commitment Fee	Letter of Credit Fee	Eurodollar Rate Loans	Base Rate Loans

I	≥ BBB+ / Baa1	0.125%	1.125%	1.125%	0.125%
II	BBB / Baa2	0.150%	1.250%	1.250%	0.250%
III	BBB- / Baa3	0.200%	1.375%	1.375%	0.375%
IV	BB+ / Ba1	0.250%	1.625%	1.625%	0.625%
V	≤ BB / Ba2	0.300%	1.875%	1.875%	0.875%

Solely at all times ~~during the CSAG Period~~that are on or after the First Amendment Effectiveness Date but prior to the Fourth Amendment Effectiveness Date:

Pricing Tier	Credit Rating (S&P / Moody’s)	Revolving Commitment Fee and DDTL Commitment Fee	Letter of Credit Fee	Eurodollar Rate Loans	Base Rate Loans

I	≥ BBB+ / Baa1	0.125%	1.625%	1.625%	0.625%
II	BBB / Baa2	0.150%	1.750%	1.750%	0.750%
III	BBB- / Baa3	0.200%	1.875%	1.875%	0.875%
IV	BB+ / Ba1	0.300%	2.125%	2.125%	1.125%
V	BB / Ba2	0.375%	2.375%	2.375%	1.375%
VI	≤ BB- / Ba3	0.500%	2.625%	2.625%	1.625%

Solely at all times that are on or after the Fourth Amendment Effectiveness Date but prior to the Collateral and Subsidiary Guaranty Release Date:

Pricing Tier	Credit Rating (S&P / Moody’s)	Revolving Commitment Fee and DDTL Commitment Fee	Letter of Credit Fee	Eurodollar Rate Loans	Base Rate Loans

I	≥ BBB+ / Baa1	0.250%	3.125%	3.125%	2.125%
II	BBB / Baa2	0.275%	3.250%	3.250%	2.250%
III	BBB- / Baa3	0.325%	3.375%	3.375%	2.375%
IV	BB+ / Ba1	0.425%	3.625%	3.625%	2.625%
V	BB / Ba2	0.500%	3.875%	3.875%	2.875%
VI	≤ BB- / Ba3	0.625%	4.125%	4.125%	3.125%

Solely at all times that are on or after the Collateral and Subsidiary Guaranty Release Date:

Pricing Tier	Credit Rating (S&P / Moody’s)	Revolving Commitment Fee and DDTL Commitment Fee	Letter of Credit Fee	Eurodollar Rate Loans	Base Rate Loans

I	≥ BBB+ / Baa1	0.250%	2.625%	2.625%	1.625%
II	BBB / Baa2	0.275%	2.750%	2.750%	1.750%
III	BBB- / Baa3	0.325%	2.875%	2.875%	1.875%
IV	BB+ / Ba1	0.375%	3.125%	3.125%	2.125%
V	≤ BB / Ba2	0.425%	3.375%	3.375%	2.375%

~~The Applicable Rate prior to the First Amendment Effectiveness Date shall be calculated based on the first (1st) table above.~~ The Applicable Rate on the ~~First~~Fourth Amendment Effectiveness Date ~~shall~~ initially shall be based on Pricing Tier V in the ~~second~~third (~~2nd~~3rd) table above~~.~~, Thereafter, the Applicable Rate will be determined from time to time as follows: (a) solely at all times that are not during the CSAG

Period, (i) if S&P and Moody’s each provide a Credit Rating, the higher of the two (2) Credit Ratings, or (ii) if only one (1) of S&P or Moody’s provides a Credit Rating, the Credit Rating that is provided; and (b) solely at all times during the CSAG Period, (i) if S&P and Moody’s each provide a Credit Rating, and (A) there is a split in the Credit Ratings provided by S&P and Moody’s of more than one (1) level, the Credit Rating that is one (1) level lower than the higher of such Credit Ratings, or (B) there is not a split in the Credit Ratings provided by S&P and Moody’s of more than one (1) level, the higher of such Credit Ratings, or (ii) if only one (1) of S&P or Moody’s provides a Credit Rating, the Credit Rating that is one (1) level lower than the Credit Rating that is provided. In the event that both S&P and Moody’s cease to provide Credit Ratings, then the Applicable Rate will be based on the last available Credit Rating(s) until such time as the Borrower and the Lenders can negotiate, in good faith, an alternative pricing grid for determining the Applicable Rate. Each change in the Applicable Rate resulting from a change in a Credit Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity, or an Affiliate of an entity, that administers or manages a Lender.

“Arrangers” means, collectively, BofA Securities, Mizuho Bank, Ltd. and Citibank, together with their respective successors and assigns.

“Asco” means S.R.I.F. N.V., a Belgian public limited liability company.

“Asco Acquisition” means the acquisition of Asco pursuant to that certain Agreement for the Sale and Purchase of Shares of S.R.I.F. N.V., dated as of May 1, 2018, by and among Christian Boas, Emile Boas, DREDA, Sylvie Boas, Spirit AeroSystems Belgium Holdings BVBA, and the Parent Guarantor, as such agreement may be amended from time to time.

“Asset Sale” means any direct or indirect sale, transfer, lease, conveyance, or other disposition by any Loan Party or Subsidiary of any of its Property, including any sale or issuance of any Equity Interests of any Subsidiary.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent Guarantor and its Subsidiaries for the Fiscal Year ended December 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the Parent Guarantor and its Subsidiaries, including the notes thereto, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America Fee Letter” means that certain Fee Letter, dated as of May 24, 2018, by and among the Borrower, BofA Securities (successor in interest to Merrill Lynch, Pierce, Fenner & Smith Incorporated), and Bank of America.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus one percent (1.00%); provided, that, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be: (i) the greater of clauses (a) and (b) above; and (ii) determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. §–1010.230, as from time to time in effect, and all official rulings or interpretations thereunder or thereof.

“Benefit Plan” means any of: (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA; (b) a “plan” as defined in Section 4975 of the Internal Revenue Code; or (c) any Person whose Property includes (for purposes of ERISA Section 3(42), or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the Property of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. §–1841(k)) of such party.

“Board of Directors” means, with respect to any Person: (a) in the case of any corporation, the board of directors of such Person; (b) in the case of any limited liability company, the board of managers, manager or managing member of such Person; (c) in the case of any partnership, the general partner of such Person; and (d) in any other case, the functional equivalent of the foregoing.

“Boeing” means The Boeing Company.

“Boeing 737 MAX Program” means, collectively, those certain contractual arrangements between the Borrower and Boeing (including, without limitation, (i) the Special Business Provisions MS–65530–0016 (Sustaining), dated as of June 16, 2005, by and between Boeing and the Borrower (as amended from time to time), and (ii) the General Terms Agreement (Sustaining and others), dated as of June 16, 2005, by and between Boeing and the Borrower (as amended from time to time)) regarding the production by the Borrower of components of the 737 MAX airplane.

“Boeing Agreements” means the agreements set forth on Schedule 1.01(a).

“BofA Securities” means BofA Securities, Inc. and its successors and assigns.

“Bombardier Acquisition” means the acquisition of the outstanding equity of Short Brothers plc and Bombardier Aerospace North Africa SAS, and certain other assets, pursuant to that certain Agreement, dated as of October 31, 2019, by and among Bombardier, Inc., Bombardier Aerospace UK Limited, Bombardier Finance Inc., Bombardier Services Corporation, Spirit Aerosystems Global Holdings Limited, and the Borrower, as such agreement may be amended from time to time.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in the last paragraph of Section 7.01.

“Borrowing” means each of the following: (a) a borrowing of Swing Line Loans pursuant to Section 2.04; and (b) a borrowing consisting of simultaneous Loans of the same Type, and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” means all monetary or financial obligations of the Borrower and its Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, would or should be classified and accounted for as Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first (1st) date on which such lease may be terminated by the lessee without payment of a penalty.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of one (1) or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances, or, if the Administrative Agent and the applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“CFC” means a controlled foreign corporation (as defined in Section 957 of the Internal Revenue Code).

“Change in Control” means:

(a)                any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d–3 and 13d–5 under the Exchange Act, provided, that, for purposes of this clause (a), such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of the Parent Guarantor representing greater than thirty-five percent (35.0%) of the voting power of the outstanding Voting Stock of the Parent Guarantor;

(b)                during any period of two (2) consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of the Parent Guarantor (together with any new directors whose election to such Board of Directors, or whose nomination for election, was approved by a vote of a majority of the directors of the Parent Guarantor then still in office who were either directors at the beginning of such period or whose election, or nomination for election, was previously so approved) cease, for any reason, to constitute at least a majority of the Board of Directors of the Parent Guarantor; ~~or~~

(c)                at any time, the Parent Guarantor ceases to own one hundred percent (100.0%) of the Equity Interests of the Borrower~~.~~; or

(d)                the occurrence of any “change of control” (or any other similar or analogous term) under any Material Indebtedness.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything to the contrary herein, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case of the foregoing clauses (i) and (ii), be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“China JVs” means: (a) Huarui Spirit Aerospace Manufacturing Co., Ltd.; and (b) Xizi Spirit Aerospace Industry (Zhejiang) Ltd.

“Citibank” means Citibank, N.A.

“Citibank Fee Letter” means that certain Fee Letter, dated as of May 24, 2018, by and among the Borrower, the Parent Guarantor and Citibank.

“Class” means: (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term A Loan, Delayed Draw Term Loans, Add-On Term Loan, or Swing Line Loans; (b) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Term A Loan Commitment, a Delayed Draw Term Loan Commitment, or an Add-On Term Loan Commitment; and (c) when used in reference to any Lender, refers to whether such Lender is a Revolving Lender, a Term A Lender, a Delayed Draw Term Loan Lender, or an Add-On Term Loan Lender.

“Collateral” means a collective reference to all real and personal Property with respect to which Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, are granted, or purported to be granted, solely at all times during the CSAG Period pursuant to, and in accordance with, the terms of the Collateral Documents (but, in any event, excluding any Excluded Property).

“Collateral Agent” means Bank of America in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral and Subsidiary Guaranty Release Date” means the first (1st) Business Day to occur after the First Amendment Effectiveness Date on which ~~the Borrower has delivered a certificate, duly executed by a Responsible Officer of the Borrower: (a) certifying that~~: (a) (i) no Default or Event of Default has occurred and is continuing on such date;, (~~b~~ii) ~~electing to (i) effect the release of all Liens on Property~~no Material Indebtedness incurred pursuant to Section 8.02(b)(ii) or Section 8.02(b)(xiv) of the Loan Parties ~~(including~~and/or Subsidiaries (or any refinancing thereof) is secured by any Liens, or, after giving effect to the release of the Collateral~~) pursuant to the~~ in accordance with the terms of the Collateral Documents ~~on such date, and (ii) release from the Guaranty all Guarantors (other than the Parent Guarantor) on such date; and (c) certifying that~~and Section 10.10(c), shall be secured by any Liens, and (iii) either (~~i~~I) the Credit Rating (~~A~~1) is “BBB-” or higher, as determined by S&P, on such date, and (~~B~~2) is “Baa3” or higher, as determined by Moody’s, on such date, or (iiII) S&P and Moody’s have each confirmed in writing (which writing(s) shall be in form and substance reasonably satisfactory to the Administrative Agent) that (~~A~~1) the Credit Rating will be “BBB-” or higher, as determined by S&P, and (~~B~~2) the Credit Rating will be “Baa3” or higher, as determined by Moody’s, in each case of the foregoing clauses (~~c~~a)(~~ii~~iii)(~~A~~II)(1) and (~~c~~a)(~~i~~iiii)(~~B~~II)(2), after giving effect to the release of the Collateral in accordance with the terms of the ~~Security Agreement~~Collateral Documents and Section 10.10(c) ~~hereof.~~, and (b) the Borrower has delivered a certificate, duly executed by a Responsible Officer of the Borrower, (i) certifying as to the matters set forth in the foregoing clause (a) and (ii) electing to (A) effect the release of the Collateral in accordance with the terms of the Collateral Documents and Section 10.10(c) on such date, and (B) release from the Guaranty all Guarantors (other than the Parent Guarantor) on such date.

“Collateral Documents” means a collective reference to the Security Agreement, the Mortgages, and any other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.12, Section 7.13, Section 7.14 and Section 7.15, as applicable, as such Sections are in effect solely at all times during the CSAG Period.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender, the Term A Loan Commitment of such Lender, the Delayed Draw Term Loan Commitment of such Lender, and/or each Add-On Term Loan Commitment of such Lender.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §–1 et seq.).

“Compliance Certificate” means (a) a certificate substantially in the form of Exhibit 7.01(d), or (b) a Pro Forma Compliance Certificate, as applicable.

“Connection Income Taxes” means Other Connection Taxes that are imposed on, or measured by, net income (however denominated), or that are franchise Taxes or branch profits Taxes.

“Consolidated Amortization Expense” means, for any Test Period or other measurement period, the amortization expense of the Parent Guarantor and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus, to the extent not already included in such amortization expense, the amortization of certain intangibles that are recorded as contra-revenues, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” means, for any Test Period or other measurement period, the depreciation expense of the Parent Guarantor and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Secured Credit Facility Indebtedness” means, solely at all times during the CSAG Period, the aggregate principal amount of Indebtedness then outstanding under this Agreement, including, without limitation, all accrued and unpaid interest on the Loans and any other fees due hereunder, plus, to the extent not otherwise included therein, the L/C Obligations.

“Consolidated EBITDA” means, for any Test Period or other measurement period, Consolidated Net Income for such period, adjusted by:

(a)                adding thereto, in each case, solely to the extent deducted in determining such Consolidated Net Income (and without duplication):

(i)                        Consolidated Interest Expense for such period;

(ii)                        Consolidated Amortization Expense for such period;

(iii)                        Consolidated Depreciation Expense for such period;

(iv)                        Consolidated Tax Expense for such period;

(v)                        the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that is expected to be paid in cash in any future period, unless the Parent Guarantor determines to add back such charge, in which case, the cash amounts in respect of which such charge was made will be deducted from Consolidated EBITDA in the periods when paid) in such period;

(vi)                        any (A) expenses or charges related to any issuance of Equity Interests, any acquisition, investment, Asset Sale, or the incurrence or repayment of Indebtedness, including refinancing thereof (in each case, to the extent permitted hereunder and whether or not consummated), (B) unusual or non-recurring charges deducted in such period in computing Consolidated Net Income, and (C) restructuring and business optimization charges, accruals or reserves, including any system implementation costs, costs related to the closure, relocation, reconfiguration and/or consolidation of facilities, and costs to relocate employees, retention charges, severance, contract termination costs, transition and other duplicative running costs; provided, that, all amounts added back to “Consolidated EBITDA” pursuant to this clause (a)(vi) shall not exceed, (I) solely at all times during the FCR Period, together with all amounts added back to “Consolidated EBITDA” pursuant to clause (a)(vii) below, ~~Seventy-Five~~One-Hundred Million Dollars ($~~75,000,000~~100,000,000) during the FCR Period, and (II) solely at all times that are not during the FCR Period, Fifty Million Dollars ($50,000,000) per Fiscal Year;

(vii)                        “run-rate” cost savings in connection with a Permitted Acquisition, Investment permitted hereunder, Asset Sale permitted hereunder, or other cost-saving initiative projected by the Borrower in good faith to result from specified actions taken, committed to be taken, or expected in good faith to be taken, no later than twelve (12) months after the end of such Test Period or other measurement period, calculated on a Pro Forma Basis after giving effect thereto, net of the amount of actual benefits realized during such period from such actions; provided, that, (A) such cost savings are reasonably identifiable and factually supportable and certified by a Financial Officer of the Borrower (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, or expected to be taken, in each case, net of the amount of actual benefits realized during such period from such actions to the extent already included in Consolidated Net Income for such period), and (B) all amounts added back to “Consolidated EBITDA” pursuant to this clause (a)(vii) shall not exceed, (I) solely at all times during the FCR Period, together with all amounts added back to “Consolidated EBITDA” pursuant to clause (a)(vi) above, ~~Seventy-Five~~One-Hundred Million Dollars ($~~75,000,000~~100,000,000) during the FCR Period, and (II) solely at all times that are not during the FCR Period, Fifty Million Dollars ($50,000,000) during the term of this Agreement;

(viii)                        (A) solely with respect to the Fiscal Year ending December 31, 2018, all fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement, to the extent that such fees, costs and expenses are deducted in such period in computing Consolidated Net Income; and (B) all fees, costs and expenses incurred in connection with the transactions contemplated by the First Amendment, to the extent that such fees, costs and expenses are deducted in such period in computing Consolidated Net Income;

(ix)                        any non-cash impairment of goodwill, intangibles, or other Property in such period;

(x)                        non-cash compensation expenses, or other non-cash expenses or charges, arising from the sale of stock, the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements) in such period; and

(xi)                        forward loss charges ~~from a prior period~~ in accordance with GAAP, in an aggregate amount not to exceed Five-Hundred Million Dollars ($500,000,000) during the term of this Agreement; and

(b)                subtracting therefrom, in each case, solely to the extent added in determining such Consolidated Net Income (and without duplication):

(i)                        the aggregate amount of all non-cash items increasing Consolidated Net Income (other than (A) the accrual of revenue, reversal of deferred revenues or advance payments or recording of receivables in the ordinary course of business, and (B) the reversal of an accrual of a reserve referred to in the parenthetical to clause (a)(v) above) for such period; and

(ii)                        unusual and non-recurring gains included in calculating Consolidated Net Income for such period.

“Consolidated Indebtedness” means, at a particular date, the aggregate amount of all Indebtedness of the Parent Guarantor and its Subsidiaries, determined on a consolidated basis in accordance with GAAP at such date.

“Consolidated Interest Expense” means, for any Test Period or other measurement period, with respect to the Parent Guarantor and its Subsidiaries on a consolidated basis, the sum of:

(a)                gross interest expense for such period, including: (i) the amortization of debt discounts; (ii) the amortization of all fees (including fees with respect to Swap Contracts) payable in connection with the incurrence of Indebtedness to the extent included in interest expense; and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense; and

(b)                capitalized interest.

“Consolidated Net Income” means, for any Test Period or other measurement period, the net income or loss of the Parent Guarantor and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, provided, that, there shall be excluded therefrom, without duplication:

(i)                        the income or loss of any Person (other than consolidated Subsidiaries of the Parent Guarantor) in which any other Person (other than any Loan Party or Subsidiary) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to any Loan Party or Subsidiary by such Person during such period;

(ii)                        the cumulative effect of a change in accounting principles during such period;

(iii)                        any net after-tax income (loss) from discontinued operations, and any net after-tax gains or losses on disposal of discontinued operations; and

(iv)                        any (A) unusual and infrequent gain (or unusual and infrequent loss) realized during such period by any Loan Party or Subsidiary, or (B) gain (or loss) realized during such period by any Loan Party or Subsidiary upon an Asset Sale (other than Asset Sales in the ordinary course of business), in each case of the foregoing clauses (iv)(A) and (iv)(B), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by any Loan Party or Subsidiary during such period.

“Consolidated Tax Expense” means, for any Test Period or other measurement period, the tax expense of the Parent Guarantor and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, at any time, the total assets of the Parent Guarantor and its Subsidiaries determined in accordance with GAAP, as of the last day of the Fiscal Quarter most recently ended prior to the date of such determination for which financial statements have been (or are required to have been) delivered to the Administrative Agent pursuant to Section 7.01(a) or Section 7.01(b), in each case, calculated on a Pro Forma Basis.

“Control Agreement” means a control agreement among one (1) or more Loan Parties, a depository bank, a securities intermediary or a commodity intermediary, as the case may be, and the Collateral Agent, in form and substance reasonably acceptable to the Collateral Agent.

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement, in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer.

“Covered Party” has the meaning specified in Section 11.20.

“Credit Extension” means each of the following: (a) a Borrowing; and (b) an L/C Credit Extension.

“Credit Rating” means the senior unsecured rating, corporate family rating, or corporate credit rating (or substantially equivalent rating) of the Borrower provided by S&P and/or Moody’s, as applicable.

“CSAG Period” means the period from, and including, the First Amendment Effectiveness Date to, but excluding, the Collateral and Subsidiary Guaranty Release Date.

“DDTL Commitment Fee” has the meaning specified in Section 2.09(b).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default, or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means: (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate, plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans, plus (iii) two percent (2.00%) per annum, provided, that, with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus two percent (2.00%) per annum, in each case, to the fullest extent permitted by applicable Laws; and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate applicable to Letters of Credit, plus two percent (2.00%) per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all, or any portion, of its Loans within two (2) Business Days of the date on which such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower, in writing, that such failure is the result of such Lender’s determination that one (1) or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, any Swing Line Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, each L/C Issuer, or each Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) after the date of this Agreement, has, or has a direct or indirect parent company that has (other than via an Undisclosed Administration), (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or Property, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender, or any direct or indirect parent company thereof, by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States, or from the enforcement of judgments or writs of attachment on its Property, or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one (1) or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefore by the Administrative Agent in a written notice of such determination, which notice shall be delivered by the Administrative Agent to the Borrower, each L/C Issuer, each Swing Line Lender, and each other Lender promptly following such determination.

“Delayed Draw Term Loan” has the meaning specified in Section 2.01(c). As of the First Amendment Effectiveness Date, the aggregate outstanding amount of all Delayed Draw Term Loans was Two Hundred Forty-Three Million Seven Hundred Fifty Thousand Dollars ($243,750,000).

“Delayed Draw Term Loan Availability Period” means, with respect to the Delayed Draw Term Loan Commitments, the period from, and including, the Effectiveness Date to the earliest of: (a) January 12, 2019 (the “Initial DDTL Availability Expiration Date”), provided, that, (i) the Initial DDTL Availability Expiration Date may be extended once, upon written request from the Borrower to the Administrative Agent prior to the Initial DDTL Availability Expiration Date, from the Initial DDTL Availability Expiration Date to the date that is three (3) months after the Initial DDTL Availability Expiration Date (the “First Extended DDTL Availability Expiration Date”; and such three (3) month period, the “First Extension Period”), subject to the Borrower’s payment to the Delayed Draw Term Loan Lenders of a fee (to be allocated ratably in accordance with their respective Commitments thereunder) in an amount equal to two and one-half basis points (0.025%) of the undrawn Aggregate Delayed Draw Term Loan Commitments as of the Initial DDTL Availability Expiration Date, and (ii) the Initial DDTL Availability Expiration Date, as extended by the First Extended DDTL Availability Expiration Date, may be extended once, upon written request from the Borrower to the Administrative Agent prior to the First Extended DDTL Availability Expiration Date, from the First Extended DDTL Availability Expiration Date to the date that is three (3) months after the First Extended DDTL Availability Expiration Date (the “Second Extended DDTL Availability Expiration Date”; and such three (3) month period, the “Second Extension Period”), subject to the Borrower’s payment to the Delayed Draw Term Loan Lenders of a fee (to be allocated ratably in accordance with their respective Commitments thereunder) in an amount equal to two and one-half basis points (0.025%) of the undrawn Aggregate Delayed Draw Term Loan Commitments as of the First Extended DDTL Availability Expiration Date; (b) the date of termination of the Aggregate Delayed Draw Term Loan Commitments pursuant to Section 2.06; and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 9.02, Section 9.03 or Section 9.04, as applicable.

“Delayed Draw Term Loan Borrowing” means a Borrowing consisting of simultaneous Delayed Draw Term Loans of the same Type, and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by each of the Delayed Draw Term Loan Lenders pursuant to Section 2.01(c).

“Delayed Draw Term Loan Commitment” means, as to each Delayed Draw Term Loan Lender, its obligation to make its portion of each Delayed Draw Term Loan to the Borrower pursuant to Section 2.01(c), in the principal amount set forth opposite such Lender’s name on Schedule I or in the Assignment and Assumption pursuant to which such Delayed Draw Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the First Amendment Effectiveness Date, the aggregate amount of the Delayed Draw Term Loan Lenders’ Delayed Draw Term Loan Commitments available to be drawn was Zero Dollars ($0.00).

“Delayed Draw Term Loan Lender” means, at any time: (a) so long as any Delayed Draw Term Loan Commitment is in effect, any Lender that has a Delayed Draw Term Loan Commitment at such time; or (b) if the Delayed Draw Term Loan Commitments have terminated or expired, any Lender that has a Delayed Draw Term Loan.

“Designated Jurisdiction” means any country or territory, to the extent that such country or territory itself is the subject of any Sanction.

“Designated Transaction” means one (1) or more related Acquisitions and/or Investments, or a series of related Acquisitions and/or Investments consummated within a period of six (6) consecutive months, and designated by the Borrower in writing to the Administrative Agent, prior to the end of the Fiscal Quarter in which such related Acquisition and/or Investment, or such related series thereof, as applicable, is made, as a “Designated Transaction”, the total cash and non-cash consideration (including any assumption of Indebtedness, deferred purchase price, earn-out obligations and equity consideration) and/or contributed cash and Property for which shall exceed One-Hundred Fifty Million Dollars ($150,000,000).

“Discontinuance Event” means, with respect to any contract with a commercial or government (including defense) customer providing for Advance Payments, the occurrence of either (a) a termination of the program specified in such contract in respect of which such Advance Payments were made, or (b) a termination of such contract, in each case of the foregoing clauses (a) and (b), which results in a requirement under such contract for any Loan Party or Subsidiary to repay the outstanding balance of any Advance Payments received thereunder.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six (6) months following the Final Maturity Date, (b) is convertible into, or exchangeable (unless at the sole option of the issuer thereof) for, (i) debt securities, or (ii) any Equity Interests referred to in clause (a) above, in each case, at any time on or prior to the date that is six (6) months following the Final Maturity Date, or (c) contains any repurchase obligation (other than repurchase obligations with respect to the Parent Guarantor’s common Equity Interests issued to employees, officers and directors of the Loan Parties and Subsidiaries upon death, disability, retirement, severance or termination of employment or service) which may come into effect prior to payment in full of all Obligations (other than contingent indemnification obligations under the Loan Documents that are not then due or claimed); provided, that, any Equity Interests that would not constitute Disqualified Capital Stock, but for provisions thereof giving holders thereof (or the holders of any security into, or for which, such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or Asset Sale occurring prior to the date that is six (6) months following the Final Maturity Date, shall not constitute Disqualified Capital Stock, if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations (other than contingent indemnification obligations under the Loan Documents that are not then due or claimed).

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any state of the United States or the District of Columbia.

“EEA Financial Institution” means: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority, or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effectiveness Date” means July 12, 2018.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and Section 11.06(b)(v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any applicable Environmental Law.

“Environmental Laws” means all applicable Laws which: (a) regulate, or relate to, pollution or the protection, including, without limitation, any Remedial Action, of the environment or human health (to the extent relating to exposure to Hazardous Materials); (b) the use, generation, distribution, treatment, storage, transportation, handling, disposal or release of Hazardous Materials; (c) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (d) impose liability or provide for damages with respect to any of the foregoing, including the Federal Water Pollution Control Act (33 U.S.C. §–1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. §–6901 et seq.), Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§–201, 300f), Toxic Substances Control Act (15 U.S.C. §–2601 et seq.), Clean Air Act (42 U.S.C. §–7401 et seq.), and Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §–9601 et seq.), or any other similar applicable Law of similar effect, each as amended.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of Remedial Action, administrative oversight costs, fines, penalties or indemnities), of any Loan Parties or Subsidiaries, directly or indirectly resulting from, or based upon: (a) violation of any Environmental Law; (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials; (c) exposure to any Hazardous Materials; or (d) the Release, or threatened Release, of any Hazardous Materials.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into, or exchangeable for, shares of capital stock of (or other ownership or profit interests in) such Person, or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. Notwithstanding anything to the contrary in the foregoing and for the avoidance of doubt, “Equity Interests” shall not include any Permitted Convertible / Exchangeable Indebtedness, any Permitted Bond Hedge Transactions, or any Permitted Warrant Transactions.

“Equity Rights” means all securities convertible into, or exchangeable for, Equity Interests, and all warrants, options, and/or other rights to purchase, or subscribe for, any Equity Interests, whether or not presently convertible, exchangeable or exercisable, but excluding debt securities convertible into, or exchangeable ~~into any such equity~~for, Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code, for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer”, as defined in Section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, or the treatment of a Pension Plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan, or a plan in endangered or critical status within the meaning of Sections 430 and 432 of the Internal Revenue Code or Sections 303 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Base Rate” means:

(a)                for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations, as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”), at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first (1st) day of such Interest Period) with a term equivalent to such Interest Period; and

(b)                for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date, for Dollar deposits with a term of one (1) month commencing that day; provided, that: (i) (A) to the extent that a comparable or successor rate is approved by the Administrative Agent pursuant to Section 3.03, the approved rate shall be applied in a manner consistent with market practice, and (B) to the extent that such market practice referred to in clause (i)(A) of this proviso is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent; and (ii) (A) at any time that is prior to the termination of all Specified Swap Contracts, if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement~~.~~, and (B) at any time that is after the termination of all Specified Swap Contracts, if the Eurodollar Base Rate shall be less than three quarters of one percent (0.75%), such rate shall be deemed to be three quarters of one percent (0.75%) for purposes of this Agreement.

“Eurodollar Rate” means: (a) for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period, by (ii) one (1), minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period; and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Base Rate Loan for such day, by (ii) one (1), minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate” above.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five (5) decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan, and for each outstanding Base Rate Loan the interest on which is determined by reference to the Eurodollar Rate, in each case, shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Event of Termination” has the meaning specified in Section 9.01.

“Excluded Accounts” means: (a) (i) deposit and/or securities accounts of the Loan Parties used for payroll, (ii) accounts maintained in trust for the benefit of third parties and fiduciary purposes, (iii) escrow, defeasance, discharge and redemption accounts (including any relating to a satisfaction and discharge of Indebtedness), (iv) disbursement accounts as part of a zero balance system, (v) employee benefit accounts (including 401(k) accounts and pension fund accounts), and (vi) new market tax credit accounts, in each case of the foregoing clauses (a)(i) through (a)(v), so long as such account is used solely for such designated purpose; and (b) any deposit and/or securities account maintained in a jurisdiction outside of the United States.

“Excluded Property” means, solely at all times during the CSAG Period, with respect to any Loan Party:

(a)                any owned or leased Real Property with a fair market value (as reasonably determined by the Borrower in consultation with the Collateral Agent) of less than Ten Million Dollars ($10,000,000) as of the First Amendment Effectiveness Date, or, with respect to any Real Property acquired by any Loan Party after the First Amendment Effectiveness Date, at the time of such acquisition;

(b)                any owned or leased Real Property which is located in a jurisdiction outside of the United States;

(c)                any Principal Properties (whether owned or leased);

(d)                any Real Property that is or becomes subject to: (i) restrictions relating to a classified program; or (ii) contractual or governmental limitations on the grant of security (or for which the recording of a mortgage would trigger a purchase or other preferential right in favor of a third-party), it being understood and agreed that, as of the First Amendment Effectiveness Date, none of the Real Properties listed on Schedule 6.10–CSAG–RP is subject to any such restrictions or undertakings;

(e)                any intellectual property for which a perfected Lien thereon is not effected either by: (i) the filing of a UCC financing statement; or (ii) notice of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office;

(f)                 any personal Property (other than (i) personal Property described in clause (e) above, and (ii) personal Property consisting of deposit accounts, securities accounts and commodities accounts) for which the attachment or perfection of a Lien thereon is not governed by the UCC;

(g)                any personal Property which is located in a jurisdiction outside of the United States, including, without limitation, any intellectual property registered with, or pending before, any Governmental Authority or registrar of any jurisdiction outside of the United States;

(h)                the Equity Interests of any Foreign Subsidiary or FSHCO that is directly owned by such Loan Party, other than (i) sixty-five percent (65.0%) (or such lesser percentage as is owned by such Loan Party) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treasury Regulations Section 1.956–2(c)(2)), and (ii) one-hundred percent (100.0%) (or such lesser percentage as is owned by a Loan Party) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treasury Regulations Section 1.956–2(c)(2)), in each case of the foregoing clauses (h)(i) and (h)(ii), of each First-Tier Foreign Subsidiary (other than any Immaterial Foreign Subsidiary) that is directly owned by such Loan Party;

(i)                 the Equity Interests of any Subsidiary of such Loan Party solely to the extent that the pledge of such Equity Interests pursuant to the Collateral Documents would require the Parent Guarantor to file separate consolidated financial statements for such Subsidiary with the SEC (or other applicable federal Governmental Authority) pursuant to the S–X Filing Regulation (or other applicable federal Law) (including, for purposes of clarity and without limitation, the Equity Interests of the Borrower as of the First Amendment Effectiveness Date);

(j)                 the Equity Interests of any Subsidiary of such Loan Party, solely if, and to the extent that, such Subsidiary: (i) is a Restricted Subsidiary (as defined in the 2021 / 2023 / 2028 Notes Indenture as in effect on the First Amendment Effectiveness Date); (ii) is an Immaterial Foreign Subsidiary; (iii) is an FSHCO; (iv) is not a Wholly Owned Subsidiary of the Parent Guarantor, other than any Subsidiary that (A) is a Wholly Owned Subsidiary as of the time that such Subsidiary’s Equity Interests become subject to a security interest in favor of the Collateral Agent, and (B) subsequently becomes a non-Wholly Owned Subsidiary; (v) is a captive insurance company; (vi) is a special purpose entity; or (vii) is a not-for-profit entity;

(k)                any Property which is subject to a Capital Lease Obligation permitted hereunder, pursuant to documents which prohibit such Loan Party from granting Liens on such Property pursuant to the Collateral Documents;

(l)                 Excluded Accounts;

(m)              motor vehicles and other personal Property subject to certificates of title, solely if, and to the extent that, a Lien thereon cannot be perfected by the filing of a UCC financing statement;

(n)                letter of credit rights with an individual value of less than Ten Million Dollars ($10,000,000), solely if, and to the extent that, a Lien thereon cannot be perfected by the filing of a UCC financing statement;

(o)                commercial tort claims with an individual value of less than Ten Million Dollars ($10,000,000), solely if, and to the extent that, a Lien thereon cannot be perfected by the filing of a UCC financing statement;

(p)                any personal Property for which, solely if, and for so long as, a pledge thereof, or the granting of a security interest therein, (i) is prohibited by, or would violate, any applicable Laws, or would require the consent or approval of any Governmental Authority, or ~~other third party~~(ii) would require the consent or approval of a third party (other than a Governmental Authority), so long as such consent or approval right arises under an agreement in effect (A) on the Fourth Amendment Effectiveness Date, or (B) on the date on which such personal Property is acquired (other than any such agreement entered into, or right of consent or approval created, in contemplation of this Agreement in order that an asset would constitute “Excluded Property”), in each case, unless such prohibition or requirement would be rendered ineffective with respect to the creation of a security interest pursuant to Sections 9–406, 9–407 or 9–409 of the UCC; provided, that, such Property (or any portion thereof) shall cease to constitute “Excluded Property” at such time as such prohibition or requirement shall no longer be applicable;

(q)                margin stock;

(r)                 any lease, license or other agreements, or any Property subject to a purchase money security interest, Capital Lease or similar arrangements (in each case, to the extent permitted under the Loan Documents), solely if, and for so long as, a pledge thereof, or the granting of a security interest therein, would violate or invalidate such lease, license or agreement, purchase money, Capital Lease or similar arrangement, or create a right of termination in favor of any other party thereto (other than any Loan Party or Subsidiary) (other than any such agreement executed, arrangement entered into, or right of termination created, in contemplation of this Agreement in order that an asset would constitute “Excluded Property”), in each case, after giving effect to the applicable anti-assignment clauses of the UCC and applicable Laws, other than the proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable Laws notwithstanding such prohibition; provided, that, such Property (or any portion thereof) shall cease to constitute “Excluded Property” at such time as such prohibition or limitation shall no longer be applicable;

(s)                 any intent-to-use trademark or service mark application in the United States prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, solely to the extent, if any, that, and solely at all times during the period, if any, during which, the grant, attachment, or enforcement of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application, or any trademark or service mark issuing therefrom, in each case, under applicable federal Laws;

(t)                 any personal Property for which a pledge thereof, or the granting of a security interest therein, would result in material adverse tax consequences to the Parent Guarantor and its Subsidiaries, in each case, as reasonably determined in good faith by the Borrower in consultation with the Collateral Agent;

(u)                any personal Property for which the Collateral Agent and the Borrower have determined, in their reasonable judgment, that the cost or burden (including, without limitation, regulatory burdens) of creating or perfecting such pledges or security interests therein would be excessive in light of the benefits to be obtained therefrom by the Secured Parties; and

(v)                any Property to the extent the grant of a security interest therein would violate or be inconsistent with restrictions applicable under a classified program, any national security Law, policy, guideline or program or is otherwise not permitted by applicable Governmental Authorities or officials on the basis of national security policy or concerns;

provided, that, notwithstanding anything to the contrary in the foregoing, “Excluded Property” shall not include, and the Collateral shall include, and the security interest granted in the Collateral shall attach to: (A) all proceeds, substitutions or replacements of any such excluded items referred to in clauses (a) through (v) above, unless such proceeds, substitutions or replacements would constitute any of such excluded items; and (B) all rights to payment due, or to become due, under any such excluded items referred to in clauses (a) through (v) above, unless such rights to payment would constitute any of such excluded items referred to in clauses (a) through (v) above.

“Excluded Subsidiary” means: (a) any Immaterial Subsidiary; (b) any Subsidiary that is prohibited by applicable Law, or by any contractual obligation existing on the First Amendment Effectiveness Date or on the date on which any such Subsidiary is acquired (so long as, in respect of any such contractual prohibition, such prohibition is not incurred in contemplation of such Acquisition in order to avoid the requirement to provide a Guaranty pursuant to Article IV) from Guaranteeing the payment of the Obligations, or which would require the consent, approval, license, or authorization from any Governmental Authority to provide a Guaranty, unless such consent, approval, license or authorization has been obtained (it being understood and agreed that the Loan Parties shall use commercially reasonable efforts to obtain such consent, approval, license or authorization), or for which the provision of a Guaranty would reasonably be expected to result in material adverse tax consequences to the Parent Guarantor and its Subsidiaries, in each case, as reasonably determined in good faith by the Borrower in consultation with the Collateral Agent; (c) any Foreign Subsidiary; (d) any FSHCO; (e) any not-for-profit Subsidiary, captive insurance Subsidiary, or special purpose entity; (f) any Subsidiary that is not a Wholly Owned Subsidiary, other than any Subsidiary that (i) is a Wholly Owned Subsidiary as of the time that such Subsidiary becomes a Guarantor hereunder, and (ii) subsequently becomes a non-Wholly Owned Subsidiary; and (g) any Subsidiary for which the Collateral Agent and the Borrower have determined, in their reasonable judgment, that the cost or burden of providing such a Guarantee would be excessive in light of the benefits to be obtained therefrom by the Lenders. “Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all, or a portion, of the Guaranty of such Guarantor of such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act, or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of such Guarantor’s failure, for any reason, to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.08 and any and all Guarantees of such Guarantor’s Swap Obligations by the Borrower) at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one (1) Swap Contract, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on, or with respect to, any Recipient, or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to, or for the account of, such Lender with respect to an applicable interest in a Loan or Commitment, pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13), or (ii) such Lender changes its Lending Office, except, in each case of the foregoing clauses (b)(i) and (b)(ii), to the extent that, pursuant to Section 3.01(a)(ii) or Section 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto, or to such Lender immediately before it changed its Lending Office; (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e); and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 6, 2016 (as amended, amended and restated, modified, supplemented, increased or extended from time to time, including pursuant to that certain Amendment No. 1 to Credit Agreement, dated as of September 22, 2017), by and among the Borrower, the Parent Guarantor, the lenders party thereto, and Bank of America, as administrative agent.

“Existing Letters of Credit” means the letters of credit described by date of issuance, letter of credit number, undrawn amount, name of beneficiary, and date of expiry on Schedule 1.01(b).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any applicable intergovernmental agreements implementing any of the foregoing.

“FCR Period” means the period from, and including, the First Amendment Effectiveness Date to, but excluding, the Financial Covenant Reversion Date.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, that: (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent. If, at any time, the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letters” means, collectively, the Bank of America Fee Letter, the Mizuho Fee Letter, the Citibank Fee Letter, ~~and~~ the First Amendment Fee Letter, and the Fourth Amendment Fee Letter.

“Final Maturity Date” means, as of any date of determination, the later of: (a) the Revolving Loan Maturity Date; (b) the Term Loan Maturity Date; and (c) the then latest Add-On Term Loan Maturity Date.

“Financial Covenant Reversion Date” means the first (1st) day of the ~~second~~first (~~2nd~~1st) Fiscal Quarter of ~~2021~~2023.

“Financial Covenants” means, at any time, the applicable covenants and agreements of the Loan Parties set forth in Section 8.08 that are in effect at such time.

“Financial Officer” of any corporation, partnership, or other entity means the chief financial officer, the principal accounting officer, the treasurer, or the controller of such corporation, partnership or other entity.

“First Amendment” means that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of the First Amendment Effectiveness Date, by and among the Borrower, the Parent Guarantor, the Lenders party thereto, and the Administrative Agent.

“First Amendment Effectiveness Date” means February 24, 2020.

“First Amendment Fee Letter” means that certain fee letter, dated as of February 14, 2020, by and among the Borrower, the Parent Guarantor, BofA Securities, and the Administrative Agent (as amended by that certain Amendment to Fee Letter, dated as of February 24, 2020).

“First Extended DDTL Availability Expiration Date” has the meaning specified in the definition of “Delayed Draw Term Loan Availability Period” above.

“First Extension Period” has the meaning specified in the definition of “Delayed Draw Term Loan Availability Period” above.

“First Lien Leverage Ratio” means, solely at all times during the FCR Period, the ratio of: (a) all indebtedness of the Parent Guarantor and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP (including, without limitation, Indebtedness of the types described in clauses (a) and (b) of the definition of “Indebtedness” above, but excluding, for the avoidance of doubt, Indebtedness of the type described in clause (g) of the definition of “Indebtedness” above) that is secured by a first-priority Lien on any property of the Parent Guarantor or any of its Subsidiaries (including, without limitation, solely at all times during the CSAG Period, Consolidated Secured Credit Facility Indebtedness, but excluding any indebtedness secured by Liens incurred under Section 8.01(ee) to the extent that such Liens are in favor of a Governmental Authority; to (b) Consolidated EBITDA for the last ended Test Period. Notwithstanding anything to the contrary in the foregoing, in no event will obligations or liabilities in respect of any Equity Interests be included in any calculation of the First Lien Leverage Ratio.

“First-Tier Foreign Subsidiary” means any Foreign Subsidiary, all, or any portion, of the Equity Interests of which are owned or held directly by a Loan Party.

“Fiscal Month” means any fiscal month of the Borrower or the Parent Guarantor, as the context requires.

“Fiscal Quarter” means any fiscal quarter of the Borrower or the Parent Guarantor, as the context requires.

“Fiscal Year” means any fiscal year of the Borrower or the Parent Guarantor, as the context requires.

“Flood Hazard Property” shall have the meaning set forth in the definition of “Real Property Security Documents” below.

“Flood Insurance Laws” means, collectively: (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto; (b) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto; and (c) the Biggert–Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained, or contributed to, outside the United States by any Loan Party or Subsidiary primarily for the benefit of employees of any Loan Party or Subsidiary employed outside the United States.

“Foreign Subsidiary” means any Subsidiary that: (a) is not organized under the Laws of any state of the United States or of the District of Columbia; or (b) (i) is organized under the Laws of any state of the United States or of the District of Columbia, and (ii) is a direct or indirect subsidiary of a CFC.

“Fourth Amendment Effectiveness Date” means the earliest date on which all of the conditions precedent set forth in Section 2 of that certain Fourth Amendment to Second Amended and Restated Credit Agreement, dated as of April 13, 2020, by and among the Loan Parties, the Lenders party thereto, and the Administrative Agent are satisfied.

“Fourth Amendment Fee Letter” means that certain fee letter, dated as of April 13, 2020, by and among the Borrower, the Parent Guarantor, BofA Securities, and the Administrative Agent.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender: (a) with respect to each L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; and (b) with respect to each Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans, other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“FSHCO” means any Subsidiary that is organized under the Laws of any state of the United States or of the District of Columbia, substantially all of the Property of which consists of: (a) Equity Interests of one (1) or more CFCs; or (b) Indebtedness of such CFCs.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies, such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital, or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor, so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring, in any other manner, the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof, or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any Property of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made, or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Party Designation Notice” means a notice from any Lender, or an Affiliate of a Lender, substantially in the form of Exhibit 9.05.

“Guaranteed Swap Contract” means any Swap Contract by and between any Loan Party or Subsidiary and any Swap Bank. For the avoidance of doubt, a holder of Obligations in respect of Guaranteed Swap Contracts shall be subject to the last paragraph of Section 9.05 and Section 10.11.

“Guaranteed Treasury Management Agreement” means any Treasury Management Agreement by and between any Loan Party or Subsidiary and any Treasury Management Bank. For the avoidance of doubt, a holder of Obligations in respect of Guaranteed Treasury Management Agreements shall be subject to the last paragraph of Section 9.05 and to Section 10.11.

“Guarantor Joinder Agreement” means a joinder agreement, in substantially the form of Exhibit 7.12–CSAG, executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12.

“Guarantors” means, collectively: (a) the Parent Guarantor; (b) each Subsidiary of the Parent Guarantor indicated as a “Guarantor” on the signature pages to this Agreement; (c) each Subsidiary of the Parent Guarantor that is, or may from time to time become, party to this Agreement pursuant to the terms of Section 7.12; and (d) solely with regard to the Additional Obligations of each Subsidiary of the Parent Guarantor, the Borrower.

“Guaranty” means the guaranty made by each Guarantor (and, with respect to Additional Obligations (determined before giving effect to Section 4.01 and Section 4.08), the Borrower) in favor of the Administrative Agent, the Lenders, and the other Loan Document Secured Parties pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002, to the extent applicable to the relevant financial statements delivered under this Agreement or referred to herein.

“Immaterial Foreign Subsidiary” means a Foreign Subsidiary that contributes (together with its Subsidiaries on a consolidated basis) less than five percent (5.0%) of Consolidated EBITDA, and owns (together with its Subsidiaries) less than five percent (5.0%) of Consolidated Total Assets (determined upon the delivery of the most recently delivered financial statements pursuant to Section 7.01(a) or Section 7.01(b), as applicable, (a) for the last ended Test Period (with respect to Consolidated EBITDA), and (b) as of the date of such financial statements (with respect to Consolidated Total Assets), on a Pro Forma Basis); provided, that, if all of the Immaterial Foreign Subsidiaries that are First-Tier Foreign Subsidiaries contribute, in the aggregate, more than five percent (5.0%) of Consolidated EBITDA, or have, in the aggregate, more than five percent (5.0%) of Consolidated Total Assets, then the Borrower shall (in consultation with the Administrative Agent) designate one (1) or more of such First-Tier Foreign Subsidiaries to not be treated as an Immaterial Foreign Subsidiary for purposes of the Loan Documents, so that the aggregate thresholds set forth in this proviso are not exceeded, determined after giving effect to such designation.

“Immaterial Subsidiary” means a Subsidiary (other than a Loan Party or an Excluded Subsidiary described in clauses (b) through (g) of such definition) that contributes (together with its Subsidiaries on a consolidated basis) less than five percent (5.0%) of Consolidated EBITDA, or owns (together with its Subsidiaries) less than five percent (5.0%) of Consolidated Total Assets (determined upon the delivery of the most recently delivered financial statements pursuant to Section 7.01(a) or Section 7.01(b), as applicable, (a) for the last ended Test Period (with respect to Consolidated EBITDA), and (b) as of the date of such financial statements (with respect to Consolidated Total Assets), on a Pro Forma Basis); provided, that, if all Immaterial Subsidiaries contribute, in the aggregate, more than five percent (5.0%) of Consolidated EBITDA, or have, in the aggregate, more than five percent (5.0%) of Consolidated Total Assets, then the Borrower shall (in consultation with the Administrative Agent) designate one (1) or more of such Subsidiaries to not be treated as an Immaterial Subsidiary for purposes of the Loan Documents, so that the aggregate thresholds set forth in this proviso are not exceeded, determined after giving effect to such designation.

“Impending Acquisitions” means the Asco Acquisition and the Bombardier Acquisition, in each case, substantially on the terms disclosed to the Administrative Agent in writing prior to the First Amendment Effectiveness Date; provided, that, the aggregate cash consideration for each of the Asco Acquisition and the Bombardier Acquisition shall not exceed the aggregate consideration set forth in the applicable Acquisition Agreement without the prior consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Loan Party, any qualification or exception to such opinion or certification:

(a)                which is of a “going concern” or similar nature; or

(b)                which relates to the limited scope of examination of matters relevant to such financial statement.

“Increase Effective Date” has the meaning specified in Section 2.01(d)(i).

“Increase Joinder” has the meaning specified in Section 2.01(d)(i)(B).

“Incremental Funds Availability Period” means the period from, and including, the Effectiveness Date to, but excluding, the First Amendment Effectiveness Date, together with the period from, and including, the Collateral and Subsidiary Guaranty Release Date to, but excluding, the earlier of the Revolving Loan Maturity Date and the Term Loan Maturity Date.

“Incremental Funds Certain Provision” shall have the meaning set forth in Section 2.01(d)(ii).

“Indebtedness” of any Person means the sum of all indebtedness of such Person on a consolidated basis (without duplication) with respect to:

(a)                borrowed money or obligations represented by bonds, debentures, notes or other similar instruments;

(b)                the aggregate amount of Capital Lease Obligations; provided, that, to the extent such obligations are limited in recourse to the Property subject to such Capital Lease, such limited recourse obligations shall be included in Indebtedness only to the extent of the fair market value of such property;

(c)                the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such Person, prepared as of such date in accordance with GAAP, if such lease were accounted for as a Capital Lease;

(d)                the outstanding principal amount of any Securitization Transaction, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable discretion;

(e)                all obligations of others secured by any Lien on any Property of such Person, but, to the extent such Lien does not extend to any other Property of such Person and is otherwise non-recourse against such Person, limited to the lesser of: (i) the aggregate unpaid amount of such obligations; and (ii) the fair market value of such Property as reasonably determined by such Person;

(f)                 all indebtedness representing the deferred purchase price of Property or services, but excluding: (i) trade payables and accrued liabilities in the ordinary course of business; and (ii) any purchase price adjustment, contingent payment or deferred payment incurred in connection with an Acquisition or other Investment, so long as such obligation has not become a liability on the balance sheet of such Person in accordance with GAAP;

(g)                net obligations under Swap Contracts;

(h)                all obligations for the reimbursement of any obligor under letters of credit, bankers’ acceptances, and similar credit transactions; and

(i)                 Guarantees in respect of, or to assure an obligee against failure to make payment in respect of, liabilities, obligations or indebtedness of the kind described in clauses (a) through (h) above.

Notwithstanding anything to the contrary in the foregoing, in no event shall any of the following constitute Indebtedness: (i) obligations or liabilities in respect of any Equity Interests, any Permitted Bond Hedge Transactions, or any Permitted Warrant Transactions; (ii) any obligations in respect of Advance Payments, except following a Discontinuance Event with respect to the applicable contract, in which case, “Indebtedness” shall include an amount equal to the lesser of (A) the aggregate amount of Advance Payments made by the applicable customer under the applicable contract, less the sum of (I) the aggregate amount of Advance Payments under the applicable contract theretofore repaid to the applicable customer or otherwise satisfied or forgiven, plus (II) any Advance Payments that are not required to be repaid under the applicable contract as a result of such Discontinuance Event, and (B) the amount agreed in writing between the Parent Guarantor or the applicable Subsidiary, on one hand, and the applicable customer, on the other hand, in settlement of any repayment obligations owing to the applicable customer in respect of Advance Payments under the applicable contract as a result of such Discontinuance Event; (iii) obligations and/or liabilities under any Permitted Incentive Program, to the extent that such obligations and/or liabilities satisfy both of the following two (2) requirements, (A) such obligations and/or liabilities do not constitute indebtedness on the balance sheet of such Person in accordance with GAAP, and (B) such obligations and/or liabilities are not secured by a Lien on any Property of any Loan Party or Subsidiary (regardless of whether such obligations and/or liabilities constitute indebtedness on the balance sheet of such Person in accordance with GAAP); and (iv) obligations and/or liabilities under any Qualifying IRB Financing.

The amount of any net obligation owed by such Person under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means: (a) Taxes, other than Excluded Taxes, imposed on, or with respect to, any payment made by, or on account of, any obligation of any Loan Party under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Initial DDTL Availability Expiration Date” has the meaning specified in the definition of “Delayed Draw Term Loan Availability Period” above.

“Interest Coverage Ratio” means, as of any date, the ratio of: (a) Consolidated EBITDA for the last ended Test Period; to (b) Consolidated Interest Expense (excluding (i) non-cash interest expense relating to any Permitted Convertible / Exchangeable Indebtedness, and (ii) amounts paid in connection with any Permitted Bond Hedge Transactions using the proceeds from the issuance of the related Permitted Convertible / Exchangeable Indebtedness) for the last ended Test Period.

“Interest Payment Date” means: (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Loan Maturity Date, the Term Loan Maturity Date, or any applicable Add-On Term Loan Maturity Date, as the case may be, provided, that, if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Revolving Loan Maturity Date, the Term Loan Maturity Date, or any applicable Add-On Term Loan Maturity Date, as the case may be.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to, or continued as, a Eurodollar Rate Loan, and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve (12) months or less requested by the Borrower and consented to by all of the Lenders under such Eurodollar Rate Loan (in each case, subject to availability); provided, that:

(a)                any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case, such Interest Period shall end on the next preceding Business Day;

(b)                any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)                no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Loan Maturity Date;

(d)                no Interest Period with respect to the Term A Loan or any Delayed Draw Term Loan shall extend beyond the Term Loan Maturity Date; and

(e)                no Interest Period with respect to any Add-On Term Loan shall extend beyond the applicable Add-On Term Loan Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986 (as amended).

“Internal Revenue Service” means the United States Internal Revenue Service.

“Investment” has the meaning specified in Section 8.04.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary), or in favor of such L/C Issuer, and relating to any such Letter of Credit.

“Joint Venture” means a corporation, partnership, limited liability company, joint venture or other similar arrangement (whether created by contract or conducted through a separate legal entity) which is not a Subsidiary of any Loan Party or Subsidiary and which is formed by any Loan Party or Subsidiary with one (1) or more other Person in order to conduct a common venture or enterprise with such Persons.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case applicable or binding upon any Person or any of its Property, or to which such Person or any of its Property is subject.

“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof, or the increase of the amount thereof, as applicable.

“L/C Issuer” means, as the context may require: (a) Bank of America, in its capacity as an issuer of Letters of Credit hereunder and its successors in such capacity, as provided in Section 2.03(l); (b) Mizuho Bank, Ltd., in its capacity as an issuer of Letters of Credit hereunder and its successors in such capacity, as provided in Section 2.03(l); (c) Citibank, in its capacity as an issuer of Letters of Credit hereunder and its successors in such capacity, as provided in Section 2.03(l); (d) any other consenting Revolving Lender approved by the Administrative Agent and the Borrower, in its capacity as issuer of Letters of Credit issued by it hereunder and its successors in such capacity, as provided in Section 2.03(l) or Section 2.03(e) collectively, all of the foregoing. Each L/C Issuer may, in its discretion, arrange for one (1) or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case, the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if, on any date of determination, a Letter of Credit has expired by its terms, but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each Add-On Term Loan Lender, each Post-Increase Revolving Lender, and, as the context requires, each Swing Line Lender, in each case, together with their successors and permitted assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include the office of any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder, and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit, in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty (30) days prior to the Revolving Loan Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) the Aggregate Revolving Commitments as of such date, and (b) One-Hundred Million Dollars ($100,000,000); provided, that, with respect to (i) Bank of America, in its capacity as an L/C Issuer, the Letter of Credit Sublimit shall be $33,333,333.34, (ii) Mizuho Bank, Ltd., in its capacity as an L/C Issuer, the Letter of Credit Sublimit shall be $33,333,333.33, (iii) Citibank, in its capacity as an L/C Issuer, the Letter of Credit Sublimit shall be $33,333,333.33, and (iv) with respect to any other Lender serving as an L/C Issuer, the Letter of Credit Sublimit shall be such amount as agreed in writing among the Borrower, such Lender and the Administrative Agent. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Leverage Increase Period” has the meaning specified in Section 8.08(b).

“LIBOR” has the meaning specified in the definition of “Eurodollar Base Rate” above.

“LIBOR Rate” has the meaning specified in the definition of “Eurodollar Base Rate” above.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page that the Administrative Agent (in its reasonable discretion) designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(c).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definitions of Base Rate, Interest Period, Eurodollar Rate, Eurodollar Base Rate, timing and frequency of determining rates and making payments of interest, and other technical, administrative and/or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible, or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, as of any date of determination: (a) the aggregate amount of unrestricted and unencumbered (other than by Liens in favor of the Collateral Agent) cash or cash equivalents (measured at fair market value) of the Parent Guarantor and its Subsidiaries; plus (b) the aggregate amount actually available to be drawn, if any, by the Borrower under the Aggregate Revolving Commitments at such time; plus (c) the aggregate amount actually available to be drawn, if any, by the Borrower under the Aggregate Delayed Draw Term Loan Commitments (as defined in the Liquidity Bridge Credit Agreement) at such time.

“Liquidity Bridge Credit Agreement” means that certain Delayed Draw Term Loan Credit Agreement, dated as of the First Amendment Effectiveness Date, by and among the Borrower, the Guarantors, the lenders party thereto, and Bank of America, as administrative agent.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, a Swing Line Loan, a Term A Loan, a Delayed Draw Term Loan, or an Add-On Term Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Add-On Term Loan Lender Joinder Agreement (if any), any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14, each Fee Letter (but specifically excluding Guaranteed Treasury Management Agreements and Guaranteed Swap Contracts), and, solely at all times during the CSAG Period, each Collateral Document and each Guarantor Joinder Agreement (if any).

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to another Type, or (c) a continuation of Eurodollar Rate Loans, in each case, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Document Secured Parties” means, collectively, the Collateral Agent, the Administrative Agent, the Lenders, the Swap Banks, the Treasury Management Banks, and any other holders of the Secured Obligations pursuant to the terms of the Loan Documents.

“Loan Parties” means, collectively: (a) at all times during the term of this Agreement, (i) the Borrower, and (ii) the Parent Guarantor; and (b) solely at all times during the CSAG Period, any other Subsidiaries of the Parent Guarantor that are Guarantors at any time during the CSAG Period.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“MAE Reversion Date” means the earlier to occur of: (a) the 737 MAX Certification Date; and (b) June 30, 2021.

“Master Agreement” has the meaning specified in the definition of “Swap Contract” below.

“Material Adverse Effect” means a materially adverse effect on~~:~~ (a) the operations, business, assets, properties, liabilities, or financial condition of the Loan Parties and Subsidiaries, taken as a whole~~;~~, (b) the ability of the Loan Parties to perform their obligations under the Loan Documents~~;~~, (c) the rights and remedies of the Administrative Agent, the Collateral Agent or any Lender under any Loan Document~~;~~, or (d) legality, validity, binding effect, or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Indebtedness” means (i) any Indebtedness (other than the Loans and Letters of Credit), or (ii) obligations in respect of one (1) or more Swap Contracts, of any one (1) or more Loan Parties and Subsidiaries, individually or in an aggregate principal amount exceeding One-Hundred Million Dollars ($100,000,000).

“Maximum Rate” has the meaning specified in Section 11.09.

“Minimum Collateral Amount” means, at any time: (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to one hundred percent (100.0%) of the Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time; (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), Section 2.14(a)(ii) or Section 2.14(a)(iii), an amount equal to one hundred percent (100.0%) of the Outstanding Amount of all L/C Obligations; and (c) otherwise, an amount determined by the Administrative Agent and each applicable L/C Issuer in their sole discretion.

“Mizuho Fee Letter” means that certain Fee Letter, dated as of May 24, 2018, by and among the Borrower, the Parent Guarantor and Mizuho Bank, Ltd.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means each mortgage, deed of trust, deed to secure debt, assignment of leases and rents, leasehold mortgage, and other security documents that grant, or purport to grant, to the Collateral Agent, for the benefit of the Secured Parties, solely at all times during the CSAG Period, a Lien on any Mortgaged Property.

“Mortgaged Property” means each Real Property subject to a Mortgage pursuant to the terms of the Collateral Documents.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, or is obligated to make, contributions, or, during the preceding five (5) plan years, has made, or been obligated to make, contributions.

“Multiple Employer Plan” means a Plan which has two (2) or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two (2) of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Condemnation Proceeds” means an amount equal to: (a) any cash payments or proceeds received by a Loan Party, the Administrative Agent or the Collateral Agent as a result of any condemnation, or other taking or temporary or permanent requisition, of any Property of a Loan Party, any interest therein or right appurtenant thereto, or any change of grade affecting such Property, as the result of the exercise of any right of condemnation or eminent domain by a Governmental Authority (including a transfer to a Governmental Authority in lieu or anticipation of a condemnation); minus (b) (i) any actual costs incurred by a Loan Party in connection with any such condemnation or taking (including fees and expenses of counsel), and (ii) provisions for all taxes reasonably estimated to be payable as a result of such condemnation, without regard to the consolidated results of operations of the Loan Parties, taken as a whole, in each case, as reasonably determined in good faith by the Borrower.

“Net Insurance Proceeds” means an amount equal to: (a) any cash payments or proceeds received by a Loan Party, the Administrative Agent or the Collateral Agent under any casualty insurance policy in respect of a covered loss thereunder with respect to any Property (excluding amounts payable with respect to a business interruption policy or claim); minus (b) the sum of (i) any actual costs incurred by a Loan Party in connection with the adjustment or settlement of any claims of a Loan Party in respect thereof (including fees and expenses of counsel), plus (ii) provisions for all taxes reasonably estimated to be payable as a result of such event, without regard to the consolidated results of operations of Loan Parties, taken as a whole, in each case, as reasonably determined in good faith by the Borrower.

“Net Proceeds” means:

(a)                with respect to any sale of any Property by any Person, the aggregate consideration received by such Person from such sale, less the sum of (i) the actual amount of the fees and commissions payable by such Person, other than to any of its Affiliates, plus (ii) the costs and expenses (including any legal, financial advisory, consulting, accounting and other advisory expenses) directly related to such sale that are to be paid by such Person, other than to any of its Affiliates (including, without limitation, transfer, sale, use and other similar taxes payable in connection with such sale), plus (iii) taxes reasonably estimated to be payable by such Person as a result of such sale, plus (iv) any reasonable reserves, escrow obligations, holdbacks, or retained liabilities relating to such sale, plus (v) the amount of any Indebtedness (other than the Obligations) which is required to be repaid or prepaid by such Person as a result of such sale, plus (vi) any amount required by applicable Law to be paid upon receipt to a third party related to the transaction, in each case of the foregoing clauses (a)(i) through (a)(vi), as reasonably determined in good faith by the Borrower; and

(b)                with respect to any issuance or incurrence of any Indebtedness by any Person, the aggregate consideration received by such Person from such issuance or incurrence, less the sum of: (i) the actual amount of the fees and commissions payable by such Person, other than to any of its Affiliates; and (ii) the legal expenses, and the other costs and expenses, directly related to such issuance or incurrence that are to be paid by such Person, other than to any of its Affiliates.

“Net Recovery Event Proceeds” means, collectively, Net Condemnation Proceeds and/or Net Insurance Proceeds, as applicable.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that: (a) requires the approval of all Lenders, or all affected Lenders, in accordance with the terms of Section 11.01, or the Lenders holding Loans or Commitments of a particular Class as provided in clause (vii) of the final proviso to Section 11.01; and (b) has been approved by the Requisite Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Debt” means Indebtedness of a Person:

(a)                as to which no Loan Party: (i) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness); or (ii) is directly or indirectly liable (as a guarantor or otherwise); and

(b)                no default with respect to which (including any rights that the holders thereof may have to take enforcement action against the debtor thereof) would permit (upon notice, lapse of time, or both) any holder of any Indebtedness of any Loan Party to declare a default under such Indebtedness, or to cause the payment thereof to be accelerated or payable prior to its stated maturity.

“North Hangar Lease” means, collectively, the Building Lease, dated as of October 14, 2016, by and between Air Capital Flight Line, LLC, as landlord, and the Borrower, as tenant, as amended and supplemented from time to time (including any supplemental or similar leases with respect to related buildings or property).

“Note” or “Notes” means the Revolving Notes, the Swing Line Note, the Term A Notes, the Delayed Draw Term Loan Notes, and/or any Add-On Term Notes, individually or collectively, as appropriate.

“Notice of Prepayment and/or Reduction / Termination of Commitments” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.05(a) or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all: (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including, without limitation, those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Loan Party, or Affiliate thereof, of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; and (b) Additional Obligations. Notwithstanding anything to the contrary in the foregoing, the “Obligations” of any Guarantor shall ~~exclude~~not include any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Document” means: (a) with respect to each Person that is a corporation, its charter and its by-laws (or similar documents); (b) with respect to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents); (c) with respect to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents); (d) with respect to each Person that is a general partnership, its partnership agreement (or similar document); and (e) with respect to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means: (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof, after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date, after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent Guarantor” has the meaning specified in the introductory paragraph hereto.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained, or is contributed to, by the Borrower and any ERISA Affiliate, and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisition” means (A) any Impending Acquisition, and (B) any Acquisition, whether by purchase, merger, consolidation or otherwise, by any Loan Party or Subsidiary, of all, or substantially all, of the Property of, or all of the Equity Interests in, a Person, or a division, line of business, or other business unit of a Person, so long as, in each case of this clause (B):

(a)                the Board of Directors of such Person shall not have indicated publicly its opposition to the consummation of such Acquisition (which opposition has not been publicly withdrawn);

(b)                such Property is to be used in, or such Person so acquired is engaged in, as the case may be, a business of the type permitted under Section 8.03(c);

(c)                immediately after giving effect to such Acquisition: (i) all transactions related thereto are consummated, in all material respects, in accordance with applicable Laws; (ii) the Loan Parties are in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis, after giving effect to such Acquisition (and any related incurrence or repayment of Indebtedness), provided, that, in the case of an Acquisition that is subject to the Incremental Funds Certain Provision, the date of determination of such Financial Covenants on a Pro Forma Basis shall, at the option of the Borrower, be the date of execution of the applicable Acquisition Agreement, and such determination shall be made after giving effect to such Acquisition (and any other transactions to be entered into in connection therewith (including, without limitation, any incurrence of Indebtedness and the use of proceeds thereof)) on a Pro Forma Basis; (iii) any Indebtedness or any Preferred Stock that is incurred, acquired, or assumed in connection with such Acquisition shall be in compliance with Section 8.02; and (iv) no Specified Event of Default shall have occurred or be continuing; and

(d)                solely with respect to any such Acquisition that is consummated at any time after the First Amendment Effectiveness Date and prior to the earlier of (A) the Financial Covenant Reversion Date, and (B) the Collateral and Subsidiary Guaranty Release Date: (i) in the case of an Acquisition of Equity Interests, the Person acquired (if not an Excluded Subsidiary) shall become a Guarantor to the extent required under Section 7.12 and grant Liens to the extent required under Section 7.13, or be merged into a Loan Party; (ii) no Event of Default shall have occurred or be continuing; (iii) at least five (5) Business Days prior to the date of the consummation of such Acquisition (or such later date as the Administrative Agent may agree in its sole discretion), the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate duly executed by a Financial Officer of the Borrower, certifying, and demonstrating with reasonably detailed calculations attached thereto, compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis, as described in clause (c)(ii) above; and (iv) the Administrative Agent shall have provided express written consent to such Acquisition, in writing, prior to the date of the consummation of such Acquisition.

“Permitted Bond Hedge Transactions” means any call, or capped call, option (or economically equivalent swap or other derivative transaction) relating to the common stock of the Parent Guarantor (or other securities and/or property of the Parent Guarantor that the applicable Permitted Convertible / Exchangeable Indebtedness is convertible or exchangeable into, in accordance with the terms thereof) purchased by the Borrower or the Parent Guarantor in connection with the issuance of any Permitted Convertible / Exchangeable Indebtedness; provided, that, the purchase price for such Permitted Bond Hedge Transactions, less the proceeds received by the Parent Guarantor from the sale of any related Permitted Warrant Transactions, does not exceed the Net Proceeds received by the Borrower or the Parent Guarantor, as the case may be, from the issuance of such Permitted Convertible / Exchangeable Indebtedness in connection with such Permitted Bond Hedge Transactions.

“Permitted Convertible / Exchangeable Indebtedness” means, collectively: (a) any Indebtedness of the Borrower or the Parent Guarantor that is convertible into, or exchangeable for, common stock in the Parent Guarantor (or other securities and/or property that such Indebtedness is convertible or exchangeable into in accordance with the terms thereof), cash (such amount of cash determined by reference to the price of such common stock, or such other securities and/or property), or any combination of any of the foregoing, and cash in lieu of fractional shares of common stock; and (b) the Guarantee of any of the Indebtedness described in the foregoing clause (a) by the Parent Guarantor or the Borrower, as the case may be.

“Permitted Incentive Programs” means any incentive, employment, development or other similar programs or agreements with any governmental, quasi-governmental, economic development authority, non-profit or similar entity or an affiliated organization, including, without limitation: (a) any Permitted State Bond Financing; (b) industrial revenue bonds; (c) new market tax credits; (d) research and development arrangements; and (e) other similar arrangements.

“Permitted Investments” means:

(a)                Dollars (including such Dollars as are held as overnight bank deposits and demand deposits with banks);

(b)                marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case, maturing within one (1) year from the date of acquisition thereof;

(c)                marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state, or any public instrumentality thereof, maturing within one (1) year from the date of acquisition thereof, and, at the time of acquisition, having a rating of at least “A–2” from S&P or at least “P–2” of Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two (2) named rating agencies cease publishing;

(d)                commercial paper maturing no more than one (1) year from the date of creation thereof, and, at the time of acquisition, having a rating of at least “A–2” from S&P or at least “P–2” from Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two (2) named rating agencies cease publishing;

(e)                time deposits, demand deposits, certificates of deposit, Eurodollar time deposits, time deposit accounts, term deposit accounts, or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the Laws of the United States, or any state thereof, or the District of Columbia, or any U.S. branch of a foreign bank having, at the date of acquisition thereof, combined capital and surplus of not less than Five-Hundred Million Dollars ($500,000,000);

(f)                 repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (a) above, entered into with any bank meeting the qualifications specified in clause (e) above;

(g)                investments in money market funds which invest all, or substantially all, of their assets in securities of the types described in clauses (a) through (f) above; and

(h)                in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in clauses (a) through (f) above, which may include investments in the relevant foreign currency.

“Permitted Lien Renewals” means any replacement, extension or renewal of any Lien permitted hereunder, provided, that: (a) such replacement, extension or renewal Lien shall not cover any Property other than the Property that was subject to such Lien prior to such replacement, extension or renewal (other than (i) after-acquired Property that is affixed or incorporated into the Property covered by such Liens, and (ii) proceeds and products thereof); and (b) any Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement.

“Permitted Liens” has the meaning specified in Section 8.01.

“Permitted Refinancing” means, with respect to any Indebtedness, any refinancing thereof, provided, that: (a) no Event of Default shall have occurred and be continuing or would arise therefrom; (b) any such refinancing Indebtedness shall (i) not have a stated maturity or Weighted Average Life to Maturity that is shorter than the Indebtedness being refinanced, (ii) if the Indebtedness being refinanced is expressly subordinated to the Obligations, be subordinated to the Obligations on the same or similar terms as the Indebtedness being refinanced, ~~and~~ (iii) if the Indebtedness being refinanced is secured by a Lien on any Collateral that is junior to the Lien of the Secured Parties, be secured by a Lien on such Collateral that is junior to the Lien of the Secured Parties on terms that are substantially the same or similar to those applicable to the Indebtedness being refinanced (or terms that are otherwise reasonably acceptable to the Administrative Agent), or be unsecured, and (iv) with respect to the amount of Indebtedness being incurred as a Permitted Refinancing, be in an aggregate principal amount that does not exceed the principal amount so refinanced, plus all accrued and unpaid interest thereon, plus the stated amount of any premium and other payments required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness being refinanced, plus, in any such case, the amount of reasonable expenses of the Loan Parties and Subsidiaries incurred in connection with such refinancing; and (c) the sole obligors and/or guarantors on such refinancing Indebtedness shall not include any Person other than the obligors and/or guarantors on such Indebtedness being refinanced and the Loan Parties hereunder.

“Permitted State Bond Financing” means bond financings entered into for the purpose of obtaining a credit against state or local payroll taxes paid with respect to wages of employees of the Loan Parties or Subsidiaries (including any such financings entered into with the State of Kansas).

“Permitted Warrant Transactions” means any call option, warrant, or right to purchase (or economically equivalent swap or other derivative transaction) relating to the common stock in the Parent Guarantor (or other securities and/or property of the Parent Guarantor that the applicable Permitted Convertible / Exchangeable Indebtedness is convertible or exchangeable into, in accordance with the terms thereof) sold or issued by the Parent Guarantor substantially concurrently with any purchase by the Borrower of related Permitted Bond Hedge Transactions, and the performance by the Parent Guarantor of its obligations thereunder.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or Subsidiary, or any such Plan to which any Loan Party or Subsidiary is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in the last paragraph of Section 7.01.

“Post-Increase Revolving Lenders” has the meaning specified in Section 2.01(d)(i)(C).

“Preferred Stock” means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person, whether or not outstanding or issued on the Effectiveness Date or the First Amendment Effectiveness Date.

“Pre-Increase Revolving Lenders” has the meaning specified in Section 2.01(d)(i)(C).

“Principal Property” shall have the meaning specified in the 2021 / 2023 / 2028 Notes Indenture (as in effect on the First Amendment Effectiveness Date).

“Priority Debt” means, as of any date of determination, the sum (without duplication) of: (a) the aggregate principal amount outstanding of all unsecured Indebtedness of Subsidiaries (other than any unsecured Indebtedness of any Subsidiary owing to any Loan Party or Wholly Owned Subsidiary); plus (b) the aggregate principal amount outstanding of secured Indebtedness of any Loan Party or Subsidiary (other than (i) any secured Indebtedness of (A) any Subsidiary of the Borrower owing to a Loan Party or Wholly Owned Subsidiary, (B) the Parent Guarantor owing to another Loan Party, or (C) a Loan Party other than the Parent Guarantor owing to the Parent Guarantor, and (ii) any Indebtedness secured by a Lien permitted under Section 8.01, other than clause (v) (solely with respect to Securitization Transactions) and clause (ee) thereof).

“Pro Forma Basis” means, for purposes of calculating any applicable Financial Covenants in effect or other covenant or provision hereunder, that any (a) Asset Sale (or series of related Asset Sales) that yields gross proceeds to the Loan Parties or Subsidiaries in excess of Five Million Dollars ($5,000,000), (b) Acquisition or similar Investment (or series of related Acquisitions or similar Investments) that involves the payment of consideration by any Loan Party or Subsidiary in excess of Five Million Dollars ($5,000,000), (c) Restricted Payment, (d) incurrence, prepayment, cancellation, termination, repurchase or repayment of Indebtedness (or any amendment, modification or amendment and restatement thereof), or (e) “run-rate” cost savings, as described in clause (a)(vii) of the definition of “Consolidated EBITDA” above, in each case of the foregoing clauses (a) through (e), shall be deemed to have occurred as of the first (1st) day of the last ended Test Period preceding the date of such transaction for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or Section 7.01(b). In connection with the foregoing: (i) (A) with respect to any Asset Sale, income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction, and (B) with respect to any Acquisition or similar Investment, income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations, to the extent such items are not otherwise included in such income statement items for the Parent Guarantor and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01; and (ii) any Indebtedness incurred or assumed by any Loan Party or Subsidiary (including the Person or Property acquired) in connection with such transaction (A) shall be deemed to have been incurred as of the first (1st) day of the applicable period, and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition of “Pro Forma Basis”, determined by utilizing the rate which is, or would be, in effect with respect to such Indebtedness as at the relevant date of determination.

For purposes of determining compliance on a Pro Forma Basis with any Financial Covenant in effect as of any date that is prior to the first (1st) date on which such Financial Covenant is to be tested hereunder, the level of any such Financial Covenant shall be deemed to be the covenant level for such first (1st) test date.

Notwithstanding anything to the contrary in the foregoing or in Section 1.02, (I) Consolidated EBITDA attributable to the businesses acquired in the Impending Acquisitions, and (II) Consolidated Interest Expense relating to Indebtedness acquired or assumed in connection with the Impending Acquisitions, in each case with respect to the immediately foregoing clauses (I) and (II), occurring prior to consummation of each respective Impending Acquisition, shall not be taken into account on a Pro Forma Basis for purposes of calculating compliance with any applicable Financial Covenants in effect or any other covenant or provision hereunder.

“Pro Forma Compliance Certificate” means a certificate of a Financial Officer of the Borrower or the Parent Guarantor, as applicable, demonstrating compliance with each of the applicable Financial Covenants in effect, at the time of delivery of such certificate to the Administrative Agent, on a Pro Forma Basis, after giving effect to the applicable transaction, recomputed as of the last day of the last ended Test Period, and attaching reasonably detailed calculations demonstrating such compliance.

“Projections” has the meaning specified in Section 6.15.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in the last paragraph of Section 7.01.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. §–5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.20.

“Qualified ECP Guarantor” means, at any time, each Loan Party that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying IRB Financing” means: (a) those certain bond financings entered into with the City of Wichita, Kansas in effect on the Effectiveness Date, and refinancings, replacements or extensions thereof satisfying the conditions of clauses (b)(i) through (b)(iv) immediately below; and (b) other bond financings entered into from time to time, provided, that, in each case of this clause (b), (i) such bonds are entered into for the sole purpose of abating personal, sales or real property taxes of the Loan Parties and their Subsidiaries, (ii) such bonds are issued pursuant to state Law, (iii) such bonds are purchased by the Loan Parties or Subsidiaries pursuant to a bond purchase agreement, (iv) the Loan Parties or Subsidiaries maintain ownership of such bonds, (v) there are no Liens on the Property of any Loan Party or Subsidiary in respect of obligations under, or in connection with, such bonds, or any related guaranty or lease obligations (except to the extent that the terms of the bond financing, including the lease arrangements, are deemed to result in a Lien in favor of the bond trustee (for itself, or on behalf of any Loan Party or Subsidiary as holder of the bonds) or any Governmental Authority on the Property that is the subject of the transaction), (vi) such bonds do not require cash payments by any Loan Party or Subsidiary (after giving effect to the rights of setoff and netting provided for in such bonds), and (vii) the Parent Guarantor is entitled under GAAP to offset any indebtedness relating to the obligations with related Property in the same amount, and the effect of such netting is that the obligations are not reflected as “debt” on the face of the Parent Guarantor’s consolidated balance sheet.

“Real Property” means all right, title and interest of any Loan Party or Subsidiary in and to any and all parcels of, or interests in, real property owned, leased, licensed or operated (including, without limitation, any leasehold estate) by any Loan Party or Subsidiary, together with, in each case, all improvements and appurtenant fixtures.

“Real Property Agreements” means any and all leases, subleases, license agreements, tenancy agreements, option agreements, rights of first refusal, parking agreements, restrictive covenants, easement agreements, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements, and any other agreements (including, without limitation, all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record, and whether now in existence or hereafter entered into, affecting the ownership, operation, use or occupancy of all, or any portion, of any Real Property.

“Real Property Security Documents” means, with respect to the fee or leasehold interest of any Loan Party in any Real Property (other than any Excluded Property):

(a)                a fully executed and notarized Mortgage encumbering the fee or leasehold interest of such Loan Party in such Real Property;

(b)               if requested by the Collateral Agent, but only to the extent necessary to obtain customary “same as survey” endorsements (or survey endorsements based upon a ZipMap) to the ALTA mortgagee title insurance policies referred to in clause (c) of this definition of “Real Property Security Documents”, and to delete any standard printed survey (or ZipMap) exceptions contained in such title insurance policies, either: (i) maps or plats of an as-built survey of the sites of such Real Property certified to each of the Collateral Agent and the title insurance company issuing the title insurance policies referred to in clause (c) of this definition of “Real Property Security Documents”, in a manner satisfactory to each of the Collateral Agent and such title insurance company, dated as of a date satisfactory to each of the Collateral Agent and such title insurance company, by an independent professional licensed land surveyor, which maps or plats, and the surveys on which they are based, shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors in 2016 with items 2, 3, 4, 6(a), 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 13, 14, 16, 17, and 19 on Table A thereof completed; or (ii) if acceptable to such title insurance company, so-called ZipMaps certified to each of the Collateral Agent and such title insurance company, in form and substance reasonably acceptable to the Collateral Agent and such title insurance company;

(c)               ALTA mortgagee title insurance policies, issued by a title insurance company acceptable to the Collateral Agent, with respect to such Real Property, assuring the Collateral Agent that the Mortgage covering such Real Property creates a valid and enforceable, first priority mortgage lien on such Real Property, free and clear of all Liens except Permitted Liens, which title insurance policies shall: (i) otherwise be in form and substance reasonably satisfactory to the Collateral Agent; and (ii) include such endorsements as are reasonably requested by the Collateral Agent and which are available at commercially reasonable rates in the jurisdiction where such Real Property is located;

(d)              evidence as to (i) whether such Real Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”), including, without limitation, life-of-loan flood hazard determinations, and (ii) if such Real Property is a Flood Hazard Property, (A) whether the community in which such Real Property is located is participating in the National Flood Insurance Program, (B) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Collateral Agent as to (I)  the fact that such Real Property is a Flood Hazard Property, and (II)  whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (C) copies of insurance policies or certificates of insurance of the Loan Parties evidencing flood insurance on such Real Property, and improvements thereto and contents thereof, on such terms and in such amounts as required by Flood Insurance Laws, and as otherwise reasonably required by the Collateral Agent in order to comply with Flood Insurance Laws as interpreted by the Collateral Agent in its reasonable discretion, and naming the Collateral Agent and its successors and/or assigns as sole loss payee on behalf of the Secured Parties;

(e)               customary legal opinions of local counsel to the Loan Party granting the Mortgage on such Real Property in the jurisdiction where such Real Property is located, addressed to the Collateral Agent and the Secured Parties, in form and substance reasonably acceptable to the Collateral Agent;

(f)                with respect to any Real Property leased by the Loan Parties as of the First Amendment Effectiveness Date: (i) such estoppel letters, consents and waivers from the landlords of such Real Property as may be obtained by the Loan Parties after using, and causing their Subsidiaries to use, commercially reasonable efforts, as required by the Collateral Agent, which estoppel letters, to the extent obtained, shall be in the form and substance satisfactory to the Collateral Agent; and (ii) to the extent permitted by the applicable lease (after using commercially reasonable efforts as required by this Agreement), evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease, in form and substance satisfactory to the Collateral Agent, has been, or will be, recorded in all places to the extent necessary, in the reasonable judgment of the Collateral Agent, so as to enable the Mortgage encumbering such leasehold interest to effectively create a valid and enforceable, first priority Lien (subject to Permitted Liens) on such leasehold interest in favor of the Collateral Agent for the benefit of the Secured Parties; and

(g)               with respect to any Real Property subject to a Mortgage, evidence reasonably satisfactory to the Collateral Agent that all filing fees and all Taxes due and payable in connection with such Mortgage have been paid in full.

“Recipient” means the Administrative Agent, the Collateral Agent, any Lender, any L/C Issuer, or any other recipient of any payment to be made by, or on account of, any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 11.06(c).

“Regulation T” means Regulation T of the FRB, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the FRB, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the FRB, as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Date” has the meaning specified in Section 2.03(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, for the purpose of recommending a benchmark rate to replace LIBOR in loan and credit agreements similar to this Agreement.

“Relevant Sale” has the meaning specified in Section 2.05(b)(ii).

“Remedial Action” means: (a) “remedial action”, as such term is defined in CERCLA, 42 U.S.C. §–9601(24); and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or otherwise take corrective action to address any Hazardous Material in the Environment, (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger, or threaten to endanger, public health, welfare or the Environment, or (iii) perform studies and investigations in connection with, or as a precondition to, clauses (b)(i) or (b)(ii) above.

“Removal Effective Date” has the meaning specified in Section 10.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means: (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice; (b) with respect to an L/C Credit Extension, a Letter of Credit Application; and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Requisite DDTL Lenders” has the meaning specified in Section 11.01(a)(viii).

“Requisite Lenders” means, at any time, Lenders having more than fifty percent (50.0%) of the sum of: (a) the aggregate amount of the Revolving Commitments, or, after the Revolving Loan Maturity Date or the date that the Revolving Commitments have otherwise terminated pursuant to the terms of this Agreement, the Revolving Credit Exposure; (b) the aggregate Outstanding Amount of all Term A Loans and Add-On Term Loans; and (c) the unused amount of the Aggregate Delayed Draw Term Loan Commitments that are undrawn, plus the aggregate Outstanding Amount of all Delayed Draw Term Loans. The unfunded Commitments of, and the outstanding Loans, held, or deemed held, by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Requisite Revolving Lenders” has the meaning specified in Section 11.01(a)(vii).

“Resignation Effective Date” has the meaning specified in Section 10.06(a).

“Resolution Authority” means an EEA Resolution Authority, or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person means: (i) any executive officer or Financial Officer of such person, and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement; (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary, or any assistant secretary, of a Loan Party; and (iii) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party, so designated by any of the foregoing officers in a notice to the Administrative Agent, or any other officer or employee of the applicable Loan Party designated in, or pursuant to, an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and, to the extent requested by the Administrative Agent, appropriate authorization documentation, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means: (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests or Equity Rights in any Loan Party or Subsidiary~~, or~~; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests or Equity Rights in any Loan Party or Subsidiary~~.~~, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person(s) thereof) (other than, in each case, with respect to any Permitted Convertible / Exchangeable Indebtedness, any Permitted Bond Hedge Transactions, and any Permitted Warrant Transactions); (c) any payment in cash to holders upon conversion or exchange of any Permitted Convertible / Exchangeable Indebtedness in excess of the original principal (or notional) amount thereof, and interest thereon, made at the option of the Borrower or the Parent Guarantor instead of the delivery of Equity Interests or other securities or property deliverable thereunder; and (d) any cash payment made in connection with the settlement of a Permitted Warrant Transaction solely to the extent that the Parent Guarantor has the option of satisfying such payment obligation through the issuance of shares of common stock.

“Revolving Availability Period” means, with respect to the Revolving Commitments, the period from, and including, the Effectiveness Date to, but excluding, the earliest of: (a) the Revolving Loan Maturity Date; (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06; and (c) the date of termination of the commitment of each Lender to make Loans, and of the obligation of each L/C Issuer to make L/C Credit Extensions, pursuant to Section 9.02, Section 9.03 or Section 9.04, as applicable.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in each case of the foregoing clauses (a) through (c), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, or in the Increase Joinder pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Commitment Fee” has the meaning specified in Section 2.09(a).

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans, and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or an outstanding Revolving Loan, in its capacity as such.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Loan Maturity Date” means July 12, 2023.

“Revolving Note” has the meaning specified in Section 2.11(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“S-X Filing Regulation” means 17 C.F.R. §–210.3-16, as from time to time in effect, or any successor or replacement provision, and all official rulings or interpretations thereunder or thereof.

“Sale and Leaseback Transaction” has the meaning specified in Section 8.13.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant applicable sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Extended DDTL Availability Expiration Date” has the meaning specified in the definition of “Delayed Draw Term Loan Availability Period” above.

“Second Extension Period” has the meaning specified in the definition of “Delayed Draw Term Loan Availability Period” above.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Loan Document Secured Parties and the 2026 Noteholders.

“Securitization Transaction” means, with respect to any Person, any financing transaction, or series of financing transactions (including factoring arrangements), pursuant to which such Person, or any Subsidiary thereof, may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment and related assets, in each case, to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means that certain pledge and security agreement, dated as of the First Amendment Effectiveness Date, executed in favor of the Collateral Agent, for the benefit of the Secured Parties, by the Parent Guarantor, the Borrower, and Spirit AeroSystems North Carolina, Inc., a North Carolina corporation.

~~“Senior Secured Leverage Ratio” means, solely at all times during the FCR Period, the ratio of: (a) all indebtedness of the Parent Guarantor and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP (including, without limitation, Indebtedness of the types described in clauses (a) and (b) of the definition of “Indebtedness” above, but excluding, for the avoidance of doubt, Indebtedness of the type described in clause (g) of the definition of “Indebtedness” above) that is secured by a Lien (including, without limitation, solely at all times during the CSAG Period, Consolidated Secured Credit Facility Indebtedness); to (b) Consolidated EBITDA for the last ended Test Period. Notwithstanding anything to the contrary in the foregoing, in no event will obligations or liabilities in respect of any Equity Interests be included in any calculation of the Senior Secured Leverage Ratio.~~

“Significant Subsidiary” means: (a) any Subsidiary of the Parent Guarantor (other than the Borrower) that would be a “significant subsidiary” as defined in Article 1, Rule 1–02 of Regulation S–X, promulgated pursuant to the Securities Act of 1933 (as amended), as such Regulation is in effect on the Effectiveness Date; and (b) any Subsidiary of the Parent Guarantor (other than the Borrower) which, when aggregated with all other Subsidiaries of the Parent Guarantor (other than the Borrower) that are not otherwise Significant Subsidiaries and as to which any event described in Section 9.01(i) has occurred and is continuing, would constitute a Significant Subsidiary under clause (a) above.

“SOFR” means, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source), and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means: (a) SOFR; or (b) Term SOFR.

“Specified Customer Loans and Advances” means, solely at all times during the CSAG Period, collectively: (a) those certain loans and/or advances from customers listed on Schedule 8.02–CSAG in an aggregate amount outstanding as of the First Amendment Effectiveness Date equal to Ten Million Dollars ($10,000,000); and (b) any Indebtedness incurred pursuant to Section 8.02(b)(xxii).

“Specified Event of Default” means an Event of Default arising under Section 9.01(a) or Section 9.01(i).

“Specified Loan Party” has the meaning specified in Section 4.08.

“Specified Representations” means the representations of the Loan Parties contained in Section 6.01, the lead-in to Section 6.02 (that is, execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party, the borrowing of the Add-On Term Loans, and the use of the proceeds thereof are within each Loan Party’s corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership or comparable and, if required, stockholder action, as the case may be), Section 6.02(a) and Section 6.02(b), Section 6.03 (with respect to the Investment Company Act only), Section 6.04, Section 6.08 (insofar as it relates to the execution, delivery and performance of the Loan Documents), Section 6.14, Section 6.17 and Section 6.19.

“Specified Swap Contract” means any Swap Contract in favor of any Loan Party that is in existence on the Fourth Amendment Effectiveness Date.

“Subsidiary” means, with respect to any Person, (a) any corporation of which more than fifty percent (50.0%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is, at the time, directly or indirectly, owned by such Person, by such Person and one (1) or more other Subsidiaries of such Person, or by one (1) or more other Subsidiaries of such Person, (b) any partnership of which more than fifty percent (50.0%) of the outstanding Equity Interests having the power to act as a general partner of such partnership (irrespective of whether at the time any Equity Interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are, at the time, directly or indirectly, owned by such Person, by such Person and one (1) or more other Subsidiaries of such Person, or by one (1) or more other Subsidiaries of such Person, or (c) any limited liability company, association, joint venture or other entity in which such Person, and/or one (1) or more Subsidiaries of such Person, have more than a fifty percent (50.0%) Equity Interest at the time; provided, that, so long as (i) it is managed as a tenancy-in-common, (ii) it is engaged solely in the purchase of natural gas on behalf of the Borrower and the other partners and activities incidental thereto, and (iii) it does not amend its Organizational Documents in a manner materially adverse to the Administrative Agent, the Collateral Agent or the Lenders, Kansas Industrial Energy Supply Company shall be deemed not to be a Subsidiary of any Loan Party for purposes of Article VI, Article VII (other than Section 7.01) and Article VIII. Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of the Parent Guarantor or another Loan Party, as applicable.

“Supported QFC” has the meaning specified in Section 11.20.

“Swap Bank” means (a) any Person that is a Lender, or an Affiliate of a Lender, at the time that it becomes a party to a Swap Contract with any Loan Party or Subsidiary, and (b) any Person that, at the time it (or its Affiliate) becomes a Lender, is party to a Swap Contract with any Loan Party or Subsidiary in existence as of such date (even if such Person (or its Affiliate) ceases to be a Lender); provided, that, in the case of a Guaranteed Swap Contract with a Person who is no longer a Lender (or an Affiliate of a Lender), such Person shall be considered a Swap Bank only through the stated termination date (without extension or renewal) of such Guaranteed Swap Contract.

“Swap Contract” means~~:~~ (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options, or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions, or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by, or subject to, any master agreement~~;~~, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that, for the avoidance of doubt, the term “Swap Contract” shall not include any Permitted Convertible / Exchangeable Indebtedness, any Permitted Bond Hedge Transactions, or any Permitted Warrant Transactions.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one (1) or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts: (a) for any date on or after the date on which such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one (1) or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or an Affiliate of a Lender).

“Swing Line Lender” means, as the context may require: (a) Bank of America, in its capacity as provider of Swing Line Loans, and its successors in such capacity; (b) any other consenting Revolving Lender approved by the Administrative Agent and the Borrower in its capacity as provider of Swing Line Loans, and its successors in such capacity; and (c) collectively, all of the foregoing.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit 2.04(b) or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Note” has the meaning specified in Section 2.11(a).

“Swing Line Sublimit” means an amount equal to the lesser of: (a) Seventy-Five Million Dollars ($75,000,000); and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement, whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease, or does not otherwise appear on a balance sheet under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, or penalties applicable thereto.

“Term A Lender” means a Lender with a Term A Loan Commitment or an outstanding Term A Loan, in its capacity as such.

“Term A Loan” means the Loan made pursuant to Section 2.01(b). As of the First Amendment Effectiveness Date, the aggregate outstanding amount of the Term Loan A was One-Hundred Ninety-Five Million Nine-Hundred Thirty-Seven Thousand Five Hundred Dollars ($195,937,500.00).

“Term A Loan Commitment” means, with respect to each Term A Lender, the commitment of such Lender to make a Term A Loan hereunder on the Effectiveness Date, expressed as an amount representing the maximum principal amount of the Term A Loan to be made by such Lender hereunder, as the same may be reduced from time to time pursuant to the provisions of this Agreement. The amount of each Lender’s Term A Loan Commitment is set forth in Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term A Loan Commitment, as applicable. As of the First Amendment Effectiveness Date, the aggregate amount of the Term A Lenders’ Term A Loan Commitments available to be drawn was Zero Dollars ($0.00).

“Term A Note” has the meaning specified in Section 2.11(a).

“Term Loan Commitment” means any Term A Loan Commitment, Delayed Draw Term Loan Commitment, and/or Add-On Term Loan Commitment.

“Term Loan Maturity Date” means July 12, 2023.

“Term Loans” means the Term A Loan, each Delayed Draw Term Loan, and each Add-On Term Loan.

“Term SOFR” means the forward-looking term rate for any period that (a) is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” above, (b) is based on SOFR, and (c) has been selected or recommended by the Relevant Governmental Body, in each case of the foregoing clauses (a) through (c), as published on any information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Test Period” means the four (4) consecutive complete Fiscal Quarters of the Parent Guarantor then last ended for which financial statements have been delivered pursuant to Section 7.01(a) or Section 7.01(b) for the applicable Fiscal Quarter or Fiscal Year.

“Total Credit Exposure” means, as to any Lender hereunder at any time, the unused Commitments, Revolving Credit Exposure and outstanding amount of all Term Loans of such Lender at such time.

“Total Leverage Ratio” means~~, solely at all times that are not during the FCR Period,~~ the ratio of: (a) Consolidated Indebtedness as of such date; to (b) Consolidated EBITDA for the last ended Test Period.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans, and all L/C Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation, reporting and trade finance services, supply chain finance programs, cash pooling arrangements and other cash management services.

“Treasury Management Bank” means: (a) any Person that is a Lender, or an Affiliate of a Lender, at the time that it becomes a party to a Treasury Management Agreement with any Loan Party or Subsidiary; and (b) any Person that, at the time (it or its Affiliate) becomes a Lender, is a party to a Treasury Management Agreement with any Loan Party or Subsidiary in existence as of such date (even if such Person (or its Affiliate) ceases to be a Lender).

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means the appointment of a receiver, custodian, conservator, trustee, administrator or similar Person by any regulatory authority acting in such a capacity under, or based on, the Law in the country where such Lender, or such parent company, is subject to home jurisdiction, if the applicable Law requires that such appointment not be disclosed.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regime” has the meaning specified in Section 11.20.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the then outstanding principal amount of such Indebtedness; by (b) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity, or other required payment of principal, including, without limitation, payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth (1/12)) that will elapse between such date and the making of such payment.

“Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA, that is maintained, or contributed to, by a Loan Party or Subsidiary, or with respect to which a Loan Party or Subsidiary could incur liability.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the Equity Interests (other than, in the case of a Foreign Subsidiary, directors’ qualifying shares, to the extent legally required) are, directly or indirectly, owned and controlled by such Person, or by one (1) or more Wholly Owned Subsidiaries of such Person. Unless otherwise indicated, when used in this Agreement, the term “Wholly Owned Subsidiary” shall refer to a Wholly Owned Subsidiary of the Parent Guarantor or another Loan Party, as applicable.

“Write-Down and Conversion Powers” means: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it, or to suspend any obligation in respect of that liability, or any powers under that Bail-In Legislation that are related to or ancillary any of those powers.

1.02             Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)               The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “, without limitation,”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise: (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document); (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (iii) the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety, and not to any particular provision thereof; (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear; (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law, and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect, and to refer to, any and all real and personal Property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from, and including,”; the words “to” and “until” each mean “to, but excluding,”; and the word “through” means “to, and including,”.

(c)               Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)               Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03             Accounting Terms.

(a)                Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time; provided, that, (i) calculations made on a Pro Forma Basis shall be made as provided in clause (c) below, and (ii) calculations of attributable indebtedness under any Synthetic Lease (the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, if such lease were accounted for as a Capital Lease) or the implied interest component of any Synthetic Lease shall be made by the applicable Person in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease.

(b)                Changes in GAAP. If, at any time, any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided, that, until so amended or the request for amendment has been withdrawn, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) to the extent requested by the Administrative Agent, the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement, or as requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding anything to the contrary in the foregoing, for all purposes of this Agreement (including, without limitation, the provisions of Article VII (including, without limitation, the Financial Covenants)), leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)                Calculations. Notwithstanding anything to the contrary in the above, the parties hereto acknowledge and agree that, for purposes of determining compliance by the Loan Parties with any financial covenant, ratio, or test described herein (including, without limitation, the Total Leverage Ratio, the ~~Senior Secured~~First Lien Leverage Ratio, the Interest Coverage Ratio, and minimum Liquidity, and in calculating Consolidated Total Assets and Consolidated Net Income, and, in each case, any financial calculations or components required to be made or included therein), all such compliance calculations shall be made on a Pro Forma Basis by the Borrower acting reasonably and in good faith.

(d)                FASB ASC 825 and FASB ASC 470–20. Notwithstanding anything to the contrary in the ~~above~~foregoing, for purposes of determining: (i) compliance with any covenant (including, without limitation, the computation of any applicable Financial Covenant) contained herein, Indebtedness of the Parent Guarantor and its Subsidiaries shall be deemed to be carried at one hundred percent (100.0%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded; and (ii) any applicable calculations set forth in this Agreement, the principal amount of Permitted Convertible / Exchangeable Indebtedness shall be the outstanding principal (or notional) amount thereof, valued at par.

1.04             Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one (1) place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05             Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06             Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit, at any time, shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one (1) or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01             Commitments.

(a)               Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Revolving Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, that, after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this clause (a), prepay under Section 2.05, and reborrow under this clause (a). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein.

(b)               Term A Loan. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make its portion of a term loan (the “Term A Loan”) to the Borrower in Dollars on the Effectiveness Date in an amount not to exceed such Lender’s Term A Loan Commitment. Amounts repaid on the Term A Loan may not be reborrowed. The Term A Loan may consist of Base Rate Loans or Eurodollar Rate Loans or a combination thereof, as further provided herein.

(c)               Delayed Draw Term Loans. Subject to the terms and conditions set forth herein, each Delayed Draw Term Loan Lender severally agrees to make its portion of a term loan (each, a “Delayed Draw Term Loan”) to the Borrower in Dollars in up to two (2) Delayed Draw Term Loan Borrowings, each on any Business Day during the Delayed Draw Term Loan Availability Period, and in an aggregate amount not to exceed such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment. Amounts repaid on the Delayed Draw Term Loans may not be reborrowed. Each Delayed Draw Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein.

(d)               Borrower Request. The Borrower may, from time to time during the Incremental Funds Availability Period, by written notice to the Administrative Agent, elect to increase the existing Revolving Commitments and/or institute an Add-On Term Loan by an amount not in excess of Seven-Hundred Fifty Million Dollars ($750,000,000) in the aggregate as follows:

(i)                        Increase in Revolving Commitments. The Borrower may, from time to time solely during the Incremental Funds Availability Period, by written notice to the Administrative Agent, request to increase the Revolving Commitments. Each such notice shall specify the date (each, an “Increase Effective Date”) on which the Borrower proposes that the increased Revolving Commitments shall be effective, which shall be a date not less than five (5) Business Days (or such shorter period as the Administrative Agent may agree in writing) after the date on which such notice is delivered to the Administrative Agent; provided, that, any existing Lender approached to provide all, or a portion, of the increased Revolving Commitments may elect or decline, in its sole discretion, to provide such increased Revolving Commitment, and the Borrower shall not be obligated to offer all, or any portion, of the increased Revolving Commitments to any existing Lender.

(A)              Conditions. The increased Revolving Commitments shall become effective as of such Increase Effective Date; provided, that:

(I)                          each of the conditions set forth in Section 5.02 shall be satisfied or waived in accordance with the terms hereof;

(II)                        any such increase shall be in a minimum principal amount of Twenty-Five Million Dollars ($25,000,000) and in integral multiples of One Million Dollars ($1,000,000) in excess thereof;

(III)                       no Default or Event of Default shall have occurred and be continuing or would result from the borrowings made on the Increase Effective Date, if any;

(IV)                      the Borrower shall deliver, or cause to be delivered, any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction; and

(V)                        any Person providing any portion of the increased Revolving Commitments that is not an existing Lender must be: (1) an Eligible Assignee; and (2) reasonably acceptable to the L/C Issuer and the Swing Line Lender.

(B)              Terms of New Revolving Loans and Commitments. The terms and provisions of Revolving Loans made pursuant to increased Revolving Commitments shall be identical to the Revolving Loans. The increased Revolving Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent, and each Lender making such increased Revolving Commitment, in form and substance reasonably satisfactory to each of them. Any such Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as are mutually agreed by the Borrower and the Administrative Agent to effect the provisions of this clause (d)(i). In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to increased Revolving Commitments made pursuant to this Agreement.

(C)              Adjustment of Revolving Loans. Each of the Revolving Lenders having a Revolving Commitment prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolving Commitment on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in L/C Obligations and Swing Line Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in L/C Obligations and Swing Line Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such increased Revolving Commitments.

(D)               Equal and Ratable Benefit. The Revolving Commitments established pursuant to this clause (d)(i), if any, shall constitute Revolving Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty.

(ii)                        Institution of Add-On Term Loan. The Borrower may, solely at all times during the Incremental Funds Availability Period, by written notice to the Administrative Agent, institute one (1) or more additional term loans (each, an “Add-On Term Loan”). Each such notice shall specify the date (the “Add-On Term Loan Effective Date”) on which the Borrower proposes that the Add-On Term Loan shall be advanced, which date shall be not less than five (5) Business Days (or such shorter period as the Administrative Agent may agree in writing) after the date on which such notice is delivered to the Administrative Agent; provided, that, any existing Lender approached to provide all, or a portion, of the Add-On Term Loan may elect or decline, in its sole discretion, to provide such Add-On Term Loan, and the Borrower shall not be obligated to offer all, or any portion, of such Add-On Term Loan to any existing Lender.

(A)              Conditions. The institution of the Add-On Term Loan shall be subject to the following conditions:

(I)                     each of the conditions set forth in Section 5.02 shall be satisfied or waived in accordance with the terms hereof;

(II)                    no Default or Event of Default shall have occurred and be continuing or would result from the Add-On Term Loan made on the Add-On Term Loan Effective Date, if any;

(III)                   the Borrower shall deliver, or cause to be delivered, any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction;

(IV)                   any Person providing any portion of the Add-On Term Loan that is not an existing Lender must be an Eligible Assignee;

(V)                    any institution of the Add-On Term Loan shall be in a minimum principal amount of Fifty Million Dollars ($50,000,000), and in integral multiples of Ten Million Dollars ($10,000,000) in excess thereof;

(VI)                  other than with respect to any Add-On Term Loan the proceeds of which shall be used to finance a Permitted Acquisition or any other Investment permitted under Section 8.04, a Responsible Officer of the Borrower shall deliver to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that the Borrower would be in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis, recomputed as of the last day of the last ended Test Period; and

(VII)                 the Applicable Rate, fees and scheduled principal amortization payments under each Add-On Term Loan shall be as set forth in the Add-On Term Loan Lender Joinder Agreement.

(B)              Terms of the Add-On Term Loan. As contemplated above, some of the terms and provisions of Add-On Term Loan shall be effected by the applicable Add-On Term Loan Lender Joinder Agreement executed by the Borrower, the Administrative Agent and each Lender making an Add-On Term Loan, in form and substance reasonably satisfactory to each of them. Any such Add-On Term Loan Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as are mutually agreed by the Borrower and the Administrative Agent to effect the provisions of this clause (d)(ii). In addition, unless otherwise specifically provided herein, all references in Loan Documents to Loans shall be deemed, unless the context otherwise requires, to include references to the Add-On Term Loans.

(C)              Equal and Ratable Benefit. The Add-On Term Loans made pursuant to this clause (d)(ii) shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guaranty.

Notwithstanding anything to the contrary in the foregoing or in Section 5.02(a), if the proceeds of any Add-On Term Loan are being used to finance a Permitted Acquisition made pursuant to an acquisition agreement, binding on the Borrower or its Subsidiary, entered into in advance of the consummation thereof (an “Acquisition Agreement”), and the Borrower has obtained, on or prior to the closing thereof, binding commitments of Lenders to fund such Add-On Term Loan (“Acquisition Financing Commitments”), then the conditions to the funding and incurrence of any such Add-On Term Loan shall be limited as follows: (A) the condition set forth in Section 5.02(a) shall apply only with respect to Specified Representations; (B) the representations and warranties in the Acquisition Agreement made by, or with respect to, the target that are material to the interests of the Lenders providing such Add-On Term Loan shall be true and correct in all material respects, but only to the extent that the Borrower or applicable Subsidiary has the right to terminate its obligations under the Acquisition Agreement or not consummate such Permitted Acquisition as a result of a breach of such representations and warranties in such Acquisition Agreement; and (C) the reference to “no Default” in Section 5.02(b) shall mean (I) the absence of a Default at the date the applicable Acquisition Agreement is executed and delivered, and (II) the absence of a Specified Event of Default at the date the applicable Permitted Acquisition is consummated. For purposes of clarity, increases in the Aggregate Revolving Commitments shall not be subject, at any time, to the Incremental Funds Certain Provisions. Nothing in the foregoing constitutes a waiver of any Default or Event of Default under this Agreement, or of any rights or remedies of Lenders, the Administrative Agent and the Collateral Agent under any provision of the Loan Documents. The provisions of this paragraph are collectively referred to in this Agreement as the “Incremental Funds Certain Provision”.

For purposes of determining compliance on a Pro Forma Basis with any Financial Covenants or other ratio requirement under this Agreement, or whether a Default or Event of Default has occurred and is continuing, in each case, in connection with the consummation of an Acquisition using proceeds from an Add-On Term Loan that qualifies to be subject to the Incremental Funds Certain Provision, the date of determination shall, at the option of the Borrower, be the date of execution of such Acquisition Agreement, and such determination shall be made on a Pro Forma Basis, and, for the avoidance of doubt, if any such Financial Covenant or other ratio requirement is subsequently breached as a result of fluctuations in the ratio that is subject of such Financial Covenant or other ratio requirement (including due to fluctuations in Consolidated EBITDA of the Borrower or the EBITDA of the target), at or prior to the consummation of such Acquisition (and the other transactions to be entered into in connection therewith), such Financial Covenant or other ratio requirement will not be deemed to have been breached as a result of such fluctuations solely for the purpose of determining whether such Acquisition (and the other transactions to be entered into in connection therewith) constitutes a Permitted Acquisition; provided, that, (i) if the Borrower elects to have such determination occur at the time of entry into the applicable Acquisition Agreement (and not at the time of consummation of the Acquisition), the Add-On Term Loan to be incurred shall be deemed incurred at the time of such election (unless the applicable Acquisition Agreement is terminated without actually consummating the applicable Permitted Acquisition (in which case, such Acquisition and related Add-On Term Loan will not be treated as having occurred)) and outstanding thereafter for purposes of calculating compliance, on a Pro Forma Basis, with any applicable ratio requirement in this Agreement (even if unrelated to determining whether such Acquisition is a Permitted Acquisition) (but not, for purposes of clarity, in calculating compliance with the Financial Covenants), and (ii) EBITDA of the target shall be disregarded for all purposes under this Agreement, other than determining whether such Acquisition is a Permitted Acquisition until the consummation of such Permitted Acquisition.

2.02           Borrowings, Conversions and Continuations of Loans.

(a)                Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m.: (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans; and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this clause (a) must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice. Each Borrowing of, conversion to, or continuation of Eurodollar Rate Loans shall be in a principal amount of Two Million Dollars ($2,000,000), or a whole multiple of One Million Dollars ($1,000,000) in excess thereof. Except as provided in Section 2.03(c) and Section 2.04(c), each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of One Million Dollars ($1,000,000), or a whole multiple of Five-Hundred Thousand Dollars ($500,000) in excess thereof. Each Loan Notice and each telephonic notice shall specify: (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans; (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day); (iii) the principal amount of Loans to be borrowed, converted or continued; (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted; and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of a Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)                Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding paragraph. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds, or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and acceptable to) the Administrative Agent by the Borrower; provided, that, if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)                Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Requisite Lenders, and the Requisite Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

(d)                The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to all Loans.

(f)                 Notwithstanding anything to the contrary in this Agreement or the Existing Credit Agreement, any Lender may exchange, continue, extend or roll over all, or the portion, of its Loans in connection with any refinancing, extension, loan modification, or similar transaction permitted by the terms of this Agreement or the Existing Credit Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

2.03           Letters of Credit.

(a)                The Letter of Credit Commitment.

(i)                        Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (I) from time to time on any Business Day during the period from the Effectiveness Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with clause (b) below, and (II) to honor drawings under the Letters of Credit, and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided, that, after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (1) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (2) the Revolving Credit Exposure of any Revolving Lender shall not exceed such Lender’s Revolving Commitment, and (3) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Furthermore, each Revolving Lender acknowledges and confirms that it has a participation interest in the liability of each applicable L/C Issuer under the Existing Letters of Credit in a percentage equal to its Applicable Percentage of the Revolving Loans. The Borrower’s reimbursement obligations in respect of the Existing Letters of Credit, and each Revolving Lender’s obligations in connection therewith, shall be governed by the terms of this Agreement.

(ii)                        No L/C Issuer shall issue any Letter of Credit if:

(A)              subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Requisite Revolving Lenders have approved such expiry date; or

(B)              the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii)                        No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effectiveness Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effectiveness Date and which such L/C Issuer in good faith deems material to it;

(B)              the issuance of such Letter of Credit would violate one (1) or more policies of such L/C Issuer applicable to letters of credit generally;

(C)              except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than Five-Hundred Thousand Dollars ($500,000);

(D)              such Letter of Credit is to be denominated in a currency other than Dollars; or

(E)               any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)                        No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)                        No L/C Issuer shall be under any obligation to amend any Letter of Credit if: (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)                        Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities: (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included each L/C Issuer with respect to such acts or omissions; and (B) as additionally provided herein with respect to each L/C Issuer.

(b)                Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                        Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means acceptable to the applicable L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such L/C Issuer: (I) the Letter of Credit to be amended; (II) the proposed date of amendment thereof (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as such L/C Issuer may reasonably require. Additionally, the Borrower shall furnish to each L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as any L/C Issuer or the Administrative Agent may require.

(ii)                        Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one (1) or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case, in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)                        If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that, any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit, at any time, to an expiry date not later than the Letter of Credit Expiration Date; provided, that, the applicable L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a)(ii), Section 2.03(a)(iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Requisite Revolving Lenders have elected not to permit such extension, or (2) from the Administrative Agent, any Lender or the Borrower that one (1) or more of the applicable conditions specified in Section 5.02 is not then satisfied, and, in each case, directing such L/C Issuer not to permit such extension.

(iv)                        Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. In addition, no later than five (5) Business Days prior to the end of each calendar month, each L/C Issuer shall provide an activity report to the Administrative Agent listing the activity with respect to the Letters of Credit issued by such L/C Issuer and including the balance of Letters of Credit outstanding as of the date of such report.

(c)                Drawings and Reimbursements; Funding of Participations.

(i)                        Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the applicable L/C Issuer shall examine all documents purporting to represent a demand for payment under such Letter of Credit within the period stipulated by the terms and conditions of such Letter of Credit. After such examination, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), or if the Borrower receives notice of such drawing after 11:00 a.m. on the Honor Date, not later than 10:00 a.m. on the first (1st) Business Day following the Honor Date (each such date, a “Reimbursement Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Reimbursement Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided, that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Borrower shall pay the applicable L/C Issuer interest on any Unreimbursed Amount from the date of any payment by such L/C Issuer under a Letter of Credit, to the Reimbursement Date at the rate of interest then applicable to Base Rate Loans. Any notice given by any L/C Issuer or the Administrative Agent pursuant to this clause (c)(i) may be given by telephone if immediately confirmed in writing; provided, that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                        Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)                        With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                        Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this clause (c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)                        Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this clause (c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person, for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, each Revolving Lender’s obligation to make Revolving Loans pursuant to this clause (c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                        If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this clause (c) by the time specified in clause (c)(ii) above, then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                Repayment of Participations.

(i)                        At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                        If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                        any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)                        the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                        any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                        waiver by such L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;

(v)                        honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)                        any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP or the UCP, as applicable;

(vii)                        any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)                        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                 Role of L/C Issuer. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Requisite Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that, this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties, nor any correspondent, participant or assignee of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (e)(i) through (e)(viii) of Section 2.03; provided, that, anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless such L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)                Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding anything to the contrary in the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of the applicable L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the applicable L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)                Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each standby Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be: (i) computed on a quarterly basis in arrears; and (ii) due and payable on the first (1st) Business Day after the end of each March, June, September and December, commencing with the first (1st) such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, if (A) (I) any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), or (II)  an Event of Default under Section 9.01(i) shall be continuing, or (B) if any amount (other than principal of any Loan) is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise (and, with respect to this clause (h)(B) only, the Requisite Revolving Lenders have so requested), in each case, all Letter of Credit Fees shall accrue at the Default Rate.

(i)                 Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each standby Letter of Credit, at the rate per annum specified in (A) (I) the Bank of America Fee Letter, with respect to Bank of America, in its capacity as an L/C Issuer, (II) the Mizuho Fee Letter, with respect to Mizuho Bank, Ltd., in its capacity as an L/C Issuer, and (III) the Citibank Fee Letter, with respect to Citibank, in its capacity as an L/C Issuer, and (B) as specified in written agreements between the Borrower and the applicable L/C Issuer, with respect to any L/C Issuer other than Bank of America, in its capacity as L/C Issuer, computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first (1st) payment), commencing with the first (1st) such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)                 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)                Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)                 Replacement of the L/C Issuer. Any L/C Issuer may be replaced, at any time, by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to clauses (h) and (i) above. From and after the effective date of any such replacement, (i) any successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuers, or to such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

2.04           Swing Line Loans.

(a)                Swing Line Facility. Subject to the terms and conditions set forth herein, each Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars from time to time on any Business Day during the Revolving Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, that, (i) after giving effect to any Swing Line Loan, (A) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (B) the Revolving Credit Exposure of any Revolving Lender shall not exceed such Lender’s Revolving Commitment, (ii) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (iii) no Swing Line Lender shall be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from each Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)                Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the applicable Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) a Swing Line Loan Notice. Each such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of Five-Hundred Thousand Dollars ($500,000) and integral multiples of One-Hundred Thousand Dollars ($100,000) in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the applicable Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Promptly after receipt by the applicable Swing Line Lender of any Swing Line Loan Notice, such Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the applicable Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first (1st) proviso to the first (1st) sentence of Section 2.04(a), or (B) that one (1) or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)                Refinancing of Swing Line Loans.

(i)                        Each Swing Line Lender, at any time in its sole discretion, may request, on behalf of the Borrower (which hereby irrevocably requests and authorizes each Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided, that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The applicable Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the applicable Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Swing Line Lender. In addition, no later than five (5) Business Days prior to the end of each calendar month, each Swing Line Lender shall provide a monthly activity report to the Administrative Agent listing the activity with respect to the Swing Line Loans made by such Swing Line Lender and including the balance of Swing Line Loans outstanding as of the date of such report.

(ii)                        If, for any reason, any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the applicable Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of such Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                        If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this clause (c) by the time specified in Section 2.04(c)(i), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of any Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c)(iii) shall be conclusive absent manifest error.

(iv)                        Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this clause (c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against any Swing Line Lender, the Borrower or any other Person, for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, each Revolving Lender’s obligation to make Revolving Loans pursuant to this clause (c) is subject to the conditions set forth in Section 5.02. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                Repayment of Participations.

(i)                        At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if any Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(ii)                        If any payment received by any Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Revolving Lender shall pay to such Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of any Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the applicable Swing Line Lender.

(f)                 Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the applicable Swing Line Lender.

2.05           Prepayments.

(a)                Voluntary Prepayments.

(i)                        Revolving Loans, Term A Loan, Delayed Draw Term Loans and Add-On Term Loans. The Borrower may, upon delivery of a Notice of Prepayment and/or Reduction / Termination of Commitments to the Administrative Agent, at any time or from time to time, voluntarily prepay Revolving Loans, the Term A Loan, Delayed Draw Term Loans and/or any Add-On Term Loan (in whole or in part, without premium or penalty, subject to Section 3.05), provided, that: (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (I) at least three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (II) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of Two Million Dollars ($2,000,000), or in a whole multiple of One Million Dollars ($1,000,000) in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (C) any prepayment of Base Rate Loans shall be in a principal amount of One Million Dollars ($1,000,000), or in a whole multiple of Five-Hundred Thousand Dollars ($500,000) in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and whether the Loans to be prepaid are the Revolving Loans, the Term A Loan, any Delayed Draw Term Loan and/or any Add-On Term Loan. Subject to payment of breakage costs (if any) in accordance with Section 3.05, any such notice delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case, such notice may be revoked or its effectiveness deferred by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, subject to any condition specified in such notice. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. Each such prepayment of the Term A Loan, any Delayed Draw Term Loan, or any Add-On Term Loan shall be applied to the Term A Loan, any Delayed Draw Term Loan, or any Add-On Term Loan as directed by the Borrower.

(ii)                        Swing Line Loans. The Borrower may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans, in whole or in part, without premium or penalty, provided, that: (A) such notice must be received by such Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment; and (B) any such prepayment shall be in a minimum principal amount of Five-Hundred Thousand Dollars ($500,000), or in a whole multiple of One-Hundred Thousand Dollars ($100,000) in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)                Mandatory Prepayments of Loans.

(i)                        Revolving Commitments. If, for any reason, the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall promptly prepay Revolving Loans and/or the Swing Line Loans, and/or Cash Collateralize the L/C Obligations, in an aggregate amount equal to such excess; provided, that, the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this clause (b)(i) unless, after the prepayment in full of the Revolving Loans and the Swing Line Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii)                        Asset Sales. If, solely at all times during the CSAG Period, any Loan Party consummates an Asset Sale (other than an Asset Sale permitted by clauses (a) through (p) or by clause (s) of Section 8.05), and the Net Proceeds of such Asset Sale, when added to the Net Proceeds of all such Asset Sales by the Loan Parties consummated during the CSAG Period, in the aggregate, exceed Ten Million Dollars ($10,000,000), the Loan Parties shall, no later than five (5) Business Days after the actual receipt of the Net Proceeds of each such Asset Sale that results in such an excess, or an increase in such excess, prepay (or Cash Collateralize, as applicable) the Term Loans and the Revolving Loans in the manner set forth in clause (b)(v) below, in each case, in an aggregate amount equal to one-hundred percent (100.0%) of such excess, or such increase in such excess. Notwithstanding anything to the contrary in the foregoing, the Loan Parties shall not be required to make a prepayment pursuant to this clause (b)(ii): (A) with respect to the Net Proceeds of any Asset Sale that are not received during the CSAG Period; and (B) solely with respect to the Net Proceeds of any Asset Sale that are received during the CSAG Period (each, a “Relevant Sale”), if the Loan Parties advise the Administrative Agent, in writing, within five (5) Business Days after the date on which the Net Proceeds from such Relevant Sale were received, that the Loan Parties intend to reinvest all, or any portion, of such Net Proceeds in Property (other than current assets, unless incidental to the Property being purchased or reinvestment being made) useful in the business of the Loan Parties, solely to the extent that such Net Proceeds are in fact so reinvested within three-hundred sixty (360) days from the date of such Relevant Sale (and, to the extent that any of such Net Proceeds are not reinvested within such 360-day period, the Loan Parties shall promptly prepay (or Cash Collateralize, as applicable), the Term Loans and other Obligations in the amount, and in the manner, described in the first (1st) sentence of this clause (b)(ii)). If, solely at all times (I) during the CSAG Period, and (II) after the occurrence of a Relevant Sale, and prior to the Loan Parties reinvesting any applicable Net Proceeds in Property (other than current assets, unless incidental to the Property being purchased or reinvestment being made) useful in the business of the Loan Parties during the 360-day period provided in the preceding sentence, an Event of Default shall occur, then, upon the request of the Requisite Lenders, the Loan Parties shall be required to prepay (or Cash Collateralize, as applicable), within two (2) Business Days of the occurrence of such Event of Default, the Term Loans and other Obligations, in the amount, and in the manner, described in the first (1st) sentence of this clause (b)(ii).

(iii)                        Debt Issuances. If, solely at all times during the CSAG Period, any Loan Party issues or incurs any Indebtedness for borrowed money, including Indebtedness evidenced by notes, bonds, debentures or other similar instruments, but excluding Indebtedness permitted under Section 8.02, the Loan Parties shall, within five (5) Business Days after the actual receipt of the Net Proceeds of such Indebtedness, prepay (or Cash Collateralize, as applicable) the outstanding portion of each Term Loan and other Obligations in the manner set forth in clause (b)(v) below, in each case, in an aggregate amount equal to one-hundred percent (100.0%) of the Net Proceeds of such Indebtedness.

(iv)                        Net Recovery Event Proceeds. If, solely at all times during the CSAG Period, any Loan Party (or the Administrative Agent on the behalf of the Loan Parties) receives any Net Recovery Event Proceeds that, when added to the Net Recovery Event Proceeds received by all Loan Parties (or the Administrative Agent on behalf of the Loan Parties) during the CSAG Period, in the aggregate, exceed Ten Million Dollars ($10,000,000), the Loan Parties shall, no later than five (5) Business Days after the date of actual receipt of such Net Recovery Event Proceeds that results in such an excess, or an increase in such an excess, prepay (or Cash Collateralize, as applicable) the Term Loans and the Revolving Loans in the manner set forth in clause (b)(v) below, in each case, in an aggregate amount equal to one-hundred percent (100.0%) of such excess, or such increase in such excess. Notwithstanding anything to the contrary in the foregoing, the Loan Parties shall not be required to make a prepayment pursuant to this clause (b)(iv): (A) with respect to any Net Recovery Event Proceeds that are not received during the CSAG Period; and (B) with respect to any Net Recovery Event Proceeds that are received solely at all times during the CSAG Period, if the Loan Parties advise the Administrative Agent, in writing, within five (5) Business Days after the date on which such Net Recovery Event Proceeds were received, that the Loan Parties intend to reinvest all, or any portion, of such Net Recovery Event Proceeds in Property (other than current assets, unless incidental to the Property being purchased or reinvestment being made) useful in the business of the Loan Parties, or to replace the Property in respect of which the Net Recovery Event Proceeds were received, solely to the extent that the reinvestment of such Net Recovery Event Proceeds has in fact commenced in good faith within three-hundred sixty (360) days from the date of receipt of such Net Recovery Event Proceeds (and, to the extent that the reinvestment of such Net Recovery Event Proceeds has not commenced in good faith within such 360-day period, the Loan Parties shall promptly prepay (or Cash Collateralize, as applicable), the Term Loans and other Obligations in the amount, and in the manner, described in the first (1st) sentence of this clause (b)(iv)). If, solely at all times (I) during the CSAG Period, and (II) after the receipt of any Net Recovery Event Proceeds, and prior to the Loan Parties commencing in good faith the reinvestment of such Net Recovery Event Proceeds in Property (other than current assets, unless incidental to the Property being purchased or reinvestment being made) useful in the business of the Loan Parties, or to replace the Property in respect of which the Net Recovery Event Proceeds were received, during the 360-day period provided in the preceding sentence, an Event of Default shall occur, then, upon the request of the Requisite Lenders, the Loan Parties shall be required to prepay (or Cash Collateralize, as applicable), within two (2) Business Days of the occurrence of such Event of Default, the Term Loans and other Obligations, in the amount, and in the manner, described in the first (1st) sentence of this clause (b)(iv). Notwithstanding anything to the contrary in this Section 2.05, no mandatory prepayment of proceeds from business interruption insurance shall be required pursuant to this clause (b)(iv).

(v)                        Application of Mandatory Prepayments. All amounts required to be paid pursuant to clause (b)(i) above shall be applied ratably to the Revolving Loans and Swing Line Loans, and, after all Revolving Loans and Swing Line Loans have been repaid, to Cash Collateralize L/C Obligations (without a corresponding permanent reduction in the Aggregate Revolving Commitments). All amounts required to be paid pursuant to clauses (b)(ii) through (b)(iv) above shall be applied:

(A)              first, pro rata to the Term Loans (and to the principal installments thereof on a pro rata basis (including the final installment of each Term Loan)); and

(B)              second, ratably to the Revolving Loans and Swing Line Loans, and, after all Revolving Loans and Swing Line Loans have been repaid, to Cash Collateralize L/C Obligations (without a corresponding permanent reduction in the Aggregate Revolving Commitments).

Prepayments shall be applied, first, to Base Rate Loans, and then, to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments of Eurodollar Rate Loans under this clause (b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid to the date of prepayment.

(c)                Liquidity Bridge Facility Limitation. Notwithstanding anything to the contrary in this Section 2.05 or in any Loan Document, no mandatory prepayments shall be required to be made by any Loan Party pursuant to Section 2.05(b)(iii) until such time as: (i) all Term Loans (as defined in the Liquidity Bridge Credit Agreement) under the Liquidity Bridge Credit Agreement have been paid in full; and (ii) all Commitments (as defined in the Liquidity Bridge Credit Agreement) under the Liquidity Bridge Credit Agreement have expired or terminated.

2.06           Termination or Reduction of Aggregate Revolving Commitments and Aggregate Delayed Draw Term Loan Commitments~~.~~.

(a)                Optional Reductions. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments or the Aggregate Delayed Draw Term Loan Commitments, or from time to time permanently reduce (i) the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations, or (ii) the Aggregate Delayed Draw Term Loan Commitments; provided, that, (A) any such notice shall be received by the Administrative Agent not later than 12:00 p.m. (noon) three (3) Business Days prior to the date of termination or reduction, (B) any such partial reduction shall be in an aggregate amount of Two Million Dollars ($2,000,000), or in any whole multiple of One Million Dollars ($1,000,000) in excess thereof, and (C) the Borrower shall not terminate or reduce (I) the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (II) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (III) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit. Any such notice may state that it is conditioned upon the effectiveness of other transactions, in which case, such notice may be revoked or its effectiveness deferred by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)                Mandatory Reductions. If, after giving effect to any reduction or termination of Revolving Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceed the Aggregate Revolving Commitments at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess. The unfunded Delayed Draw Term Loan Commitments shall automatically terminate at the expiration of the Delayed Draw Term Loan Availability Period.

(c)                Notice. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit, the Aggregate Revolving Commitments or the Aggregate Delayed Draw Term Loan Commitments under this Section 2.06. Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination. Upon any reduction of the Aggregate Delayed Draw Term Loan Commitments, the Delayed Draw Term Loan Commitment of each Delayed Draw Term Loan Lender shall be reduced by such Delayed Draw Term Loan Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Aggregate Delayed Draw Term Loan Commitments accrued until the effective date of any termination of the Aggregate Delayed Draw Term Loan Commitments shall be paid on the effective date of such termination.

2.07           Repayment of Loans.

(a)                Revolving Loans. The Borrower shall repay to the Revolving Lenders on the Revolving Loan Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)                Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of: (i) the date within one (1) Business Day of demand therefor by the applicable Swing Line Lender; and (ii) the Revolving Loan Maturity Date.

(c)                Term A Loan. The Borrower shall repay the outstanding principal amount of the Term A Loan on the last Business Day of each Fiscal Quarter, commencing with the first (1st) Fiscal Quarter of 2019, in the amount of $2,578,125.00, with the then Outstanding Amount of the Term A Loan due on the Term Loan Maturity Date (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02, Section 9.03 or Section 9.04, as applicable.

(d)                Delayed Draw Term Loan. The Borrower shall repay the outstanding principal amount of the Delayed Draw Term Loan on the last Business Day of each Fiscal Quarter, commencing with the first (1st) Fiscal Quarter of 2019, in each case, in an amount equal to one and one-quarter percent (1.25%) of the outstanding principal amount of the Delayed Draw Term Loan as of the last day of the first (1st) Fiscal Quarter of 2019 (subject to adjustment for Delayed Draw Term Loan Borrowings during the First Extension Period and the Second Extension Period, as described below); provided, that, (i) the Borrower shall repay any advances under the Delayed Draw Term Loan made during the First Extension Period commencing with the first (1st) full Fiscal Quarter ending after the First Extended DDTL Availability Expiration Date in each case, in an amount equal to one and one-quarter percent (1.25%) of the outstanding principal amount of each such Delayed Draw Term Loan as of the First Extended DDTL Availability Expiration Date, and (ii) the Borrower shall repay any advances under the Delayed Draw Term Loan made during the Second Extension Period commencing with the first (1st) full Fiscal Quarter ending after the Second Extended DDTL Availability Expiration Date, in each case, in an amount equal to one and one-quarter percent (1.25%) of the outstanding principal amount of each such Delayed Draw Term Loan as of the Second Extended DDTL Availability Expiration Date (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), with the then Outstanding Amount of the Delayed Draw Term Loan due on the Term Loan Maturity Date (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02, Section 9.03 or Section 9.04, as applicable.

(e)                Add-On Term Loan. The Borrower shall repay the outstanding principal amount of each Add-On Term Loan in the installments on the dates and in the amounts set forth in the applicable Add-On Term Loan Lender Joinder Agreement (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02, Section 9.03 or Section 9.04, as applicable.

2.08           Interest.

(a)                Subject to the provisions of clause (b) below: (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period, plus the Applicable Rate for Eurodollar Rate Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate for Base Rate Loans; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate for Base Rate Loans. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) an amount that is less than zero, such amount shall be deemed to be zero for purposes of this Agreement.

(b)

(i)                        If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such overdue amount of principal shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                        If any amount (other than principal of any Loan) is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Requisite Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                        If an Event of Default under Section 9.01(i) shall be continuing, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                        Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09           Fees.

In addition to those certain fees described in Section 2.03(h) and Section 2.03(i):

(a)                Revolving Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee (the “Revolving Commitment Fee”) at a rate per annum equal to the product of: (i) the Applicable Rate; times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (A) the Outstanding Amount of Revolving Loans, and (B) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining the Revolving Commitment Fee. The Revolving Commitment Fee shall accrue at all times during the Revolving Availability Period, including at any time during which one (1) or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first (1st) such date to occur after the Effectiveness Date, and on the Revolving Loan Maturity Date; provided, that, (A) no Revolving Commitment Fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender, and (B) any Revolving Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender, and unpaid at such time, shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. The Revolving Commitment Fee shall be calculated quarterly in arrears, and, if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                DDTL Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Delayed Draw Term Loan Lender in accordance with its Applicable Percentage, a commitment fee (the “DDTL Commitment Fee”) at a rate per annum equal to the product of (i) the Applicable Rate, times (ii) the actual daily amount by which the Aggregate Delayed Draw Term Loan Commitments exceed the Outstanding Amount of Delayed Draw Term Loans, subject to adjustment as provided in Section 2.15. The DDTL Commitment Fee shall accrue at all times during the Delayed Draw Term Loan Availability Period, including at any time during which one (1) or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first (1st) such date to occur after the Effectiveness Date, and on the expiration or early termination pursuant to Section 2.06(a) of the Delayed Draw Term Loan Availability Period, provided, that: (A) no DDTL Commitment Fee shall accrue on the unfunded Delayed Draw Term Loan Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender; and (B) any DDTL Commitment Fee accrued with respect to the unfunded Delayed Draw Term Loan Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. The DDTL Commitment Fee shall be calculated quarterly in arrears, and, if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(c)                Fee Letter. The Borrower shall pay all fees required to be paid under the Fee Letters in accordance with the terms thereof, respectively. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.10           Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of three-hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11           Evidence of Debt.

(a)                The Credit Extensions made by each Lender shall be evidenced by one (1) or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall: (i) in the case of Revolving Loans, be in the form of Exhibit 2.11(a) (a “Revolving Note”); (ii) in the case of Swing Line Loans, be in the form of Exhibit 2.11(b) (a “Swing Line Note”); (iii) in the case of the Term A Loan, be in the form of Exhibit 2.11(c) (a “Term A Note”); (iv) in the case of the Delayed Draw Term Loans, be in the form of Exhibit 2.11(d) (a “Delayed Draw Term Loan Note”); and (v) in the case of each Add-On Term Loan, be in the form of Exhibit 2.11(e) (an “Add-On Term Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                In addition to the accounts and records referred to in clause (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12           Payments Generally; Administrative Agent’s Clawback.

(a)                General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period” in Section 1.01, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)

(i)                        Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. (noon) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from, and including, the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at: (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                        Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or each applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from, and including, the date such amount is distributed to it to, but excluding, the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c)                Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13           Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by any Swing Line Lender to outstanding Swing Line Loans) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and sub-participations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided, that:

(i)                        if any such participations or sub-participations are purchased and all, or any portion, of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                        the provisions of this Section 2.13 shall not be construed to apply to: (A) any payment made by, or on behalf of, the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender); (B) the application of Cash Collateral provided for in Section 2.14: or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans, or sub-participations in L/C Obligations or Swing Line Loans, to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14           Cash Collateral.

(a)                Certain Credit Support Events. If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation, for any reason, remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to any provision of Article IX, or (iv) there shall exist a Defaulting Lender, the Borrower shall within two (2) Business Days (in the case of clause (a)(iii) above), or within one (1) Business Day (in all other cases), following any written request by the Administrative Agent or the applicable L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (a)(iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)                Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of each applicable L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other Property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If, at any time, the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one (1) or more Controlled Accounts or in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)                Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Section 2.03, Section 2.04, Section 2.05, Section 2.15 or Section 9.02 in respect of Letters of Credit shall be held and applied in satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for herein.

(d)                Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi)), or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, that, (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15           Defaulting Lenders.

(a)                Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                        Waivers and Amendment. Such Defaulting Lender’s right to approve or disapprove of any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Requisite Lenders” in Section 1.01 and in Section 11.01.

(ii)                        Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise), or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08, shall, in each case, be applied at such time or times as may be determined by the Administrative Agent as follows, first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or Swing Line Lenders hereunder, third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14, fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (I) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, and (II) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14, sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or any Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (A) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to the payment of the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to clause (a)(iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause (a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                        Certain Fees.

(A)              No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) or Section 2.09(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)              Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)              With respect to any fee payable under Section 2.09(a) or Section 2.09(b) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clauses (a)(iii)(A) or (a)(iii)(B) above, the Borrower shall: (I) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (a)(iv) below; (II) pay to each L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or such Swing Line Lender’s Fronting Exposure to such Defaulting Lender; and (III) not be required to pay the remaining amount of any such fee.

(iv)                        Reallocation of Applicable Percentages to Reduce Fronting Exposure. All, or any part, of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment), but only to the extent that: (A) no Default has occurred and is continuing; and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                        Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law: (A) first, prepay Swing Line Loans in any amount equal to the Swing Line Lenders’ Fronting Exposure; and (B) second, Cash Collateralize each L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b)                Defaulting Lender Cure. If the Borrower, the Administrative Agent, each Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, (i) no adjustments will be made retroactively with respect to fees accrued or payments made by, or on behalf of, the Borrower while that Lender was a Defaulting Lender, and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01           Taxes.

(a)                Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                        Any and all payments by, or on account of, any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or any Loan Party, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to clause (e) below.

(ii)                        If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes, from any payment, then: (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to clause (e) below; (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that, after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                        If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then: (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to clause (e) below; (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws; and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that, after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                Payment of Other Taxes by the Loan Parties. Without limiting the provisions of clause (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)                Tax Indemnifications.

(i)                        Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf, or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or an L/C Issuer, for any reason, fails to pay indefeasibly to the Administrative Agent as required pursuant to clause (c)(ii) below.

(ii)                        Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor: (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so); (B) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register; and (C) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (c)(ii).

(d)                Evidence of Payments. Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, each Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                Status of Lenders; Tax Documentation.

(i)                        Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (e)(ii)(A), (e)(ii)(B) and (e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                        Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)              any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W–9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)                        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party: (1) with respect to payments of interest under any Loan Document, executed copies of IRS Form W–8BEN or W–8BEN–E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty; and (2) with respect to any other applicable payments under any Loan Document, IRS Form W–8BEN or W–8BEN–E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                        executed copies of Internal Revenue Service Form W–8ECI;

(III)                        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code: (1) a certificate substantially in the form of Exhibit 3.01–1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”); and (2) executed copies of IRS Form W–8BEN or W–8BEN–E; or

(IV)                        to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W–8IMY, accompanied by IRS Form W–8ECI, IRS Form W–8BEN or W–8BEN–E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01–2 or Exhibit 3.01–3, IRS Form W–9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01–4 on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)              if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                        Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                 Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that, the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (f), in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this clause the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This clause (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g)                Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02           Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans, and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03           Inability to Determine Rates.

(a)                If, in connection with any request for a Eurodollar Rate Loan, or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) (I) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or in connection with an existing or proposed Base Rate Loan, and (II) the circumstances described in clause (c)(i) below do not apply (in each case with respect to this clause (a)(i), “Impacted Loans”), or (ii) the Administrative Agent or the Requisite Lenders determine that, for any reason, the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, then, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (A) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (B) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent (or, in the case of a determination by the Requisite Lenders described in clause (a)(ii) above, until the Administrative Agent, upon instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods), or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)                Notwithstanding anything to the contrary in the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) above, then the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until: (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) above; (ii) the Administrative Agent or the Requisite Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans; or (iii) any Lender determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any such Lender or its applicable Lending Office to make, maintain, or fund Loans whose interest is determined by reference to such alternative rate of interest, or to determine or charge interest rates based upon such rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing, and such Lender provides the Administrative Agent and the Borrower with written notice thereof.

(c)                Notwithstanding anything to the contrary in this Agreement or in any other Loan Documents, but without limiting clauses (a) or (b) above, if the Administrative Agent determines (which determination shall be conclusive and binding upon all parties hereto, absent manifest error), or the Borrower or Requisite Lenders notify the Administrative Agent (with, in the case of the Requisite Lenders, a copy to the Borrower), that the Borrower or Requisite Lenders, as applicable, have determined (which determination likewise shall be conclusive and binding upon all parties hereto, absent manifest error), that:

(i)                        adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary;

(ii)                        the administrator of the LIBOR Screen Rate or a Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR, or the LIBOR Screen Rate, shall no longer be made available, or used for determining the interest rate of loans, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)                        syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, reasonably promptly after such determination by the Administrative Agent, or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with (A) one (1) or more SOFR-Based Rates, or (B) another alternate benchmark rate giving due consideration to any evolving, or then existing, convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmark, and, in each case of the foregoing clauses (c)(A) and (c)(B), including any mathematical or other adjustments to such benchmark, giving due consideration to any evolving, or then existing, convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment, or method for calculating such adjustment, shall be published on an information service, as selected by the Administrative Agent from time to time in its reasonable discretion, and may be periodically updated (such adjustment, the “Adjustment”; and any such proposed rate, a “LIBOR Successor Rate”). Any such amendment shall become effective at 5:00 p.m. on the date that is five (5) Business Days after the date on which the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower, unless, prior to such time, Lenders comprising Requisite Lenders have delivered to the Administrative Agent written notice that, (I) in the case of an amendment to replace LIBOR with a rate described in clause (c)(A) above, such Requisite Lenders object to the Adjustment, or (II) in the case of an amendment to replace LIBOR with a rate described in clause (c)(B) above, such Requisite Lenders object to such amendment; provided, that, for the avoidance of doubt, in the case of clause (c)(I) above, the Requisite Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent that market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

(d)                If no LIBOR Successor Rate has been determined and the circumstances under clause (c)(i) above exist, or the Scheduled Unavailability Date has occurred, as applicable, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter: (i) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods); and (ii) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods), or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (d)(ii)) in the amount specified therein.

(e)                Notwithstanding anything else to the contrary herein, any definition of LIBOR Successor Rate shall provide that ~~in no event shall such~~: (i) at any time that is prior to the termination of all Specified Swap Contracts, if the LIBOR Successor Rate would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and (ii) at any time that is after the termination of all Specified Swap Contracts, if the LIBOR Successor Rate would be less than three quarters of one percent (0.75%), such rate shall be deemed to be three quarters of one percent (0.75%) for purposes of this Agreement.

(f)                 In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time, and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

3.04           Increased Costs.

(a)                Increased Costs Generally. If any Change in Law shall:

(i)                        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against any Property of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any L/C Issuer;

(ii)                        subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” in Section 1.01, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                        impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)                Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clauses (a) or (b) above and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding anything contained in this Section 3.04 to the contrary, the Borrower shall only be obligated to pay any amounts due under this Section 3.04 if, and a Lender shall not exercise any right under this Section 3.04 unless, the Lender certifies that it is generally imposing a similar charge on, or otherwise similarly enforcing its agreements with, its other similarly situated borrowers.

(d)                Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than four (4) months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (provided, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the four (4) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05           Compensation for Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds (but excluding loss of anticipated profits) obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Notwithstanding anything to the contrary in this Section 3.05, each of the Lenders that were lenders under the Existing Credit Agreement hereby waive the requirement that the Borrower reimburse such Lender for any break funding costs incurred or arising in connection with the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement.

3.06           Mitigation Obligations; Replacement of Lenders.

(a)                Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable; and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)                Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or any Lender notifies the Borrower and Administrative Agent that it is unable to fund Eurodollar Rate Loans pursuant to Section 3.02 or Section 3.03, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07           Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

3.08           Withholding Taxes.

For purposes of determining withholding Taxes imposed under FATCA, from and after the Effectiveness Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans under this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471–2(b)(2)(i).

ARTICLE IV

GUARANTY

4.01           The Guaranty.

(a)                Each Guarantor hereby jointly and severally guarantees to each Lender, each Swap Bank, each Treasury Management Bank, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization, or otherwise) strictly in accordance with the terms thereof. Each Guarantor hereby further agrees that, if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization, or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that, in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization, or otherwise) in accordance with the terms of such extension or renewal. The Borrower hereby guarantees any Additional Obligations (determined before giving effect to this Section 4.01 and Section 4.08) under the Guaranty.

(b)                Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document: (i) the Guaranty of each Guarantor (other than the Parent Guarantor) provided pursuant to this Article IV shall be limited to the payment of the Obligations as described in clause (a) above if, and to the extent that, such Obligations become due or payable solely at all times during the CSAG Period; and (ii) Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor and the Borrower under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state Law.

4.02           Obligations Unconditional.

The obligations of each Guarantor under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of, or, solely at all times during the CSAG Period, security for, any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full of the Obligations), it being the intent of this Section 4.02 that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full (other than contingent indemnification obligations that are not then due and payable) and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by applicable Law, the occurrence of any one (1) or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                at any time or from time to time, without notice to any Guarantor, the time for any performance of, or compliance with, any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)                any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract between any Loan Party and any Swap Bank, or any Treasury Management Agreement between any Loan Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;

(c)                the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract between any Loan Party and any Swap Bank, or any Treasury Management Agreement between any Loan Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be waived, or any other guarantee of any of the Obligations, or, solely at all times during the CSAG Period, any security therefor, shall be released, impaired or exchanged, in whole or in part, or otherwise dealt with;

(d)                any Lien granted to, or in favor of, the Administrative Agent or any Lender as security for any of the Secured Obligations shall fail to attach or be perfected; or

(e)                any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of a Loan Party) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of a Loan Party).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract between any Loan Party and any Swap Bank, or any Treasury Management Agreement between any Loan Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or, solely at all times during the CSAG Period, security for, any of the Obligations.

4.03           Reinstatement.

The obligations of each Guarantor under this Article IV shall be automatically reinstated if, and to the extent that, for any reason, any payment by, or on behalf of, any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

4.04           Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security, if any, for the Obligations at any time, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05           Remedies.

Each Guarantor agrees that, to the fullest extent permitted by applicable Law, as between such Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02. Section 9.03 and Section 9.04 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person, and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by such Guarantor for purposes of Section 4.01. The Guarantors acknowledge and agree that, solely at all times during the CSAG Period, their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Collateral Agent, on behalf of the Secured Parties, may exercise remedies thereunder in accordance with the terms of this Agreement and thereof.

4.06           Rights of Contribution.

Each Guarantor and the Borrower agree that, in connection with payments made hereunder, each Guarantor and the Borrower shall have contribution rights against each other as permitted under applicable Law. Such contribution rights shall be subordinate, and subject in right of payment, to the obligations of each Guarantor and the Borrower under the Loan Documents, and neither any Guarantor nor the Borrower shall exercise such rights of contribution until all Obligations have been paid in full (other than contingent indemnification obligations that are not then due and payable) and the Commitments have expired or been terminated.

4.07           Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising; provided, that, upon the Collateral and Subsidiary Guaranty Release Date, all Guarantors, other than the Parent Guarantor, shall be automatically released from the Guaranty provided by this Article IV.

4.08           Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article IV by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IV voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 4.08 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full (other than contingent indemnification obligations under the Loan Documents that are not then due or claimed). Each Loan Party intends this Section 4.08 to constitute, and this Section 4.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

4.09           Appointment of Borrower.

Each Loan Party hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents, and all other documents and electronic platforms entered into in connection herewith, and agrees that: (a) the Borrower may execute such documents, and provide such authorizations on behalf of such Loan Party, as the Borrower deems appropriate in its sole discretion, and such Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf; (b) any notice or communication delivered by the Administrative Agent, an L/C Issuer, or a Lender to the Borrower shall be deemed delivered to such Loan Party; and (c) the Administrative Agent, the L/C Issuers, or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of such Loan Party.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01           Conditions of Initial Credit Extension.

This Agreement shall become effective upon, and the obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of, the following conditions precedent:

(a)                Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement and the other Loan Documents to be entered into as of the Effectiveness Date, each properly executed by an authorized officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b)                Opinions of Counsel. Receipt by the Administrative Agent of customary opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, dated as of the Effectiveness Date.

(c)                No Material Adverse Effect. Since December 31, 2017, there shall not have occurred a Material Adverse Effect.

(d)                Litigation. There shall not exist any action, suit, investigation or proceeding pending, or, to the knowledge of the Loan Parties, threatened, in any court, or before an arbitrator or Governmental Authority, that would reasonably be expected to have a Material Adverse Effect.

(e)                Organizational Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals):

(i)                        copies of the Organizational Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Effectiveness Date;

(ii)                        such certificates of resolutions or other action, incumbency certificates and/or other certificates of authorized officers of each Loan Party as the Administrative Agent may reasonably require, evidencing the identity, authority and capacity of each authorized officer thereof authorized to act as an authorized officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)                        such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing, and qualified to engage in business in its state of organization or formation.

(f)                 Closing Certificate. Receipt by the Administrative Agent of a certificate, signed by a Responsible Officer of the Borrower, certifying that the conditions specified in Section 5.01(c), Section 5.01(d), Section 5.02(a) and Section 5.02(b) have been satisfied as of the Effectiveness Date.

(g)                Existing Credit Agreement. Receipt by the Administrative Agent of evidence that: (i) all obligations owed to lenders under the Existing Credit Agreement who are not Lenders hereunder, if any, shall have been paid in full; and (ii) the obligations owed to lenders under the Existing Credit Agreement who are Lenders hereunder shall be paid to the extent necessary so that the Obligations owed to such Lenders hereunder do not exceed their respective Commitments.

(h)                KYC Information.

(i)                        Upon the reasonable request of any Lender made at least ten (10) days prior to the Effectiveness Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act, in each case, at least five (5) days prior to the Effectiveness Date.

(ii)                        At least five (5) days prior to the Effectiveness Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification.

(i)                 Fees. Receipt by the Administrative Agent, the Arrangers, and the Lenders of any fees required to be paid on or before the Effectiveness Date.

(j)                 Out-of-Pocket Expenses and Attorney Costs. Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable out-of-pocket expenses of the Arrangers and the Administrative Agent and all fees, charges and disbursements of counsel to the Administrative Agent (limited to one (1) primary counsel for the Administrative Agent and, if deemed reasonably necessary by the Administrative Agent, of one (1) special and/or local counsel to the Administrative Agent in each applicable jurisdiction or regulatory counsel retained by the Administrative Agent) to the extent invoiced at least three (3) Business Days prior to the Effectiveness Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred, or to be incurred, by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required thereunder to be consented to or approved by, or acceptable or satisfactory to, a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effectiveness Date specifying its objection thereto.

5.02           Conditions to all Credit Extensions.

Subject to Section 2.01(d)(ii) and the Incremental Funds Certain Provision, if applicable, the obligation of each Lender or each L/C Issuer, as applicable, to honor any Request for Credit Extension (excluding any conversion or continuation of Loans) is subject to the following conditions precedent:

(a)                The representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any agreement, certificate or notice furnished at any time under, or in connection, herewith or therewith, shall be true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they shall be true and correct in all material respects (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date; provided, that, for purposes of this Section 5.02, the representations and warranties contained in Section 6.05(a) and Section 6.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a), Section 7.01(b) and Section 7.01(c), respectively.

(b)                No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                The Administrative Agent and, if applicable, the applicable L/C Issuer and/or the applicable Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                The Loan Parties and Subsidiaries shall be in compliance with all applicable Financial Covenants in effect at such time, after giving effect to the incurrence of such Credit Extension and the application of the proceeds thereof on a Pro Forma Basis.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 5.02(a) and Section 5.02(b) have been satisfied (or waived in accordance with the terms hereof) on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement, and to extend credit hereunder and under the other Loan Documents on the Effectiveness Date, the Loan Parties, jointly and severally, make the representations and warranties set forth in this Article VI and upon the occurrence of each Credit Extension thereafter (provided, that, (A) the representations and warranties set out in Section 6.03(a), Section 6.04(b), Section 6.09(a), Section 6.09(b), Section 6.10(c), Section 6.20, Section 6.21, Section 6.22, and Section 6.24, in each case, are made only on the First Amendment Effectiveness Date, upon the occurrence of each Credit Extension, and as may otherwise be agreed in writing by the Loan Parties, in each case, during the CSAG Period, and (B) the representations and warranties set out in Section 6.03(b) and Section 6.09(c) are made only upon the occurrence of each Credit Extension not during the CSAG Period and as may otherwise be agreed in writing by the Loan Parties):

6.01           Organization, Etc.

Each Loan Party (a) is a corporation or other form of legal entity, and each of its Subsidiaries is a corporation, partnership, or other form of legal entity (i) validly organized and existing, and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, (b) is duly qualified to do business, and is in good standing as a foreign corporation or foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification, (c) has full power and authority to (i) enter into, and perform its obligations under, this Agreement and each other Loan Document to which it is a party, and (ii) own, or hold under lease, its property, and to conduct its business substantially as currently conducted by it, and (d) holds all requisite governmental licenses, permits and other approvals to (i) enter into, and perform its obligations under, this Agreement and each other Loan Document to which it is a party, and (ii) own, or hold under lease, its property, and to conduct its business substantially as currently conducted by it, except, in the case of clauses (a)(ii), (b), (c)(ii) and (d) above only, where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.02           Due Authorization, Non-Contravention, Etc.

The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party, the borrowing of the Loans, the use of the proceeds thereof, and the issuance of the Letters of Credit hereunder are within each Loan Party’s corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, partnership or comparable and, if required, stockholder action, as the case may be, and do not:

(a)                contravene the Organizational Documents of any Loan Party or any of its respective Subsidiaries;

(b)                contravene any law, statute, rule or regulation binding on or affecting any Loan Party or any of its respective Subsidiaries;

(c)                violate, or result in a default or event of default or an acceleration of any rights or benefits under, any indenture, agreement or other instrument binding upon any Loan Party or any of its respective Subsidiaries; or

(d)                result in, or require the creation or imposition of, any Lien on any Property of any Loan Party, or any of its respective Subsidiaries, except Liens created under the Loan Documents;

except, in the cases of clauses (a) (with respect to Subsidiaries that are not Loan Parties only), (b), (c) and (d) above only, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.03           Government Approval, Regulation, Etc.

(a)                Solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.03 on a date that is during the CSAG period, no consent, authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, the borrowing of the Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, and the pledge or grant by any Loan Party of the Liens granted, or purported to be granted, in favor of the Collateral Agent pursuant to the Collateral Documents, except, in each case: (i) such as have been obtained or made and are in full force and effect; (ii) filings, recording or other requirements in connection with the granting and perfection of Liens on the Equity Interests of First-Tier Foreign Subsidiaries; (iii) with respect to any Real Property that is leased from a Governmental Authority that is to be made subject to a Mortgage, any consent of such Governmental Authority to such Mortgage in its capacity as landlord under the applicable lease; and (iv) those, the failure of which to obtain or make, would not reasonably be expected to have a Material Adverse Effect. No Loan Party or Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(b)                Solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.03 on a date that is not during the CSAG period, no consent, authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the due execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, the borrowing of the Loans, the use of the proceeds thereof, and the issuance of Letters of Credit hereunder, except, in each case: (i) such as have been obtained or made and are in full force and effect; and (ii) those, the failure of which to obtain or make, would not reasonably be expected to have a Material Adverse Effect. No Loan Party or Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.04           Validity, Etc.

(a)                This Agreement has been duly executed and delivered by each Loan Party, and constitutes, and each other Loan Document to which any Loan Party is to be a party (including, without limitation, the First Amendment) will, on the due execution and delivery thereof, and, assuming the due execution and delivery of this Agreement by each of the other parties hereto, constitute, the legal, valid and binding obligation of such Loan Party enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

(b)                Solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.04 on a date that is during the CSAG period, with respect to each Person that is required to have joined this Agreement as a Guarantor pursuant to Section 7.12 as of the date of such making of this representation and warranty, a Guarantor Joinder Agreement has been duly executed and delivered by such Person, and constitutes, and each other Loan Document to which any such Person is required to be a party will, on the due execution and delivery thereof, and, assuming the due execution and delivery of this Agreement by each of the parties hereto, constitute, the legal, valid and binding obligation of such Person enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

6.05           Financial Information.

(a)                The Audited Financial Statements have been prepared in accordance with GAAP consistently applied, and present fairly, in all material respects, the financial condition of the Parent Guarantor and its Subsidiaries, and the results of their operations and their cash flows, as of the dates and for the period presented, and the Audited Financial Statements have been audited by independent registered public accountants of nationally recognized standing and are accompanied by an opinion of such accountants (without any Impermissible Qualification).

(b)                Except as disclosed in the financial statements referred to above or the notes thereto, no Loan Party or any Subsidiary thereof has any Indebtedness, contingent liabilities, long-term commitments or unrealized losses that have had, or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.06           No Material Adverse Effect.

(a)                Solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.06 on a date that is prior to the First Amendment Effectiveness Date, since December 31, 2017, no event or circumstance has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

(b)                Solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.06 on a date that is on or after the First Amendment Effectiveness Date but prior to the MAE Reversion Date, since December 31, 2018, no event or circumstance has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect; provided, that, (i) no events or circumstances relating to the Boeing 737 MAX Program shall be deemed to constitute a Material Adverse Effect for purposes of this clause (b) with respect to each such making of the representation and warranty set forth in this Section 6.06 during such period~~.~~, and (ii) the impacts of the COVID-19 pandemic on the business, operations and/or financial condition of any of the Loan Parties and/or Subsidiaries occurring prior to December 31, 2020 that have been either (A) disclosed to the Administrative Agent and the Lenders prior to the Fourth Amendment Effectiveness Date, and/or (B) disclosed in publicly available filings made with the SEC prior to the Fourth Amendment Effectiveness Date, in each case of the foregoing clauses (ii)(A) and (ii)(B), will be disregarded.

(c)                Solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.06 on a date that is on or after the MAE Reversion Date, since the MAE Reversion Date, no event or circumstance has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect~~.~~; provided, that, the impacts of the COVID-19 pandemic on the business, operations and/or financial condition of any of the Loan Parties and/or Subsidiaries occurring prior to December 31, 2020 that have been either (i) disclosed to the Administrative Agent and the Lenders prior to the Fourth Amendment Effectiveness Date, and/or (ii) disclosed in publicly available filings made with the SEC prior to the Fourth Amendment Effectiveness Date, in each case of the foregoing clauses (i) and (ii), will be disregarded.

6.07           Litigation.

There is no pending, or, to the knowledge of the Loan Parties, threatened, litigation, action or proceeding against any Loan Party or Subsidiary that would reasonably be expected to have a Material Adverse Effect, or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

6.08           Compliance with Laws and Agreements.

None of the Loan Parties has violated, is in violation of, or has been given written notice of any violation of any Laws (other than Environmental Laws, which are the subject of Section 6.13), regulations or orders of any Governmental Authority applicable to it or its property, or any indenture, agreement or other instrument binding upon it or its property, except for any violations which would not reasonably be expected to have a Material Adverse Effect. No breach, default, violation, cancellation, termination or other event that would reasonably be expected to have a Material Adverse Effect has occurred under any Boeing Agreement.

6.09           Loan Parties; Subsidiaries, Etc.; Deposit and Investment Accounts.

(a)                Solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.09 on a date that is during the CSAG Period, Schedule 6.09–CSAG sets forth, as of the First Amendment Effectiveness Date: (i) the jurisdiction of organization, chief executive office, exact legal name, U.S. tax payer identification number, and organizational identification number of each Loan Party; and (ii) with respect to each Domestic Subsidiary directly owned by a Loan Party and each First-Tier Foreign Subsidiary, the classes of its Equity Interests, the percentage of Equity Interests of each such class owned directly by a Loan Party, and the Loan Party that owns such Equity Interests. Except as set forth on Schedule 6.09–CSAG, none of the Loan Parties has, as of the First Amendment Effectiveness Date, any directly owned Domestic Subsidiaries or First-Tier Foreign Subsidiaries (other than Immaterial Foreign Subsidiaries). All of the outstanding Equity Interests of each such Subsidiary indicated on Schedule 6.09–CSAG as owned directly by a Loan Party are owned, beneficially and of record, by such Loan Party, free and clear of all adverse claims, other than Liens granted in favor of the Collateral Agent.

(b)                Solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.09 on a date that is during the CSAG Period, Schedule 6.09–CSAG sets forth, as of the First Amendment Effectiveness Date, a true and complete list of each deposit and investment account of each Loan Party.

(c)                Solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.09 on a date that is not during the CSAG Period, Schedule 6.09 (as in effect on the Effectiveness Date) sets forth, as of the Effectiveness Date, the name, taxpayer identification number, and organizational identification number (if any) of each of the Parent Guarantor and the Borrower.

6.10           Ownership of Properties.

(a)                Each Loan Party and each Subsidiary has good and marketable title in fee simple to (or other similar title in jurisdictions outside the United States of America), or valid leasehold interests in, or easements or other limited property interests in, or otherwise has the right to use, all Mortgaged Properties, except for defects in the foregoing that do not materially interfere with its ability to conduct its business as currently conducted, or to utilize such properties and assets for their intended purposes, and except where the failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b)                Each Loan Party and each Subsidiary owns, possesses, is licensed or otherwise has the right to use, or could obtain ownership, possession of, or the right to use, all patents, trademarks, service marks, trade names, and copyrights necessary for the present conduct of its business, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)                Solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.10 on a date that is during the CSAG Period:

(i)                        Schedule 6.10–CSAG–RP sets forth, as of the First Amendment Effectiveness Date, a true and complete list of: (A) each Real Property (other than Excluded Property) with a fair market value (as reasonably determined by the Borrower) in excess of Ten Million Dollars ($10,000,000) (I) owned in fee by any Loan Party, together with an indication that such Real Property is owed in fee by such Loan Party, and (II) leased, subleased, or otherwise occupied or utilized by any Loan Party, as lessee or otherwise, together with an indication that such Real Property is leased, subleased, or otherwise occupied or utilized by such Loan Party; together with (B) each leased Real Property with a fair market value (as reasonably determined by the Borrower) not in excess of Ten Million Dollars ($10,000,000) with respect to which the Borrower has otherwise agreed to use commercially reasonable efforts to deliver a Mortgage;

(ii)                        each Loan Party and each Subsidiary has complied with all obligations under all leases and other Real Property Agreements to which it is a party, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and all such leases and other Real Property Agreements are in full force and effect, except in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect;

(iii)                        each Loan Party and each Subsidiary enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and

(iv)                        Schedule 6.10–CSAG–IP sets forth, as of the First Amendment Effectiveness Date, a list of all intellectual property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned at such applicable time by a Loan Party that is true and correct in all material respects.

6.11           Taxes.

Except as would not reasonably be expected to have a Material Adverse Effect, each Loan Party and each Subsidiary has timely filed all federal, foreign, and other Tax returns and reports required by applicable Law to have been filed by it, and has timely paid all Taxes and governmental charges due (whether or not shown on any Tax return), except any such Taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

6.12           Pension and Welfare Plans.

(a)                Each Plan is in compliance, in all material respects, with the applicable provisions of ERISA, the Code, and other federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS, to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)                There are no pending, or, to the best knowledge of the Loan Parties, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

(c)                Except as would not result, or be reasonably be expected to result, in a Material Adverse Effect, (i) no ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute, or result in, an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60.0%) or higher, and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60.0%) as of the most recent valuation date; (iii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC, other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)                Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any material unsatisfied obligation to contribute to, or material liability under, any active or terminated Pension Plan, other than Pension Plans not otherwise prohibited by this Agreement.

(e)                The Borrower represents and warrants, as of the First Amendment Effectiveness Date, that the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one (1) or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement.

6.13           Environmental Warranties.

Each Loan Party and each of its respective Subsidiaries conduct, in the ordinary course of business, a review of the effect of existing Environmental Laws and known Environmental Liabilities on their respective businesses, operations and properties, and, as a result thereof, each Loan Party has reasonably concluded that such Environmental Laws and known Environmental Liabilities would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.14           Regulations T, U and X.

The Loans and other Credit Extensions, the use of the proceeds thereof, this Agreement, and the transactions contemplated hereby will not result in a violation of Regulation T, Regulation U or Regulation X.

6.15           Disclosure and Accuracy of Information.

Neither this Agreement nor any other document, certificate or written statement (other than Projections, estimates, forecasts and information of a general economic or industry specific nature), in each case, concerning any Loan Party, furnished to the Administrative Agent or any Lender by, or on behalf of, any Loan Party in connection herewith, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein and therein not materially misleading, in light of the circumstances under which they were made. Any document, certificate or written statement containing financial projections and other forward looking information concerning the Parent Guarantor and its Subsidiaries provided to the Arrangers or the Lenders by any of the Loan Parties or any of their representatives (or on their behalf) (the “Projections”) have been be prepared in good faith utilizing assumptions believed by the Borrower to be reasonable and due care in the preparation of such document, certificate or written statement, it being understood that forecast and projections are subject to uncertainties and contingencies and no assurance can be given that any forecast or projection will be realized.

6.16           Labor Matters.

Except as would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against the Loan Parties pending or, to the knowledge of any Loan Party, threatened; (b) the hours worked by, and payments made to, employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign Law dealing with such matters; and (c) all payments due from the Loan Parties, or for which any claim may be made against the Loan Parties, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Parties.

6.17           Solvency.

Immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans: (a) the fair value of the Property of the Parent Guarantor and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the Property of the Parent Guarantor and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Parent Guarantor and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Parent Guarantor and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted. For purposes of this Section 6.17, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

6.18           Securities.

The common Equity Interests of each Subsidiary are fully paid and non-assessable, in each case, to the extent applicable. The Equity Interests of each Subsidiary held, directly or indirectly, by each Loan Party are owned, directly or indirectly, by such Loan Party, free and clear of all Liens except Permitted Liens. There are not, as of the Effectiveness Date, and, solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.18 on a date that is during the CSAG Period, on the First Amendment Effectiveness Date, any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any common stock of any Subsidiary, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for, any such common stock, except: (i) as disclosed in the financial statements delivered pursuant to Section 7.01(a), Section 7.01(b) and Section 7.01(c); (ii) in connection with the Asco Acquisition, or the post-closing integration, of Asco; or (iii) otherwise disclosed to the Lenders prior to the Effectiveness Date or the First Amendment Effectiveness Date, as applicable.

6.19           Sanctions; Anti-Corruption Laws.

(a)                Neither any Loan Party nor any Subsidiary, nor, to the knowledge of any Loan Party, any director, officer or employee thereof, is an individual or entity that is: (i) currently the subject or target of any Sanctions; (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the United States federal government (including, without limitation, OFAC), the European Union or Her Majesty’s Treasury; or (iii) located, organized or resident in a Designated Jurisdiction.

(b)                (i) Neither any Loan Party nor any Subsidiary is in violation of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption legislation in other jurisdictions applicable to such Loan Party or Subsidiary from time to time, the effect of which is, or would reasonably be expected to be, material to the Loan Parties and Subsidiaries taken as a whole; and (ii) the Parent Guarantor has instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such Laws.

6.20           Creation, Perfection and Priority of Liens.

Solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.20 on a date that is during the CSAG Period, each of the Mortgages is (if recorded), or, upon recording in the proper jurisdiction with the proper authority, will be, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on, and security interest in, the respective Loan Party’s right, title and interest in and to the Real Property subject thereto and proceeds thereof, and, each such Mortgage shall, upon proper recording and payment of applicable fees and taxes, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereof in such Real Property and proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except with respect to Permitted Liens).

6.21           Insurance.

Solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.21 on a date that is during the CSAG Period the properties of the Loan Parties and Subsidiaries that are material to the business of the Loan Parties and Subsidiaries (taken as a whole) are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles, and covering such risks, as are customarily carried by companies engaged in similar businesses operating in the same or similar locations.

6.22           Boeing Agreements.

Solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.22 on a date that is during the CSAG Period, the Borrower has provided to the Administrative Agent true and complete copies of each Boeing Agreement in effect as of the First Amendment Effectiveness Date.

6.23           Affected Financial Institution.

No Loan Party is an Affected Financial Institution.

6.24           Beneficial Ownership Certification.

As of the Effectiveness Date, and, solely with respect to each instance during the term of this Agreement for which the Loan Parties are, jointly and severally, making the representation and warranty set forth in this Section 6.24 on a date that is during the CSAG Period, as of the First Amendment Effectiveness Date, to the knowledge of the Loan Parties, the information included in the Beneficial Ownership Certification is true and complete in all respects.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Loan Party hereby covenants and agrees with the Lenders that, on or after the Effectiveness Date and until the Commitments have expired or terminated and the principal of, and interest on, each Loan, and all fees and other amounts payable hereunder or under any other Loan Document, have been paid in full (other than contingent indemnification obligations that are not then due and payable), and all Letters of Credit have expired, terminated or been collateralized, and all drawings under all Letters of Credit shall have been reimbursed:

7.01           Financial Information, Reports, Notices, Etc.

The Borrower will furnish, or will cause to be furnished, to the Administrative Agent (for further distribution to each Lender) copies of the following financial statements, reports, notices and information:

(a)                as soon as available, and, in any event, within forty-five (45) days after the end of each of the first (1st) three (3) Fiscal Quarters of each Fiscal Year of the Parent Guarantor, a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings of the Parent Guarantor and its Subsidiaries for such Fiscal Quarter, and for the same period in the prior Fiscal Year, and consolidated statements of earnings and cash flow for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of the Parent Guarantor as fairly presenting, in all material respects, the financial position, results of operations, and cash flows of the Parent Guarantor and its Subsidiaries in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes, and a management’s discussion and analysis of the financial condition, and results of operations, for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, as compared to the comparable periods in the previous Fiscal Year (it being understood that such information may be furnished in the form of a Form 10–Q);

(b)                as soon as available, and, in any event, within ninety (90) days after the end of each Fiscal Year of the Parent Guarantor, a copy of the annual audit report for such Fiscal Year for the Parent Guarantor and its Subsidiaries, including therein a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Parent Guarantor and its Subsidiaries for such Fiscal Year, in each case, certified (without any Impermissible Qualification) by Ernst & Young LLP, or another nationally recognized independent public accounting firm, and management’s discussion and analysis of the financial condition, and results of operations, of the Parent Guarantor and its Subsidiaries for such Fiscal Year, as compared to amounts for the previous Fiscal Year (it being understood that such information may be furnished in the form of a Form 10–K) (provided, that, such comparison need not be covered by the certification of the independent public accounting firm referred to above);

(c)                solely at all times during the FCR Period, as soon as available, and, in any event, within fifteen (15) Business Days after the end of each Fiscal Month ending during the FCR Period, unaudited consolidated management accounts of the Parent Guarantor and its Subsidiaries as of the end of such Fiscal Month, which shall be based on the form of those certain monthly management accounts provided to the Administrative Agent prior to the First Amendment Effectiveness Date, it being understood that such management accounts shall be subject to year-end audit adjustments, quarter-end adjustments (including with respect to the adoption of, or changes in, accounting policies) and the absence of footnotes;

(d)

(i)                        ~~solely at all times during the FCR Period~~commencing with the first (1st)Fiscal Month ending after the First Amendment Effectiveness Date, within seven (7) Business Days after the end of each Fiscal Month ~~ending during the FCR Period~~through the twelfth (12th) Fiscal Month of 2021, a Compliance Certificate certifying, and demonstrating by reasonably detailed calculations attached thereto, compliance with Section 8.08(a) (it being understood and agreed that such calculations shall be based on the Borrower’s treasury system, which is reasonably believed by the Borrower in good faith to be accurate in all material respects);

(ii)                        concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate certifying, and demonstrating by reasonably detailed calculations attached thereto, compliance with each of the financial ratios and restrictions contained in the applicable Financial Covenants in effect at such time, and certifying, to the extent that, in making the examination necessary for the signing of such certificate, the Financial Officer executing such Compliance Certificate has not become aware of any Default or Event of Default that has occurred and is continuing, or, if such Financial Officers have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it;

(e)                promptly upon any written request by the Administrative Agent or any Lender, copies of all material written reports submitted to the Board of Directors (or the audit committee of the Board of Directors) of the Parent Guarantor by independent certified public accountants in connection with each annual, interim or special audit of the books of any Loan Party or Subsidiary made by such accountants;

(f)                 promptly after becoming aware of the occurrence of any Default or Event of Default, a statement of a Financial Officer of the Parent Guarantor setting forth details of such Default or Event of Default and the action which the Borrower has taken, and proposes to take, with respect thereto;

(g)                promptly after (i) the occurrence of any adverse development with respect to any litigation, action or proceeding against a Loan Party or Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (ii) the commencement of any litigation, action or proceeding against a Loan Party or Subsidiary that would reasonably be expected to have a Material Adverse Effect, or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document, or the transactions contemplated hereby or thereby, notice thereof;

(h)                promptly upon the occurrence of an ERISA Event which could result in a Lien on the Property of any Loan Party or Subsidiary, or in the incurrence by a Loan Party of any liability, fine or penalty, in each case, which would reasonably be expected to have a Material Adverse Effect, notice thereof;

(i)                 promptly after becoming aware of the occurrence thereof, notice of any other development that would reasonably be expected to have a Material Adverse Effect;

(j)                 promptly after becoming aware thereof, notice of the termination or permanent cessation of the Boeing 737 MAX Program; and

(k)                promptly, from time to time, such other information respecting the condition or operations, financial or otherwise, of the Loan Parties and Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 7.01 may be delivered electronically and shall be deemed to have been so delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 11.02, or on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (ii) on which they are first available on the SEC’s website on the Internet at ~~https://www.sec.gov~~https://www.sec.gov; provided, that, the Borrower shall deliver a paper copy of such documents to the Administrative Agent or any Lender upon its written request to the Borrower to deliver such paper copy. The Administrative Agent shall have no obligation to request the delivery of, or to maintain paper copies of the documents referred to above, and, in any event, shall have no responsibility to monitor compliance by the Borrower with any such request for delivery by a Lender, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that: (a) the Administrative Agent and/or any of the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by, or on behalf of, the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”); and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. The Borrower hereby agrees that: (A) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first (1st) page thereof; (B) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, each of the Arrangers, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities Laws (provided, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (D) the Administrative Agent and the Arrangers shall be required to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated as “Public Side Information”.

7.02           Compliance with Laws, Etc.

Each Loan Party will, and will cause each of its Subsidiaries to, comply, in all respects, with all applicable laws, rules, regulations and orders, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.03           Maintenance of Properties.

Each Loan Party will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its material Properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

7.04           Insurance.

Each Loan Party will, and will cause each of its Subsidiaries to:

(a)                maintain, or cause to be maintained, with financially sound and responsible insurance companies, insurance with respect to any of its respective properties that are material to the business of the Loan Parties and Subsidiaries (taken as a whole), including, solely at all times during the CSAG Period, with respect to any Mortgaged Property, against such casualties and contingencies, and of such types and in such amounts with such deductibles, as is customary in the case of similar businesses operating in the same or similar locations (including, without limitation, to the extent customary in the case of similar businesses operating in the same or similar locations: (i) physical hazard insurance on an “all risk” basis; (ii) commercial general liability against claims for bodily injury, death or property damage; (iii) business interruption insurance; and (iv) worker’s compensation insurance as may be required by any applicable Laws); and

(b)                solely at all times during the CSAG Period, without limiting the foregoing: (i) maintain, if available, fully paid flood hazard insurance provided under the National Flood Insurance Program (or with private insurance endorsed to cause such private insurance to be fully compliant with the federal Law as regards private placement insurance applicable to the National Flood Insurance Program, with financially sound and reputable insurance companies not Affiliates of any Loan Party) on each Flood Hazard Property that is subject to a Mortgage, (in such amounts and with such deductibles as are customarily maintained by companies engaged in similar businesses operating in the same or similar locations); (ii) furnish to the Collateral Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof; and (iii) furnish to the Collateral Agent prompt written notice of any redesignation of any such improved Real Property into, or out of, a special flood hazard area.

7.05           Books and Records; Visitation Rights.

Each Loan Party will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect, in all material respects, its business affairs and material transactions, and permit the Administrative Agent or its representatives (who may be accompanied by the representatives of any Lender), upon reasonable prior notice and at reasonable times and intervals, to (i) visit all of its offices, to the extent permitted by applicable Laws and subject to applicable confidentiality requirements, (ii) discuss its financial matters with its executive financial officers and independent public accountant, and (iii) upon the reasonable request of the Administrative Agent or a Lender, examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate or partnership records; provided, that, (a) as long as no Default or Event of Default has occurred and is continuing, the Loan Parties shall bear the expense of not more than one (1) such visit per Fiscal Year for the Administrative Agent and its representatives (which may be accompanied by the representatives of any Lender), (b) any such visits by Lenders shall be coordinated through the Administrative Agent, which shall in turn coordinate any such visits through Responsible Officers of the Borrower, and (c) nothing in this Section 7.05 shall require any Loan Party to disclose, permit the inspection, examination or making of copies of, or taking abstracts from, or discuss, any document, information or other matter (I) that constitutes non-financial trade secrets or non-financial proprietary information of the Loan Parties and Subsidiaries and/or any of its customers and/or suppliers, (II) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Laws, (III) that is subject to attorney-client or similar privilege, or constitutes attorney work product, or (IV) in respect of which any Loan Party or Subsidiary owes confidentiality obligations to any third-party (provided, that, such confidentiality obligations were not entered into in contemplation of the requirements of this Section 7.05).

7.06           Environmental Covenant.

Each Loan Party will, and will cause each of its Subsidiaries to:

(a)                use and operate all of its facilities and properties in compliance with all Environmental Laws, except for such noncompliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, keep all Environmental Permits in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any failure to keep Environmental Permits in effect or noncompliance that would not reasonably be expected to have a Material Adverse Effect;

(b)                promptly notify the Administrative Agent and provide copies of all written inquiries, claims, complaints or notices from any Person relating to the environmental condition of its facilities and properties or compliance with, or liability under, any Environmental Law which would reasonably be expected to have a Material Adverse Effect, and use its commercially reasonable efforts to promptly commence to cure and have dismissed with prejudice or contest in good faith any actions and proceedings relating thereto;

(c)                solely at all times during the CSAG Period, in the event of the presence of any Hazardous Material on any Mortgaged Property which is in violation of any Environmental Law, or which would reasonably be expected to result in an Environmental Liability, which violation or Environmental Liability would reasonably be expected to have a Material Adverse Effect, each applicable Loan Party and its Subsidiaries, upon discovery thereof, use commercially reasonable efforts to initiate and expeditiously complete all reasonable response, corrective and other action to mitigate and eliminate any such adverse effect in accordance with, and to the extent required by, applicable Environmental Laws, and shall keep the Collateral Agent reasonably informed of their actions; and

(d)                promptly, from time to time, provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.06.

7.07           Existence; Conduct of Business.

Each Loan Party will, and will cause each of its Subsidiaries to, do, or cause to be done, all things necessary to preserve, renew and keep in full force and effect (a) its legal existence, and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except (other than in respect of the legal existence of the Borrower) where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, that, nothing in this Section 7.07 shall prohibit any merger or consolidation, liquidation, dissolution or sale or other disposition permitted under Section 8.03 or Section 8.05.

7.08           Use of Proceeds.

The Borrower covenants and agrees that: (a) the proceeds of Loans will be used to refinance certain existing Indebtedness and for working capital, capital expenditures, Permitted Acquisitions, permitted share repurchases, and other lawful general corporate purposes; and (b) the proceeds of any Add-On Term Loans will be used for lawful general corporate purposes.

7.09           Payment of Taxes.

Each Loan Party will, and will cause each of its Subsidiaries to, pay and discharge all federal and other Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of any Loan Party or Subsidiary, or cause a failure or forfeiture of title thereto; provided, that, neither any Loan Party nor any Subsidiary shall be required to pay or discharge any such Tax, assessment, charge, levy or claim (a) that is being contested in good faith and by proper proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property that may become subject to such Lien, if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP, or (b) if failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

7.10           KYC Information

Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Act, the Beneficial Ownership Regulation or other applicable Anti-Money Laundering Laws.

7.11           [Reserved].

7.12           Additional Guarantors.

Solely at all times during the CSAG Period, the Loan Parties shall, within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) after any Person becomes a Domestic Subsidiary (other than an Excluded Subsidiary), cause such Person to: (a) become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement; and (b) deliver to the Administrative Agent such Organizational Documents, resolutions and customary opinions of counsel relating to such Guarantor substantially consistent with those delivered with respect to the Guarantors on the First Amendment Effectiveness Date or otherwise reasonably satisfactory to the Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document: (i) if, at any time, any Subsidiary (other than an Excluded Subsidiary described in clauses (b) or (e) of the definition thereof) provides a guaranty with respect to any Material Indebtedness of any Loan Party or any Domestic Subsidiary (other than any FSHCO) (including, without limitation, any Material Indebtedness incurred pursuant to Section 8.02(b)(vi), the 2021 / 2023 / 2028 Notes and the 2026 Notes), within thirty (30) days (or such later date as the Administrative Agent may agree to in its sole discretion) of the provision of such guaranty, cause such Person to (A) become a Guarantor by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement, and (B) deliver to the Administrative Agent such applicable documents of the type referred to in clause (b) above; and (ii) notwithstanding anything to the contrary herein or in any other Loan Document, any Subsidiary that is or becomes a Guarantor shall remain a Guarantor at all times during the CSAG Period, unless released in accordance with the terms of this Agreement in the circumstances described in Section 10.10(a)(ii).

7.13           Pledged Assets; Additional Collateral.

(a)                Equity Interests.

(i)                        solely at all times during the CSAG Period, the Loan Parties shall cause (A) one hundred percent (100.0%) of the issued and outstanding Equity Interests of each Wholly Owned Subsidiary that is a Domestic Subsidiary (other than an Immaterial Subsidiary, FSHCO or Subsidiary of a Foreign Subsidiary), and (B) sixty-five percent (65.0%) (or such lesser percentage as is owned by a Loan Party) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treasury Regulations Section 1.956–2(c)(2)), and one-hundred percent (100.0%) (or such lesser percentage as is owned by a Loan Party) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treasury Regulations Section 1.956–2(c)(2)), in each Wholly Owned Subsidiary that is a First-Tier Foreign Subsidiary (other than an Immaterial Foreign Subsidiary), but, in each case of the foregoing clauses (a)(i)(A) and (a)(i)(B), excluding any Equity Interests that constitute Excluded Property, in each case of the foregoing clauses (a)(i)(A) and (a)(i)(B), to be subject, at all times, to a first priority (subject to Permitted Liens), perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of the Collateral Documents, and, in connection with the foregoing, deliver to the Collateral Agent any filings and deliveries to perfect such Liens and customary opinions of counsel relating to such Subsidiary, all in form and substance reasonably satisfactory to the Collateral Agent.

(ii)                        solely at all times during the CSAG Period, the Loan Parties shall, (A) with respect to the formation or Acquisition of any Wholly Owned Subsidiary that is a Domestic Subsidiary (other than an Immaterial Subsidiary, FSHCO or Subsidiary of a Foreign Subsidiary) that is consummated at any time during the CSAG Period, thirty (30) days from the date of such formation or Acquisition, and (B) with respect to the formation or Acquisition of any Wholly Owned Subsidiary that is a First-Tier Foreign Subsidiary (other than an Immaterial Foreign Subsidiary) that is consummated at any time during the CSAG Period, sixty (60) days (or such later date as Administrative Agent may agree in its reasonable discretion) from the date of such formation or Acquisition, in each case of the foregoing clauses (a)(ii)(A) and (a)(ii)(B), cause the Equity Interests of such Subsidiary (to the extent that such Equity Interests do not constitute Excluded Property) to be subject to a first priority (subject to Permitted Liens), perfected Lien in favor of the Collateral Agent in accordance with this clause (a).

(iii)                        Notwithstanding anything to the contrary in this clauses (a), the pledge of Equity Interests of any Subsidiary pursuant to this clause (a) shall not be required to the extent that such Equity Interests constitute Excluded Property.

(b)                Real and Personal Property. Solely at all times during the CSAG Period, with respect to:

(i)                        any Real Property (other than Excluded Property) acquired in fee by a Loan Party after the First Amendment Effectiveness Date (but, notwithstanding anything to the contrary in this clause (b)(i), subject to Section 7.15(a) below), within sixty (60) days (or such later date as the Administrative Agent in its sole discretion may agree) of the acquisition thereof (or such later date as the Collateral Agent may agree in its sole discretion), the Loan Parties shall cause all such Real Property (other than Excluded Property) to be subject, at all times, to first priority, title insured Liens in favor of the Collateral Agent to secure the Secured Obligations pursuant to the Collateral Documents (subject to Permitted Liens), and, in connection with the foregoing, deliver to the Collateral Agent such other Real Property Security Documents as the Collateral Agent may reasonably request; and

(ii)                        any Real Property (other than Excluded Property) leased by a Loan Party after the First Amendment Effectiveness Date (but, notwithstanding anything to the contrary in this clause (b)(ii), subject to Section 7.15(a) below), within sixty (60) days of the leases thereof (or such later date as the Collateral Agent may agree in its sole discretion), the Loan Parties shall cause all such Real Property (other than Excluded Property) to be subject, at all times, to first priority, title insured Liens in favor of the Collateral Agent to secure the Secured Obligations pursuant to the Collateral Documents (subject to Permitted Liens), and, in connection with the foregoing, deliver to the Collateral Agent such other Real Property Security Documents as the Collateral Agent may reasonably request; provided, however, that the inability of the Loan Parties to deliver a Mortgage with respect to such Mortgaged Property with respect to which the related Real Property is a leasehold following the use of commercially reasonable efforts to do so shall not be deemed to be a failure to satisfy this clause (b)(ii).

Notwithstanding anything to the contrary in the above, in Section 7.15(a), or otherwise in any Loan Document, the Collateral Agent shall not enter into, accept, or record any mortgage in respect of any Real Property until the Collateral Agent shall have received written confirmation (which confirmation shall, for purposes hereunder, include email) from each Lender that flood insurance compliance has been completed by such Lender with respect to such Real Property (such written confirmation not to be unreasonably conditioned, withheld or delayed); provided, that, the inability of a Loan Party to deliver, enter into, or record a Mortgage with respect to any Real Property within the time period required by this Section 7.13(b) or Section 7.15(a), as applicable, due to the failure of the Collateral Agent to receive written confirmation from each Lender that flood insurance compliance has been completed by such Lender with respect to such Real Property within such time period shall not be deemed to be a failure by such Loan Party to satisfy the requirements of Section 7.13(b) or Section 7.15(a), as applicable.

7.14           Further Assurances.

(a)                Solely at all times during the CSAG Period, each Loan Party will, and will cause each of its respective Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including, without limitation, the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and the delivery of appropriate opinions of counsel), which are required under any applicable Law, or which the Collateral Agent or the Requisite Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents, or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. Each Loan Party will, and will cause each of its respective Subsidiaries to, provide to the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created, or intended to be created, by the Collateral Documents.

(b)                Solely at all times during the FCR Period, the Administrative Agent may, in its sole discretion following consultation with the Borrower, require that the Borrower retain a financial advisor reasonably acceptable to both the Administrative Agent and the Borrower to assist in the preparation of financial models and reports required to be delivered pursuant to Section 7.01.

7.15           Post-First Amendment Effectiveness Date Conditions.

(a)                Mortgages. Within sixty (60) days of the First Amendment Effectiveness Date (or such later date as the Collateral Agent may agree in its sole discretion), the Loan Parties shall have delivered, or caused to be delivered, to the Collateral Agent all Real Property Security Documents with respect to each Real Property required to become subject to a Mortgage pursuant to the terms of Section 7.13(b), including each of the Real Properties listed on Schedule 6.10–CSAG–RP; provided, that, if such Mortgaged Property with respect to which the related Real Property is a leasehold, the inability of the Loan Parties to deliver a Mortgage with respect to such Mortgaged Property with respect to which the related Real Property is a leasehold following the use of commercially reasonable efforts to do so shall not be deemed to be a failure to satisfy this clause (a). Notwithstanding anything to the contrary herein or in any other Loan Document, but subject to the proviso in the immediately preceding sentence, each of the Real Properties listed on Schedule 6.10–CSAG–RP shall, solely at all times during the CSAG Period, remain subject to a Mortgage unless released in accordance with the terms of this Agreement in the circumstances described in Section 10.10(a)(i)(A).

(b)                Control Agreements. Within ninety (90) days of the First Amendment Effectiveness Date (or such later date as the Collateral Agent may agree in its sole discretion), the Loan Parties shall, and shall cause their Subsidiaries to, use commercially reasonably efforts to provide, or cause to be provided, to the Collateral Agent all Control Agreements reasonably requested by the Collateral Agent, except with respect to Excluded Accounts and subject to the limitations set forth in the Security Agreement.

7.16           Repayment and Termination of Liquidity Bridge Credit Agreement.

Promptly and, in any event, within five (5) Business Days upon the actual receipt by any Loan Parties of Net Proceeds from the issuance or sale of any Permitted Convertible / Exchangeable Indebtedness (after payment by the Borrower or the Parent Guarantor, as the case may be, of an amount equal to the difference between the purchase price for any Permitted Bond Hedge Transactions, and the proceeds (if any) received by the Parent Guarantor from the sale of any related Permitted Warrant Transactions), and/or any other Indebtedness incurred pursuant to Section 8.02(b)(xiv), after the Fourth Amendment Effectiveness Date, the Borrower shall: (a) on a dollar-for-dollar basis using such Net Proceeds (after payment by the Borrower or the Parent Guarantor, as the case may be, of an amount equal to the difference between the purchase price for any Permitted Bond Hedge Transactions, and the proceeds (if any) received by the Parent Guarantor from the sale of any related Permitted Warrant Transactions), cause all Obligations (as defined in the Liquidity Bridge Credit Agreement), if any, outstanding under the Liquidity Bridge Credit Agreement to be repaid in full (other than those Obligations (as defined in the Liquidity Bridge Credit Agreement) that, pursuant to the express terms of the Liquidity Bridge Credit Agreement, survive the repayment in full of the Obligations (as defined in the Liquidity Bridge Credit Agreement) and the termination of the Commitments (as defined in the Liquidity Bridge Credit Agreement)); and (b) cause all Commitments (as defined in the Liquidity Bridge Credit Agreement), if any, to be terminated.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of, and interest on, each Loan, and all fees and other amounts payable hereunder or under any other Loan Document, have been paid in full (other than contingent indemnification obligations that are not then due and payable), and all Letters of Credit have expired, terminated or been collateralized, and all drawings under all Letters of Credit shall have been reimbursed, each Loan Party hereby covenants and agrees with the Lenders that, from and after the Effectiveness Date:

8.01           Liens.

Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, or permit to exist any Lien on any Property (including any income or revenues (including accounts receivable)) now owned or hereafter acquired by it or them, except the following (herein collectively referred to as “Permitted Liens”):

(a)                Liens in favor of: (i) the Collateral Agent pursuant to the Collateral Documents; or (ii) the Administrative Agent in connection with the provision of Cash Collateral under this Agreement;

(b)                landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorney’s or other like liens, in any case, incurred in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings;

(c)                Liens existing on the First Amendment Effectiveness Date and set forth on Schedule 8.01(c), and any Permitted Lien Renewals thereof, provided, that: (i) no additional Property is covered thereby; (ii) no Liens incurred in connection with Capital Lease Obligations shall be set forth on Schedule 8.01(c), except for those certain Liens (and any Permitted Lien Renewals thereof) incurred in connection with Capital Lease Obligations that were set forth on Schedule 8.01(c) as in effect immediately prior to the First Amendment Effectiveness Date; and (iii) the amount secured or benefited thereby is not increased (except, in connection with any refinancing, refunding, renewal or extension thereof, by an amount equal to accrued interest, premiums paid in connection with such refinancing, refunding, renewal, replacement or extension, as applicable, and fees and expenses incurred in connection therewith);

(d)                Liens for taxes, assessments or governmental charges or claims, or other like statutory Liens that do not secure Indebtedness for borrowed money, and that (i) are not yet delinquent, or (ii) are being contested in good faith by appropriate proceedings promptly instituted and properly pursued; provided, that, any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(e)                Liens in the form of zoning restrictions, easements, rights of way, licenses, reservations, covenants, conditions or other restrictions on the use of Real Property, or other minor irregularities in title (including leasehold title), that do not: (i) secure Indebtedness; or (ii) materially interfere with the business of the Loan Parties and Subsidiaries, taken as a whole;

(f)                 Liens not for borrowed money in the form of pledges or deposits securing bids, tenders, performance, payment of insurance premiums, statutory obligations, surety bonds, appeal bonds, leases to which the Borrower or any of its Subsidiaries is a party, and other obligations of a like nature, in each case, made in the ordinary course of business;

(g)                Liens resulting from any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute an Event of Default under this Agreement;

(h)                Liens in the form of licenses, leases or subleases granted or created by the Borrower or any of its Subsidiaries, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Loan Parties and Subsidiaries, taken as a whole;

(i)                 Liens on fixtures or personal Property held by, or granted to, landlords pursuant to leases;

(j)                 Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent of a Permitted Acquisition otherwise permitted hereunder;

(k)                Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(l)                 any zoning or similar Law or right reserved to, or vested in, any governmental office or agency to control or regulate the use of any Real Property;

(m)              bankers’ Liens, rights of setoff, and similar Liens existing solely with respect to cash and Permitted Investments on deposit in one (1) or more accounts maintained by any Loan Party or Subsidiary, in each case, granted in the ordinary course of business in favor of the bank(s) with which such account(s) are maintained, securing amounts owing to such bank with respect to cash management or other account arrangements, including those involving pooled accounts and netting arrangements;

(n)                Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(o)                pledges or deposits in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other social security legislation, other than any lien imposed by ERISA;

(p)                Liens with respect to unearned premiums of prepaid insurance incurred pursuant to Section 8.02(b)(xi);

(q)                Liens on Property acquired after the Effectiveness Date (i) existing on Property of a Person at the time of its consolidation with, or merger into, the Borrower, or any of its Subsidiaries, permitted under this Agreement, or at the time such Person becomes a Subsidiary, or (ii) existing on any Property acquired by the Borrower, or any of its Subsidiaries, at the time such Property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed, and any Permitted Lien Renewals thereof); provided, that, in each such case, (A) such Liens were not incurred in connection with, or in contemplation of, such consolidation or merger, such Person’s becoming a Subsidiary, or such acquisition of Property, (B) such Liens shall extend solely to the Property so acquired, or, in the case of an Acquisition of a Subsidiary, the Property of such Subsidiary, and, in each case, proceeds thereof and improvements thereon, (C) the amount of obligations secured or benefitted thereby is not increased (including pursuant to any Permitted Lien Renewals thereof), except by an amount equal to any premium or other amount paid, and fees and expenses incurred, in connection with such Permitted Lien Renewals, and by an amount equal to any existing commitments unutilized thereunder, and (D) in the case of any such Permitted Lien Renewals, the terms of such Permitted Lien Renewals relating to the Liens on such Property are on then-current market terms, or are substantially the same as those immediately prior to such Permitted Lien Renewals;

(r)                 Liens representing the right of commercial or government (including defense) customers to acquire certain Property from the Borrower or any of its Subsidiaries, and set-off rights under commercial or defense customer agreements with the Borrower entered into in the ordinary course of business;

(s)                 licenses, sublicenses, covenants not to sue and similar rights granted with respect to intellectual property in the ordinary course of business, or granted in the applicable Loan Party’s or Subsidiary’s reasonable judgment.

(t)                 (i) solely at all times during the CSAG Period, (A) Liens securing Indebtedness permitted pursuant to Section 8.02(b)(vi)~~;~~, and (B) Liens securing Indebtedness permitted pursuant to Section 8.02(b)(xiv), so long as such Liens satisfy the requirements of Section 8.02(b)(xiv), and (ii) solely at all times that are not during the CSAG Period, Liens securing Capital Lease Obligations in an aggregate principal amount not to exceed Three-Hundred Million Dollars ($300,000,000) at any one time outstanding; provided, that, in each case of the foregoing clauses (t)(i)(A) and (t)(ii), no such Lien covers any Property other than the Property subject to such Capital Lease Obligation or such other Indebtedness;

(u)                Liens in respect of: (i) obligations under Permitted Incentive Programs (excluding Qualifying IRB Financings) in an aggregate principal amount not to exceed One-Hundred Million Dollars ($100,000,000) at any one time outstanding; and (ii) Qualifying IRB Financings;

(v)                Liens arising from sales, transfers, or other dispositions of accounts receivable to the extent permitted by Section 8.03;

(w)              customary Liens arising under Treasury Management Agreements and Swap Contracts;

(x)                Liens on any Property acquired, constructed or improved by the Borrower or any Subsidiary, which are created or incurred within one hundred eighty (180) days of such acquisition, construction or improvement, to secure, or provide for, the payment of purchase price of such Property, or the cost of such construction or improvement, including carrying costs (but no other amounts); provided, that, any such Lien shall not apply to any other Property of the Borrower or any Subsidiary (other than after acquired title in or on such Property and proceeds of the existing collateral in accordance with the instrument creating such Lien);

(y)                Liens on the Property of any Subsidiary securing Indebtedness or other obligations owing to any Loan Party;

(z)                Liens in the nature of any interest or title of a lessor or sublessor under any lease permitted under this Agreement;

(aa)             purported Liens evidenced by the filing of precautionary UCC financing statements;

(bb)            solely at all times during the CSAG Period, Liens on any Mortgaged Property identified in the applicable ALTA title policy received by the Collateral Agent relating to such Real Property and accepted by the Collateral Agent;

(cc)             solely at all times during the CSAG Period, Liens granted for the benefit of the 2026 Noteholders on the Collateral~~;~~, provided, that, Liens granted pursuant to this clause (cc) shall be (A) on an equal and ratable basis with the Liens on the Collateral granted in favor of the Collateral Agent, for the benefit of the Loan Document Secured Parties, pursuant to the Collateral Documents~~;~~, or (B) in the case of Liens granted in respect of secured Indebtedness that is incurred pursuant to Section 8.02(b)(xiv), on a junior basis to the Liens securing the Obligations pursuant to an intercreditor agreement as described in Section 8.02(b)(xiv);

(dd)            solely at all times during the CSAG Period: (i) Liens securing Indebtedness permitted pursuant to Section 8.02(b)(xiii); and (ii) Liens securing Indebtedness or other obligations in an aggregate amount that does not exceed, (A) solely at all times during the FCR Period, Seventy-Five Million Dollars ($75,000,000), and (B) solely at all times after the FCR Period, One-Hundred-Fifty Million Dollars ($150,000,000);

(ee)             Liens arising out of, or incurred with respect to, obligations assumed in connection with the Impending Acquisitions in an aggregate amount not to exceed Three-Hundred Million Dollars ($300,000,000); and

(ff)               solely at all times that are not during the CSAG Period, other Liens securing any Indebtedness or other obligations of the Borrower and its Subsidiaries, provided, that, the aggregate principal amount of Indebtedness or other obligations secured by such Liens (or, with respect to such other obligations, if less, the value of the Property subject to such Liens), together with the amount of any Priority Debt outstanding pursuant to Section 8.02, does not exceed fifteen percent (15.0%) of Consolidated Total Assets.

For purposes of determining compliance at any time with this Section 8.01, in the event that any Lien meets the criteria of more than one (1) of the categories of transactions or items permitted pursuant to any clause of this Section 8.01, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one (1) or more clauses of this Section 8.01 and will only be required to include the amount and type of such transaction (or portion thereof) in any one (1) category.

8.02           Indebtedness.

Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or permit to exist (including by way of a Guarantee):

(a)                solely at all times that are not during the CSAG Period, any Priority Debt, except Priority Debt in an aggregate principal amount at any one time outstanding not to exceed fifteen percent (15.0%) of Consolidated Total Assets; and

(b)                solely at all times during the CSAG Period, any Indebtedness, except:

(i)                        Indebtedness incurred and outstanding under the Loan Documents;

(ii)                        Indebtedness to remain outstanding after the First Amendment Effectiveness Date as set forth on Schedule 8.02–CSAG, including, without limitation, the outstanding principal amount of the 2021 / 2023 / 2028 Notes and the 2026 Notes as of the First Amendment Effectiveness Date, and, in each such case, any Permitted Refinancings thereof; provided, that, no Capital Lease Obligations shall be set forth on Schedule 8.02–CSAG, except for Capital Lease Obligations (and any Permitted Refinancings thereof) that were incurred in connection with those certain Liens that were set forth on Schedule 8.01(c) as in effect immediately prior to the First Amendment Effectiveness Date and Permitted Refinancings thereof;

(iii)                        Indebtedness of any Loan Party or Subsidiary to any other Loan Party or Subsidiary;

(iv)                        Guarantees by Parent Guarantor or any of its Subsidiaries of: (A) Indebtedness of Parent Guarantor or any of its Subsidiaries, in each case, to the extent that such Indebtedness was permitted to be incurred hereunder, and, (I) if such Indebtedness is subordinated to the Obligations under the Loan Documents, such Guarantee is subordinated in right of payment to the Obligations on the same or similar terms, and (II) if such Guarantee is made by a Loan Party of Indebtedness of a Subsidiary that is not a Loan Party, such Guarantee is permitted under Section 8.04; or (B) any lease of Parent Guarantor or any of its Subsidiaries that does not constitute Indebtedness hereunder;

(v)                        Indebtedness arising from the honoring by a bank or other financial institution of a check, draft, or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(vi)                        (A) Capital Lease Obligations, and (B) Indebtedness incurred with respect to the acquisition, constructions, installation, repair, replacement, improvement or removal of fixed or capital assets and purchase money Indebtedness (provided, that, such Indebtedness incurred under this clause (b)(vi)(B) is incurred prior to or within one-hundred twenty (120) days after such acquisition, or the completion of such construction or improvement); provided, that, the aggregate principal amount of Indebtedness permitted by this clause (b)(vi) shall not exceed Three-Hundred Million Dollars ($300,000,000) at any one time outstanding;

(vii)                        Swap Contracts entered into not for speculative purposes;

(viii)                        Indebtedness owed to any Person providing worker’s compensation, health, disability, or other employee benefits or property, casualty, or liability insurance to any Loan Party or Subsidiary, pursuant to reimbursement or indemnification obligations to such Person;

(ix)                        Indebtedness of any Loan Party or Subsidiary in respect of performance bonds, bid bonds, completion guarantees, appeal bonds, surety bonds, bankers’ acceptances, and similar obligations and trade-related letters of credit, in each case, provided by the Loan Parties or Subsidiaries in the ordinary course of business and not in connection with indebtedness for borrowed money, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(x)                        Indebtedness arising from agreements of any Loan Party or Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, Property, or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all, or any portion, of such business, Property, or a Subsidiary for the purpose of financing such Acquisition;

(xi)                        Prepaid insurance in an amount not to exceed Fifteen Million Dollars ($15,000,000) at any time outstanding;

(xii)                        Indebtedness incurred in connection with a Permitted Incentive Program or Qualifying IRB Financing;

(xiii)                        Indebtedness assumed in connection with any: (A) Impending Acquisition; or (B) Permitted Acquisition, provided, that, such Indebtedness is not incurred in contemplation of such Permitted Acquisition, so long as, in the case of this clause (b)(xiii)(B), (I) no Default or Event of Default then exists or would result therefrom, and (II) the Loan Parties and Subsidiaries are in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis, after giving effect to the incurrence of such Indebtedness, and any Permitted Refinancing thereof;

(xiv)                        ~~unsecured~~ Indebtedness of any Loan Party or Subsidiary (including, without limitation, Permitted Convertible / Exchangeable Indebtedness)~~, which may be senior or subordinated~~, provided, that: (A) no Default or Event of Default exists at the time of, or immediately after giving effect to, the incurrence of such Indebtedness; (B) to the extent that any such Indebtedness ~~has~~is unsecured and/or subordinated, or is secured on a junior basis to the Obligations, such Indebtedness shall have no mandatory redemption, ~~conversion,~~ or principal repayment or mandatory prepayment requirement (in each case ~~payable~~that is required to be paid in cash) prior to the date that is ninety-one (91) days after the Final Maturity Date, except for customary principal redemption or mandatory prepayment terms for Indebtedness of this type with regard to asset sales, changes of control, fundamental changes, and incurrence of Indebtedness; ~~and~~ (C) as of the date of incurrence of any such Indebtedness, the Loan Parties shall be in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis, after giving effect to the incurrence of such Indebtedness (and the application of proceed therefrom), and any Permitted Refinancing thereof; (D) to the extent that any such Indebtedness is secured, (I) such Indebtedness shall not be secured by Liens on any Property of the Loan Parties that does not constitute Collateral (other than on amounts deposited with the trustee or agent for such Indebtedness in connection with the prepayment or defeasance thereof, to the extent otherwise permitted hereunder), and (II) such Indebtedness shall be secured on a junior basis to the Obligations and the holders of such Indebtedness shall be subject to an intercreditor agreement that is in form and substance reasonably acceptable to the Collateral Agent; (E) to the extent that any such Indebtedness is subordinated with respect to the Obligations, the holders of such Indebtedness shall be subject to a subordination agreement that is in form and substance reasonably acceptable to the Collateral Agent; (F) the aggregate principal amount of all such Indebtedness that is secured shall not exceed One Billion Two-Hundred Million Dollars ($1,200,000,000) at any time outstanding; and (G) any Indebtedness incurred pursuant to this clause (b)(xiv) shall not, at any time, be subject to a Guarantee by any Subsidiary of the Parent Guarantor that is not a Loan Party;

(xv)                        unsecured Indebtedness of the Borrower incurred during the period from the First Amendment Effectiveness Date to, but excluding, the Maturity Date (as defined in the Liquidity Bridge Credit Agreement), pursuant to the Liquidity Bridge Credit Agreement; provided, that, the principal amount of such Indebtedness incurred pursuant to this clause (b)(xv) shall not exceed, in the aggregate, Three-Hundred Seventy-Five Million Dollars ($375,000,000) during such period;

(xvi)                        Indebtedness under the North Hangar Lease; provided, that, solely at all times during the FCR Period, such Indebtedness shall be limited to the amount of such Indebtedness that is in existence as of the First Amendment Effectiveness Date, and increases in such Indebtedness after the First Amendment Effectiveness Date in an amount not to exceed Fifteen Million Dollars ($15,000,000);

(xvii)                        upon a Discontinuance Event, Indebtedness in an amount equal to the lesser of: (A) the aggregate amount of Advance Payments made by the applicable customer under the applicable contract, less the sum of (I) the aggregate amount of Advance Payments under the applicable contract theretofore repaid to the applicable customer or otherwise satisfied or forgiven, plus (II) any Advance Payments that are not required to be repaid under the applicable contract as a result of such Discontinuance Event, and (B) the amount agreed in writing between the Parent Guarantor or the applicable Subsidiary, on one hand, and the applicable customer, on the other hand, in settlement of any repayment obligations owing to the applicable customer in respect of Advance Payments under the applicable contract as a result of such Discontinuance Event;

(xviii)                        unsecured Indebtedness in respect of obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services incurred in the ordinary course of business and not in connection with the borrowing of money or any Swap Contracts;

(xix)                        Indebtedness of the Parent Guarantor and its Subsidiaries incurred under cash management and/or overdraft facilities (including, but not limited to, intraday, ACH and purchasing card services) extended by one or more financial institutions and established for the Parent Guarantor and its Subsidiaries’ ordinary course of operations;

(xx)                        other Indebtedness, in an aggregate outstanding principal amount not to exceed: (A) solely at all times during the FCR Period, Seventy-Five Million Dollars ($75,000,000); and (B) solely at all times after the FCR Period, Two-Hundred Million Dollars ($200,000,000);

(xxi)                        Indebtedness incurred by any Foreign Subsidiary which is Non-Recourse Debt; provided, that all such Indebtedness incurred pursuant to this clause (b)(xxi) shall not exceed Ten Million Dollars ($10,000,000);

(xxii)                        loans or cash advances from customers in an aggregate amount not to exceed Two-Hundred Million Dollars ($200,000,000); ~~and~~

(xxiii)                        Indebtedness pursuant to a program or facility sponsored or guaranteed by any Governmental Authority for the purposes (in the good faith determination of the Borrower) of providing liquidity or other financial relief in connection with the COVID-19 pandemic and any potential effects and consequences related thereto; and

(xxiv)                        ~~(xxiii)~~ all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations permitted under this Section 8.02.

For purposes of determining compliance at any time during the CSAG Period with this Section 8.02, in the event that any Indebtedness meets the criteria of more than one (1) of the categories of transactions or items permitted pursuant to any clause of this Section 8.02, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one (1) or more clauses of this Section 8.02 and will only be required to include the amount and type of such transaction (or portion thereof) in any one (1) category.

8.03           Fundamental Changes; Line of Business.

(a)                Solely at all times during the CSAG Period, each Loan Party will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, merge into, or consolidate with, any other Person, or permit any other Person to merge into, or consolidate with, it or them, or otherwise liquidate or dissolve, provided, that: (i) if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (A) any Wholly Owned Subsidiary of the Borrower may merge with, or consolidate into, the Borrower in a transaction in which the Borrower is the surviving Person, (B) any Wholly Owned Subsidiary of the Borrower that is (I) not a Loan Party may merge with, or consolidate into, any other Wholly Owned Subsidiary of the Borrower, and (II) a Loan Party may merge with, or consolidate into, any other Wholly Owned Subsidiary of the Borrower in a transaction in which the surviving Person is a Loan Party, (C) Permitted Acquisitions may be consummated through merger or consolidation, so long as the surviving Person is the Borrower (in the case of an Acquisition by, or merger or consolidation with, the Borrower) or a Guarantor (in the case of an Acquisition by, or merger or consolidation, with a Guarantor), and (D) any merger with, or consolidation into, a Person in connection with any Asset Sale permitted by Section 8.05; and (ii) in connection with any merger or consolidation referred to in clause (a)(i) above, each Loan Party will, and will cause each of its respective Subsidiaries that are Loan Parties to comply with the provisions of Section 7.12, Section 7.13 and Section 7.14, in each case, on the terms set forth therein and to the extent applicable.

(b)                Solely at all times that are not during the CSAG Period, each Loan Party will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, merge into, or consolidated with, any other Person, or permit any other Person to merge into, or consolidate with, it or them, or otherwise liquidate or dissolve, provided, that: (i) if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (A) any Subsidiary may merge with, or consolidate into, any Loan Party in a transaction in which a Loan Party is the surviving Person, provided, that, in a transaction in which the Borrower and a Guarantor are merged, (I) the Borrower shall be the surviving Person, or (II) such Guarantor shall assume the obligations of, and shall become, the Borrower hereunder (subject to receipt of all reasonably requested documentation and other information in connection with applicable “know your customer” and anti-money laundering Laws, including, without limitation, the Act, and the Beneficial Ownership Regulation), and (B) any Subsidiary of the Borrower may merge with, or consolidate into, any other Subsidiary of the Borrower; (ii) Permitted Acquisitions may be consummated through merger or consolidation, provided, that, in the case of a merger or consolidation involving the Borrower, the surviving Person is the Borrower; and (iii) any merger or consolidation of a Person in connection with any Asset Sale permitted by Section 8.05.

(c)                Notwithstanding anything to the contrary in this Section 8.03, and subject to compliance with the provisions of Section 8.04 and, to the extent applicable, Section 8.06: (i) any Subsidiary may dispose of any or all of its Property (upon voluntary liquidation or otherwise) to any Loan Party; and (ii) any Subsidiary of the Borrower may liquidate or dissolve, and distribute its Property ratably to its shareholders.

(d)                The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Effectiveness Date and businesses similar, complementary, or reasonably related thereto and reasonable extensions thereof, including, without limitation, the modification, maintenance, repair and overhaul businesses and the direct marketing and sale of spare parts and units~~.~~, provided, that, the Borrower may, and may permit any of its Subsidiaries to, for national security and/or public health purposes, including in connection with the COVID-19 pandemic and the resulting effects thereof, manufacture medical and/or other equipment or supplies.

(e)                Each Loan Party will not, and will not permit any of its Subsidiaries to sell, transfer, lease, or otherwise dispose (or permit the sale, transfer, lease, or other disposal) of (whether in one (1) transaction, or in a series of transactions) any of its Property, if such Property would, in the aggregate, otherwise constitute all, or substantially all, of the Property of the Loan Parties and Subsidiaries (taken as a whole) (whether now owned or hereafter acquired), to, or in favor of, any Person (other than to any Loan Party or, solely at all times that are not during the CSAG Period, any Wholly Owned Subsidiary).

8.04           Investments, Loans, Advances, Guarantees and Acquisitions.

Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, purchase or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary of the Borrower prior to such merger) any Equity Interests in, or evidences of, Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make any loans or advances to, Guarantee any obligations of, or make any investment in, any other Person, or provide other credit support for any Person or purchase, or otherwise acquire (in one (1) transaction or a series of transactions) any Property of any other Person constituting a business unit (each of the foregoing, an “Investment”; and collectively, “Investments”), except:

(a)                Permitted Investments;

(b)                Investments: (i) by a Loan Party or Subsidiary in a Subsidiary that are in existence as of the First Amendment Effectiveness Date; and (ii) existing on the First Amendment Effectiveness Date (or, in respect of which a binding commitment to make such Investment existed on the First Amendment Effectiveness Date) and set forth on Schedule 8.04;

(c)                Investments: (i) by any Loan Party or Subsidiary in any Loan Party; (ii) by any Subsidiary that is not a Loan Party in another Subsidiary that is not a Loan Party; (iii) solely at all times during the CSAG Period, by any Loan Party in any Subsidiary that is not a Loan Party, provided, that, except for Investments made in connection with the Impending Acquisitions (including in connection with any reorganization transactions prior to or following an Impending Acquisition to facilitate the consummation of such Impending Acquisition or the integration of the target of such Impending Acquisition) or Indebtedness permitted under Section 8.02, all Investments made pursuant to this clause (c)(iii) at any time during the CSAG Period shall not exceed Seventy-Five Million Dollars ($75,000,000) in the aggregate in each Fiscal Year; and (iv) solely at a time that is not during the CSAG Period, by any Loan Party or Subsidiary in any Subsidiary;

(d)                Investments constituting Indebtedness of the Loan Parties and Subsidiaries that is not prohibited by Section 8.02;

(e)                Guarantees constituting Indebtedness of the Loan Parties and Subsidiaries that is not prohibited by Section 8.02;

(f)                 Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case, in the ordinary course of business;

(g)                loans and advances to employees, officers and directors of any Loan Party or Subsidiary in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) not to exceed Ten Million Dollars ($10,000,000) in the aggregate at any time outstanding;

(h)                loans and advances to employees, officers and directors of any Loan Party or Subsidiary to the extent used to acquire Equity Interests of the Parent Guarantor;

(i)                 Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(j)                 Investments that are Permitted Acquisitions (including, without limitation, the Impending Acquisitions);

(k)                Investments in respect of obligations under Permitted Incentive Programs;

(l)                 Investments made in connection with the North Hangar Lease;

(m)              Investments in either China JV in an aggregate amount not to exceed the aggregate amount received by Spirit AeroSystems International Holdings, Inc. from such China JV;

(n)                Investments in the China JVs in an aggregate amount not to exceed Fifty Million Dollars ($50,000,000); ~~and~~

(o)                other Investments, provided, that: (i) solely at all times during the CSAG Period, no Default or Event of Default shall exist at the time of, or immediately after giving effect to, any such Investment; (ii) the Loan Parties and Subsidiaries shall be in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis, after giving effect to such Investment; and (iii) all Investments made pursuant to this clause (o), solely at all times during the CSAG Period, shall not exceed One Hundred Million Dollars ($100,000,000) in the aggregate in each Fiscal Year~~.~~; and

(p)                Investments consisting of Permitted Bond Hedge Transactions and/or Permitted Warrant Transactions, together with Investments consisting of the performance of any obligations of any Loan Party or Subsidiary thereunder.

For purposes of this Section 8.04, in the event that an Investment is listed on Schedule 8.04 and meets the criteria of more than one (1) of the other categories of Investments permitted under this Section 8.04, such Investment as listed on Schedule 8.04 shall not be included in determining compliance with the other categories of permitted Investments listed above. For purposes of determining compliance at any time with this Section 8.04, in the event that any Investment meets the criteria of more than one (1) of the categories of transactions or items permitted pursuant to any clause of this Section 8.04, the Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) under one (1) or more clauses of this Section 8.04 and will only be required to include the amount and type of such transaction (or portion thereof) in any one (1) category.

8.05           Asset Sales.

Solely at all times during the CSAG Period, each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell, transfer, lease, or otherwise dispose (or permit the sale, transfer, lease, or other disposal) of any Property, including any Equity Interests owned by them, and each Loan Party will not permit any of its Subsidiaries to, directly or indirectly, issue any additional Equity Interests in such Subsidiary, except:

(a)                sales of inventory or used, surplus, obsolete, outdated, inefficient, or worn out equipment and other Property in the ordinary course of business;

(b)                sales, transfers and dispositions to any Loan Party; provided, that, in connection with the foregoing, such Loan Party will comply with the provisions of Section 7.12, Section 7.13 and Section 7.14, in each case, on the terms set forth therein and to the extent applicable;

(c)                the lease or sublease of Real Property or personal Property in the ordinary course of business and not constituting a sale and leaseback transaction;

(d)                sales of Permitted Investments;

(e)                Liens permitted by Section 8.01 and the making of Investments permitted under Section 8.04 and Restricted Payments permitted under Section 8.06;

(f)                 sales, transfers and other dispositions of Property by any Loan Party or Subsidiary that is not a Loan Party to any Subsidiary that is not a Loan Party; provided that, in the case of any sale, transfer or disposition by a Loan Party to a Subsidiary that is not a Loan Party, such sale, transfer or disposition shall be (i) for fair value (as reasonably determined by the Loan Parties), or (ii) subject to limitations on Investments in Section 8.04, an Investment;

(g)                licenses, sublicenses, covenants not to sue and similar rights granted with respect to intellectual property in the ordinary course of business or granted in the applicable Loan Party’s or Subsidiary’s reasonable judgment;

(h)                the abandonment or cancellation of intellectual property that is, in the applicable Loan Party’s or Subsidiary’s reasonable judgment, not material to, or no longer used or useful in any material respect in, the business of the Loan Parties and Subsidiaries (taken as a whole), or otherwise to the extent such abandonment or cancellation is done in the applicable Loan Party’s or Subsidiary’s reasonable judgment;

(i)                 sales or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(j)                 sales of Property in connection with factoring agreements or arrangements in the ordinary course of business, including to: (i) Citibank, N.A. under that certain Supplier Agreement, dated as of October 1, 2017, by and among the Borrower and Citibank, N.A. (as amended, restated, amended and restated, supplemented, and/or otherwise modified from time to time); and (ii) Taulia Inc. under the Taulia Business Exchange Hosted Service Terms and Conditions by and between Spirit AeroSystems (Europe) Limited and Taulia Inc. (as amended, restated, amended and restated, supplemented, and/or otherwise modified in writing from time to time);

(k)                issuances of Equity Interests in a Subsidiary to a Loan Party or a Subsidiary;

(l)                 sales, transfers and/or other dispositions of property by one or more Loan Parties in connection with the incurrence of any Qualifying IRB Financing or other Permitted Incentive Program;

(m)              to the extent that (i) the relevant Property is exchanged for credit against the purchase price of similar replacement Property, or (ii) the proceeds of the relevant Asset Sale are promptly applied to the purchase price of such replacement Property, so long as the exchange or Asset Sale is made for fair value and on an arm’s length basis for like Property;

(n)                dispositions of Investments in joint ventures to the extent required by, or made pursuant to, contractual buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(o)                (i) termination of leases in the ordinary course of business; (ii) the expiration of any option agreement in respect of Real Property or personal Property; and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(p)                transfers of Property subject to casualty, eminent domain or condemnation proceedings (including in lieu thereof);

(q)                the sale, lease, sublease, license, sublicense, consignment, conveyance or other disposition of equipment, inventory or other assets (including leasehold interests in Real Property) with respect to facilities that are temporarily not in use, held for sale or closed; provided, that, the Borrower shall be in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis, after giving effect to such Asset Sale and to the application of proceeds thereof;

(r)                 sales of non-core personal Property acquired in connection with an Acquisition permitted hereunder and sales of Real Property acquired in an Acquisition permitted hereunder, which, within sixty (60) days of the date of the Acquisition, are designated in writing to the Administrative Agent as being held for sale and not for the continued operation of the Parent Guarantor or any of its Subsidiaries or any of their respective businesses;

(s)                 terminations of Swap Contracts or any Permitted Bond Hedge Transactions;

(t)                 sales, transfers or other dispositions to customers pursuant to customer contracts (including to Boeing pursuant to any Boeing Agreement); provided, that, the Borrower shall be in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis, after giving effect to such Asset Sale and to the application of proceeds thereof; ~~and~~

(u)                sales, transfers, and dispositions of Property (other than Equity Interests of a Subsidiary of the Borrower, unless, after giving effect to such sale, transfer, or disposition, such Subsidiary no longer constitutes a Subsidiary of the Borrower, and the Borrower is permitted to make an Investment under Section 8.04 in an amount equal to the Equity Interests retained by the Borrower, or any of its Subsidiaries, in such Person) for fair value (as determined by the Borrower in good faith) and for at least seventy-five percent (75.0%) cash and Permitted Investments; provided, that, (i) the Borrower shall be in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis, after giving effect to such Asset Sale and to the application of proceeds thereof, and (ii) the aggregate fair market value of all Property sold, transferred, or otherwise disposed of in reliance upon this clause (u) shall not, in the aggregate, exceed One Hundred Million Dollars ($100,000,000) during any Fiscal Year, and (iii) the Net Proceeds thereof are applied as required by Section 2.05(b)~~.~~; and

(v)                Permitted Warrant Transactions.

8.06           Restricted Payments.

Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)                any Subsidiary may declare and pay dividends to the Parent Guarantor or any other Subsidiary that is a holder of such Subsidiary’s Equity Interests, and ratably (or less than ratably) to any other holders of such Subsidiary’s Equity Interests, with respect to their Equity Interests;

(b)                the Parent Guarantor may pay dividends consisting solely of shares of its common Equity Interests or additional shares of the same class of shares as the dividend being paid and that do not constitute Disqualified Capital Stock;

(c)                cashless exercises of options and warrants;

(d)                the payment of any dividend by the Parent Guarantor within ninety (90) days after declaration thereof, if, at the time of such declaration, such payment was permitted by this Section 8.06;

(e)                solely at all times during the CSAG Period, so long as (i) no Default or Event of Default shall exist at the time of, or immediately after giving effect to, such Restricted Payment, and (ii) the Loan Parties and Subsidiaries shall be in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis after giving effect to such Restricted Payment, the Parent Guarantor may declare and pay cash dividends that have been approved by the Board of Directors to the holders of its Equity Interests (or incur an obligation to do the same, it being understood that the actual declaration or payment remains subject to the satisfaction of this clause (e)), provided, that, all such dividends declared or paid pursuant to this clause (e), together with all dividends declared or paid pursuant to clause (f) below, do not exceed Fifty-Two Million Dollars ($52,000,000) in any Fiscal Year;

(f)                 solely at all times during the CSAG Period, the Parent Guarantor may declare and pay cash dividends that have been approved by the Board of Directors to the holders of its Equity Interests in an aggregate amount in any Fiscal Quarter not to exceed one (1) cent ($0.01) per share of common stock outstanding; ~~and~~

(g)                solely at all times that are not during the CSAG Period, so long as (i) no Default or Event of Default shall exist at the time of, or immediately after giving effect to, such Restricted Payment, and (ii) the Loan Parties and Subsidiaries shall be in compliance with all applicable Financial Covenants in effect at such time on a Pro Forma Basis after giving effect to such Restricted Payment, the Parent Guarantor may repurchase, redeem or otherwise acquire its Equity Interests, and/or declare and pay cash dividends to, the holders of its Equity Interests (or incur an obligation to do the same, it being understood that the actual repurchase, redemption or other acquisition or declaration or payment remains subject to the satisfaction of this clause (g))~~.~~;

(h)                (i) the Borrower or the Parent Guarantor may (A) make any payment of premium to a counterparty under a Permitted Bond Hedge Transaction, and (B) make any payment in cash to holders of any Permitted Convertible / Exchangeable Indebtedness in excess of the original principal (or notional) amount thereof, and (ii) the Parent Guarantor may (A) deliver shares of the common stock in the Parent Guarantor upon the exercise and settlement or termination of any Permitted Warrant Transaction, and (B) make any payment in cash (including by set-off) upon the exercise and settlement or termination of any Permitted Warrant Transaction; provided, that, in each case of the foregoing clauses (h)(i)(B) and (h)(ii)(B), (I) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, and (II) the Borrower shall deliver a certificate from a Responsible Officer of the Borrower, in form and detail reasonably satisfactory to the Administrative Agent, confirming the foregoing and demonstrating compliance with all applicable Financial Covenants after giving effect thereto on a Pro Forma Basis;

(i)                 the Borrower or the Parent Guarantor may deliver, or cause to be delivered, shares of the common stock in the Parent Guarantor (or other securities and/or property of the Parent Guarantor that the applicable Permitted Convertible / Exchangeable Indebtedness is convertible or exchangeable into, in accordance with the terms thereof) in order to satisfy obligations in respect of any Permitted Convertible / Exchangeable Indebtedness;

(j)                 the Borrower or the Parent Guarantor may pay interest due in respect of any Permitted Convertible / Exchangeable Indebtedness; and

(k)                the Borrower or the Parent Guarantor may receive shares of common stock in the Parent Guarantor on account of the net share settlement and/or termination of any Permitted Bond Hedge Transaction.

8.07           Transactions with Affiliates.

Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transaction involving aggregate consideration for such transaction in excess of Twenty-Five Million Dollars ($25,000,000) with, any of their Affiliates (each, an “Affiliate Transaction”), unless such transaction is at prices and on terms and conditions, taken as a whole, not less favorable to the Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third-parties, except:

(a)                transactions between or among: (i) solely at all times during the CSAG Period, (A) any Loan Party and any other Loan Party, (B) Subsidiaries that are not Loan Parties, and (C) any Loan Party or Subsidiary and any other Loan Party or Subsidiary in connection with any reorganization transactions prior to or following an Impending Acquisition to facilitate the consummation of such Impending Acquisition or the integration of the target of such Impending Acquisition; and (ii) solely at all times that are not during the CSAG Period, any Loan Party or Subsidiary and any other Loan Party or Subsidiary;

(b)                any Restricted Payment permitted by Section 8.06 and any transaction permitted by Section 8.03, Section 8.04 or Section 8.05(k);

(c)                fees and compensation, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of any Loan Party or Subsidiary in the ordinary course of business;

(d)                the issuance or sale of any Equity Interests of the Parent Guarantor (and the exercise of any options, warrants or other rights to acquire Equity Interests of the Parent Guarantor);

(e)                transactions in connection with Permitted Incentive Programs and the consummation of other transactions incidental or related thereto; and

(f)                 ~~(f)~~ transactions to the extent required under any Organizational Document of any China JV, and/or other documentation governing any China JV, entered into by the Parent Guarantor or any of its Subsidiaries, as such documentation is in effect on the First Amendment Effectiveness Date, as amended or otherwise modified from time to time in a manner not materially adverse to the Lenders.

8.08           Financial Covenants.

(a)                Liquidity. Solely with respect to each Fiscal Month ~~ending during the FCR Period~~through the twelfth (12th) Fiscal Month of 2021, commencing with the first (1st) Fiscal Month ending after the First Amendment Effectiveness Date, the Parent Guarantor and its Subsidiaries, on a consolidated basis, shall, measured as of the last day of each such Fiscal Month, have~~, ( i) with respect to each Fiscal Month ending after the First Amendment Effectiveness Date through, and including, the last Fiscal Month ending in the third (3rd) Fiscal Quarter of 2020, at least One Billion Dollars ($1,000,000,000) of Liquidity, (ii) with respect to each Fiscal Month ending after the third (3rd) Fiscal Quarter of 2020 through, and including, the last Fiscal Month ending in the fourth (4th) Fiscal Quarter of 2020, at least Eight-Hundred Fifty Million Dollars ($850,000,000) of Liquidity, and (iii) with respect to each Fiscal Month ending in the first (1st) Fiscal Quarter of 2021, at least Seven-Hundred Fifty Million Dollars ($750,000,000) of Liquidity; provided, that, notwithstanding anything to the contrary in the foregoing, in the event that proceeds of Indebtedness incurred by the Loan Parties pursuant to Section 8.02(b)(xiv), in an aggregate principal amount of at least Seven-Hundred Fifty Million Dollars ($750,000,000) incurred during the FCR Period, are received by the Loan Parties during the FCR Period, the Loan Parties, on a consolidated basis, shall, measured as of the last day of the Fiscal Month during which such proceeds were received, and as of the last day of each Fiscal Month thereafter during the FCR Period, have~~ at least One Billion Dollars ($1,000,000,000) of Liquidity.

(b)                Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio~~: (i)~~, as of the last day of any Fiscal Quarter ~~ending prior to the First Amendment Effectiveness Date, to be less than 4.00:1.00; (ii) as of the last day of the first (1st) Fiscal Quarter of 2020, to be less than 4.00:1.00; (iii) as of the last day of the second (2nd) Fiscal Quarter of 2020, to be less than 3.75:1.00; (iv) as of the last day of the third (3rd) Fiscal Quarter of 2020, to be less than 2.50:1.00; (v) as of the last day of the fourth (4th) Fiscal Quarter of 2020, to be less than 2.25:1.00; (vi) as of the last day of the first (1st) Fiscal Quarter of 2021, to be less than 3.75:1.00; and (vii) as of the last day of any Fiscal Quarter ending after the Financial Covenant Reversion Date, to be less than 4.00:1.00.~~set forth in the table below, to be less than the ratio set forth opposite such Fiscal Quarter in the table below:

~~(c) Senior Secured Leverage Ratio. The Borrower will not permit the Senior Secured Leverage Ratio: (i) as of the last day of the first (1st) Fiscal Quarter of 2020, to be greater than 3.00:1.00; (ii) as of the last day of the second (2nd) Fiscal Quarter of 2020, to be greater than 4.25:1.00, (iii) as of the last day of the third (3rd) Fiscal Quarter of 2020, to be greater than 5.50:1.00; (iv) as of the last day of the fourth (4th) Fiscal Quarter of 2020, to be greater than 5.00:1.00; and (v) as of the last day of the first (1st) Fiscal Quarter of 2021, to be greater than 3.00:1.00.~~

Fiscal Quarter	Interest Coverage Ratio
Prior to the First Amendment Effectiveness Date	4.00:1.00
First (1st) Fiscal Quarter of 2020	4.00:1.00
Second (2nd) Fiscal Quarter of 2020	2.25:1.00

Third (3rd) Fiscal Quarter of 2020	1.25:1.00
Fourth (4th) Fiscal Quarter of 2020	1.25:1.00
First (1st) Fiscal Quarter of 2021	1.75:1.00
Second (2nd) Fiscal Quarter of 2021	2.25:1.00
Third (3rd) Fiscal Quarter of 2021	2.50:1.00
Fourth (4th) Fiscal Quarter of 2021	2.75:1.00
First (1st) Fiscal Quarter of 2022	3.00:1.00
Second (2nd) Fiscal Quarter of 2022	3.25:1.00
Third (3rd) Fiscal Quarter of 2022	3.75:1.00
Fourth (4th) Fiscal Quarter of 2022	3.75:1.00
Each Fiscal Quarter ending after the Financial Covenant Reversion Date	4.00:1.00

(c)                First Lien Leverage Ratio. The Borrower will not permit the First Lien Leverage Ratio, as of the last day of any Fiscal Quarter set forth in the table below, to exceed the ratio set forth opposite such Fiscal Quarter in the table below:

Fiscal Quarter	First Lien Leverage Ratio
First (1st) Fiscal Quarter of 2020	3.00:1.00
Second (2nd) Fiscal Quarter of 2020	4.50:1.00
Third (3rd) Fiscal Quarter of 2020	6.50:1.00
Fourth (4th) Fiscal Quarter of 2020	6.75:1.00
First (1st) Fiscal Quarter of 2021	5.00:1.00
Second (2nd) Fiscal Quarter of 2021	4.50:1.00
Third (3rd) Fiscal Quarter of 2021	3.50:1.00
Fourth (4th) Fiscal Quarter of 2021	3.00:1.00
First (1st) Fiscal Quarter of 2022	3.00:1.00
Second (2nd) Fiscal Quarter of 2022	3.00:1.00
Third (3rd) Fiscal Quarter of 2022	3.00:1.00
Fourth (4th) Fiscal Quarter of 2022	3.00:1.00

(d)                Total Leverage Ratio. The Borrower will not permit the Total Leverage Ratio, (i) as of the last day of any Fiscal Quarter ending prior to the First Amendment Effectiveness Date, to be greater than 3.50:1.00, (ii) as of the last day of the first (1st) Fiscal Quarter of 2022, to be greater than 5.50:1.00, (iii) as of the last day of the second (2nd) Fiscal Quarter of ~~2021~~2022, to be greater than ~~4.0~~5.00:1.00, (iv) as of the last day of the third (3rd) Fiscal Quarter of 2022, to be greater than 4.75:1.00, (v) as of the last day of the fourth (4th) Fiscal quarter of 2022, to be greater than 4.50:1.00, and (~~iii~~vi) as of the last day of any Fiscal Quarter ending thereafter, to be greater than 3.50:1.00; provided, that, in each case of the foregoing clauses (d)(i)~~,~~ through (d)(~~ii) and (d)(iii~~vi), (A) the applicable Total Leverage Ratio level shall be increased by 0.50:1.00 (a “half turn”) upon delivery of written notice by the Borrower to the Administrative Agent (as provided below) in connection with a Designated Transaction, for the Fiscal Quarter during which such Designated Transaction is consummated and for the two (2) subsequent Fiscal Quarters (each such period, a “Leverage Increase Period”), and shall subsequently be decreased by 0.50:1.00 (a “half turn”) for the third (3rd) Fiscal Quarter following the Fiscal Quarter in which such Designated Transaction was consummated, (B) there shall not be more than two (2) Leverage Increase Periods during the term of this Agreement, and (C) in any event, the maximum Total Leverage Ratio for any Test Period shall not be increased to be greater than, (I) with respect to ~~any Fiscal Quarter other than~~ the ~~second~~first (~~2nd~~1st) Fiscal Quarter of ~~2021~~2022, ~~4.0~~6.00:1.00, ~~and~~ (II) with respect to the second (2nd) Fiscal Quarter of ~~2021~~2022, ~~4.5~~5.50:1.00, (III) with respect to the third (3rd) Fiscal Quarter of 2022, 5.25:1.00, (IV) with respect to the fourth (4th) Fiscal Quarter of 2022, 5.00:1.00, and (V)with respect to any Fiscal Quarter ending thereafter, 4.00:1.00. Such written notice shall be provided on or before the date of delivery of the Compliance Certificate required under Section 7.01(d) for the most recent Fiscal Quarter ended. ~~For purposes of clarity, this clause (d) shall not apply with respect to any Fiscal Quarter ending during the FCR Period.~~

8.09           Fiscal Year.

No Loan Party shall change its Fiscal Year-end; provided, that, the Loan Parties may, upon written notice to the Administrative Agent, change their Fiscal Year-end, in which case, (a) the Loan Parties and the Administrative Agent shall, and are hereby authorized to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year-end, and (b) upon request by the Administrative Agent, the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement, or as requested hereunder, setting forth a reconciliation between calculations of any ratio or other requirement made before and after giving effect to such change in Fiscal Year-end.

8.10           Sanctions and Anti-Money Laundering Laws.

(a)                The Borrower shall not directly or, to the knowledge of any Loan Party, indirectly use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other individual or entity, to fund any activities of, or business with, any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or, to the knowledge of any Loan Party, in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

(b)                No Loan Party or Subsidiary: (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable Law (collectively, “Anti-Money Laundering Laws”); (ii) has been assessed civil penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Parent Guarantor has taken reasonable measures appropriate to the circumstances (in any event, as required by applicable Law), designed to ensure that each Loan Party and each Subsidiary is, and will continue to be, in compliance with all applicable current and future Anti-Money Laundering Laws.

(c)                Each Loan Party and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001), in each case of the foregoing clauses (c)(i) and (c)(ii), to the extent that the aforementioned acts are applicable to the Loan Parties and Subsidiaries.

8.11           Anti-Corruption Laws.

The Borrower shall not directly, or, to the knowledge of any Loan Party, indirectly, use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption legislation in other jurisdictions applicable to the Borrower from time to time.

8.12           Use of Proceeds.

The Borrower shall not use the proceeds of any Credit Extension, whether directly or indirectly, to: purchase or carry margin stock (within the meaning of Regulation U), or extend credit to others for the purpose of purchasing or carrying margin stock, or refund indebtedness originally incurred for such purpose.

8.13           Sale and Leaseback Transactions.

Solely at all times during the CSAG Period, each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby they shall sell or transfer any Property, and thereafter rent or lease such Property or other Property that they intend to use for substantially the same purpose or purposes as the Property being sold or transferred (any such transaction, a “Sale and Leaseback Transaction”), unless: (i) the sale of such Property is permitted by Section 8.05; and (ii) any Liens arising in connection with its use of such Property are permitted by Section 8.01.

8.14           Restrictive Agreements.

Solely at all times during the CSAG Period, each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur, or permit to exist any agreement or other arrangement that prohibits, restricts, or imposes any condition upon (A) the ability of any Loan Party or Subsidiary to create, incur, or permit to exist any Lien upon any of its Property or revenue, or (B) the ability of any Loan Party or Subsidiary other than the Parent Guarantor to pay dividends or other distributions with respect to any of its Equity Interests, or to make or repay loans or advances to any Loan Party or Subsidiary other than the Parent Guarantor, or to Guarantee Indebtedness of any Loan Party or Subsidiary other than the Parent Guarantor, or to transfer Property to any Loan Party or Subsidiary other than the Parent Guarantor; provided, that, the foregoing shall not apply to:

(a)                conditions imposed by applicable Laws or by any Loan Document;

(b)                with respect to clause (A) in the introductory paragraph above only: (i) Property encumbered by Permitted Liens, so long as such restriction applies only to the Property encumbered by such Permitted Lien; (ii) customary provisions in leases and contracts in the ordinary course of business between the Loan Parties and Subsidiaries and their customers and other contracts restricting the assignment thereof; and (iii) restrictions existing under the Boeing Agreements;

(c)                restrictions and conditions existing on the First Amendment Effectiveness Date not otherwise excepted from this Section 8.14, including any amendment or modification that does not expand the scope of any such restriction or condition in any material respect after the First Amendment Effectiveness Date (as conclusively determined in good faith by the Borrower);

(d)                any agreement in effect at the time any Person becomes a Subsidiary; provided, that, such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(e)                customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or the Property of a Subsidiary) pending such sale; provided, that, such restrictions and conditions apply only to the Subsidiary that is to be sold (or whose Property is to be sold) and such sale is permitted hereunder;

(f)                 restrictions and conditions: (i) pursuant to documentation governing Indebtedness incurred in compliance with Section 8.02 on terms that are consistent with, or not materially more restrictive, taken as a whole, than, the restrictions set forth herein or otherwise consistent with market terms at the time such Indebtedness is incurred (as conclusively determined in good faith by the Borrower); or (ii) pursuant to the Liquidity Bridge Credit Agreement;

(g)                customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders’ agreements, asset sale agreements, agreements in respect of sales of Equity Interests and other similar agreements entered into in connection with transactions not prohibited under this Agreement;

(h)                customary provisions in purchase money obligations for Property acquired in the ordinary course of business, Capital Lease Obligations, industrial revenue bonds or operating leases that impose encumbrances or restrictions on the Property so acquired or covered thereby, and restrictions on cash or other deposits or net worth required by customers under contracts entered into in the ordinary course of business; provided that, such provisions apply only to the Person (and the Equity Interests in such Person) that is the subject thereof;

(i)                 customary provisions contained in leases or licenses of intellectual property rights and other similar agreements entered into in the ordinary course of business; and

(j)                 restrictions and conditions pursuant to documentation governing any Permitted Incentive Program.

8.15           Amendments or Waivers of Certain Documents; Prepayments of Certain Indebtedness.

Solely at all times during the CSAG Period, each Loan Party will not, and will not permit any of its Subsidiaries to:

(a)                directly or indirectly, amend or otherwise change, cancel, terminate, or waive the terms of any Organizational Document of any such Person (except for amendments to any Organizational Documents to provide for new classes of Equity Interests in such Person), in a manner materially adverse to the Lenders; or

(b)                make (or give any notice or offer in respect of) any principal repayment or redemption, mandatory or voluntary prepayment, or acquisition for value, of (including, without limitation, by way of depositing, with any trustee with respect thereto, money or securities before such Indebtedness is due, for the purpose of paying such Indebtedness when due), or exchange of principal of any obligation under (i) any Indebtedness incurred pursuant to Section 8.02(b)(xiv), (ii) any Indebtedness issued pursuant to the 2021 / 2023 / 2028 Notes Indenture or the 2026 Notes Indenture, or (iii) any other unsecured Material Indebtedness or any other Material Indebtedness that is expressly subordinated to the Obligations (in each case of this clause (b)(iii), other than any (I) Swap Obligations, and (II) Specified Customer Loans and Advances), other than, in each case of the foregoing clauses (b)(i) through (b)(iii): (A) pursuant to a Permitted Refinancing thereof with the proceeds of any Indebtedness permitted hereunder; (B) customary mandatory prepayments or mandatory redemptions relating to asset sales, changes of control, fundamental changes, or incurrence of third-party Indebtedness required pursuant to the terms of such Indebtedness; ~~and~~ (C) voluntary prepayments or voluntary redemptions of such Indebtedness, provided, that, in ~~the~~each case of this clause (b)(C), (I) no Default or Event of Default shall exist at the time thereof, or immediately after giving effect thereto, (II) the ~~Senior Secured~~First Lien Leverage Ratio shall be at least 0.50:1.00 (a “half turn”) less than the ~~Senior Secured~~First Lien Leverage Ratio required for the last ended Test Period, measured on a Pro Forma Basis after giving effect thereto, to the extent applicable, and (III) the Loan Parties and Subsidiaries shall otherwise be in compliance with all applicable Financial Covenants in effect at such time, measured on a Pro Forma Basis after giving effect thereto; and (D) upon conversion or exchange of any Permitted Convertible / Exchangeable Indebtedness.

For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the Loan Parties will be permitted to make principal repayment, mandatory redemptions, and/or mandatory or voluntary prepayments, in whole or in part, with respect to any Indebtedness incurred pursuant to Section 8.02(b)(xv) above.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01           Events of Default.

Each of the following events or occurrences described in this Section 9.01 shall constitute (x) an “Event of Default”, if any Loans, L/C Borrowings or Letters of Credit are outstanding, and (y) an “Event of Termination”, if no Loans, L/C Borrowings or Letters of Credit are outstanding:

(a)                the Borrower shall default: (i) in the payment when due of any principal of any Loan (including, without limitation, on any scheduled principal payment date) or any reimbursement obligation in respect of any L/C Borrowing; (ii) in the payment when due of any interest on any Loan (and such default shall continue unremedied for a period of three (3) Business Days); or (iii) in the payment when due of the Revolving Commitment Fee, the DDTL Commitment Fee, or any other fee described in Section 2.09, or of any other previously invoiced amount required to be paid under the Loan Documents (other than an amount described in clauses (a)(i) and (a)(ii) above) payable under this Agreement or any other Loan Document (and such default shall continue unremedied for a period of five (5) Business Days); or

(b)                any representation or warranty of any Loan Party made, or deemed to be made, hereunder or in any other Loan Document, or in any other agreement, certificate or notice furnished by, or on behalf of, any Loan Party to the Administrative Agent, the Collateral Agent, any L/C Issuer, or any Lender for the purposes of, or in connection with, this Agreement, or any such other Loan Document, is, or shall be, incorrect in any material respect (provided, that, any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) when made or deemed made; or

(c)                the Borrower shall default in the due performance and observance of any of its obligations under Section 7.01(f), Section 7.07 (with respect to the maintenance and preservation of any Loan Party’s corporate existence), Section 7.08, Section 7.16 or Article VIII; or

(d)                any Loan Party shall default in the due performance and observance of any agreement (other than those specified in clauses (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier of: (i) the date such default became known to a Responsible Officer of a Loan Party; and (ii) delivery of notice thereof to a Loan Party from the Administrative Agent (which notice will be given at the request of any Lender); or

(e)                a default shall occur (i) in the payment when due, whether by acceleration or otherwise, of any Material Indebtedness, or (ii) in the performance or observance of any obligation or condition with respect to any Material Indebtedness, if the effect of such default referred to in this clause (e)(ii) is to accelerate the maturity of any such Material Indebtedness, or that enables or permits the holder or holders of any such Material Indebtedness, or any trustee or agent on its or their behalf, to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (in the case of both clauses (e)(i) and (e)(ii) above, subject to any applicable grace period or cure period, as well as any applicable requirement for notice of default, under the definitive documentation for such Material Indebtedness); or

(f)                 any judgment or order (or combination of judgments and orders) for the payment of money equal to, or in excess of, One-Hundred Million Dollars ($100,000,000) (other than amounts covered by (A) insurance for which the insurer thereof has been notified of such claim and has not challenged such coverage, or (B) valid third-party indemnifications for which the indemnifying party thereof has been notified of such claim and has not challenged such indemnification), individually or in the aggregate, shall be rendered by a court or Governmental Authority against any Loan Party or Subsidiary (or any combination thereof), which judgment or order remains undischarged, un-waived, unstayed, unbonded or unsatisfied for a period of sixty (60) consecutive days; or

(g)                any of the following events shall occur with respect to any Pension Plan: (i) the taking of any specific actions by a Loan Party, any ERISA Affiliate, or any other Person to terminate a Pension Plan if, as a result of such termination, a Loan Party or any ERISA Affiliate would reasonably be expected to incur a liability or obligation to such Pension Plan which would reasonably be expected to have a Material Adverse Effect; or (ii) an ERISA Event, or noncompliance with respect to Foreign Plans, shall have occurred that gives rise to a Lien on the Property of any Loan Party or Subsidiary that, when taken together with all other ERISA Events and noncompliance with respect to Foreign Plans that have occurred, would reasonably be expected to have a Material Adverse Effect; or

(h)                any Change in Control shall occur; or

(i)                 any Loan Party or Significant Subsidiary shall: (i) become insolvent or generally fail to pay debts as they become due; (ii) apply for, consent to, or acquiesce in the appointment of, a trustee, receiver, sequestrator or other custodian for any Loan Party or any such Significant Subsidiary, or substantially all of the Property of any thereof, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiescence, permit, or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or Significant Subsidiary, or for a substantial part of the Property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within sixty (60) days, provided, that, each Loan Party and each Significant Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend their rights under the Loan Documents; (iv) permit, or suffer to exist, the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency Law, or any dissolution, winding up or liquidation proceeding, in respect of any Loan Party or Significant Subsidiary, and, if any such case or proceeding is not commenced by such Loan Party or Significant Subsidiary, such case or proceeding shall be consented to, or acquiesced in, such Loan Party or Significant Subsidiary, or shall result in the entry of an order for relief, or shall remain for sixty (60) days undismissed and unstayed, provided, that, each Loan Party and Significant Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such sixty (60) period to preserve, protect and defend their rights under the Loan Documents; or (v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) authorizing any of the foregoing; or

(j)                 the obligations of (i) the Parent Guarantor under its Guaranty, at any time, or (ii) any Guarantor other than the Parent Guarantor under its Guaranty, solely at all times during the CSAG Period, in each case of the foregoing clauses (j)(i) and (j)(ii), shall cease to be in full force and effect, or any Guarantor shall repudiate in writing its obligations thereunder in effect at such time; or

(k)                any Lien created, or purported to be created, on any material portion of Collateral under any Collateral Document solely at all times during the CSAG Period shall fail or cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien, with the priority required by the applicable Collateral Document, except to the extent that any such loss of perfection or priority results from: (i) the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in First-Tier Foreign Subsidiaries or the application thereof; (ii) the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Agreement or another Collateral Document; or (iii) the failure of the Collateral Agent to file Uniform Commercial Code continuation statements; or

(l)                 solely at all times during the CSAG Period, the public announcement by Boeing of the termination or permanent cessation of the Boeing 737 MAX Program.

9.02           Action if Bankruptcy.

If any Event of Default described in Section 9.01(i) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate, the Borrower shall automatically be required to Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof), and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by the Borrower.

9.03           Action if Other Event of Default.

If any Event of Default (other than any Event of Default described Section 9.01(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall, by written notice to the Borrower and each Lender, require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof) and declare all, or any portion, of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable, shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.

9.04           Action if Event of Termination.

Upon the occurrence and continuation of any Event of Termination, the Requisite Revolving Lenders may, by notice from the Administrative Agent to the Borrower and the Lenders (except if an Event of Termination described in Section 9.01(i) shall have occurred, in which case, the Commitments (if not theretofore terminated) shall, without notice of any kind, automatically terminate) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof) and declare their Commitments terminated, and, upon such declaration, the Lenders shall have no further obligation to make any Loans hereunder. Upon such termination of the Commitments, all accrued fees and expenses shall be immediately due and payable.

9.05           Application of Proceeds.

After the exercise of remedies provided for in this Article IX (or after the Loans have automatically become immediately due and payable, and the L/C Obligations have automatically been required to be Cash Collateralized, as set forth in this Article IX), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.14 and Section 2.15, be applied by the Administrative Agent in the following order:

(a)                First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization, including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)                Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization, including compensation to the other Loan Document Secured Parties and their agents and counsel, and all costs, liabilities and advances made or incurred by the other Loan Document Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)                Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and any interest accrued due under any Guaranteed Swap Contract, payments of interest due under any Guaranteed Treasury Management Agreement ratably among the Lenders, Swap Banks, Treasury Management Banks and the L/C Issuers;

(d)                Fourth, to the payment in full in cash, pro rata, of that portion of the Obligations constituting accrued and unpaid principal of the Loans, L/C Borrowings and Additional Obligations then owing under Guaranteed Treasury Management Agreements and Guaranteed Swap Contracts, and to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, Swap Banks, Treasury Management Banks and the L/C Issuers; and

(e)                Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct;

provided, that, notwithstanding anything to the contrary in the foregoing, solely at all times during the CSAG Period, any proceeds of the Collateral, when received by the Collateral Agent or any Secured Party, will be applied in reduction of the Secured Obligations in the order set forth in Section 9 of the Security Agreement.

In the event that any such amounts are insufficient to pay in full the items described in clauses (a) through (e) above, the Loan Parties shall remain liable, jointly and severally, for any deficiency. Subject to Section 2.03(c) and Section 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to the Fourth clause above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or from such Guarantor’s Property, but appropriate adjustments shall be made with respect to payments from the Borrower to preserve the allocation to Obligations otherwise set forth above in this Section 9.05.

Notwithstanding anything to the contrary in the foregoing, Additional Obligations arising under Guaranteed Treasury Management Agreements and Guaranteed Swap Contracts (other than, for purposes of clarity, Guaranteed Treasury Management Agreements and Guaranteed Swap Contracts entered into by the Administrative Agent) shall be excluded from the application described above if the Administrative Agent has not received a Guaranteed Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Swap Bank, as the case may be (unless such Treasury Management Bank or Swap Bank is the Administrative Agent or an Affiliate thereof). Each Treasury Management Bank or Swap Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X

ADMINISTRATIVE AGENT

10.01        Appointment and Authority.

Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents, and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article X (except for Section 10.06) are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any Guarantor shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Swap Bank and a potential Treasury Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on the Collateral granted by any Loan Party to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto, and each of the Lenders (including in its capacities as a potential Swap Bank and a potential Treasury Management Bank) and each L/C Issuer hereby acknowledges that the Collateral Agent shall acquire, hold and enforce any and all Liens on the Collateral for the benefit of all Secured Parties, including the 2026 Noteholders. In connection with the foregoing, the Collateral Agent, as “collateral agent”, together with any co-agents, sub-agents and/or attorneys-in-fact appointed by the Collateral Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder, at the discretion of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article X and Article XI (including, without limitation, Section 11.04(c), as though such co-agents, sub-agents and/or attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Without limiting any of the foregoing, the Lenders hereby authorize the Collateral Agent to negotiate, execute and enter into, on behalf of the Lenders, any intercreditor agreement(s) and/or subordination agreement(s), or any amendments or amendments and restatements to, waivers of, or supplements to, or other modifications of, any intercreditor agreement or subordination agreement, in each case, in form and substance reasonably acceptable to the Collateral Agent, and the Lenders hereby agree to be subject to any such intercreditor agreement or subordination agreement.

10.02        Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or Subsidiary, or other Affiliate thereof, as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03        Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)                shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of Property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken, or not taken, by it: (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01, Section 9.02, Section 9.03 and Section 9.04); or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final, non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder, or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04        Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken, or not taken, by it in accordance with the advice of any such counsel, accountants or experts.

10.05        Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one (1) or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article X shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06        Resignation of Administrative Agent.

(a)                The Administrative Agent may, at any time, give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, with the written consent of Borrower (not to be unreasonably withheld, conditioned or delayed), so long as no Specified Event of Default has occurred or is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been appointed by the Requisite Lenders as provided above and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition of “Defaulting Lender” in Section 1.01, the Requisite Lenders may, to the extent permitted by applicable Law by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, with the written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) so long as no Specified Event of Default has occurred or is continuing, appoint a successor. If no such successor shall have been so appointed by the Requisite Lenders as provided above and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Requisite Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                With effect from the Resignation Effective Date or the Removal Effective Date (as applicable): (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to, or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by, or removal of, Bank of America as Administrative Agent pursuant to this Section 10.06 shall also constitute its resignation or removal as an L/C Issuer and a Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender): (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable; (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07        Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08        No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

10.09        Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Section 2.03(h), Section 2.03(i), Section 2.09 and Section 11.04) allowed in such judicial proceeding; and

(b)                to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09 and Section 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10        Collateral and Guaranty Matters.

(a)                Each of the Lenders (including in its capacities as a potential Swap Bank and a potential Treasury Management Bank) and the L/C Issuers irrevocably authorize:

(i)             the Collateral Agent, and the Collateral Agent shall hereby have the obligation, upon request by the applicable Loan Party, to:

(A)              release any Lien on any Property granted to, or held by, the Collateral Agent under any Loan Document: (I) upon the Collateral and Subsidiary Guaranty Release Date; (II) upon the sale or disposal of any such Property in connection with an Asset Sale permitted under Section 8.05; (III) if approved, authorized or ratified in writing by the Requisite Lenders in accordance with Section 11.01; (IV) upon any Collateral becoming Excluded Property (other than with respect to any Mortgaged Property during the CSAG Period, unless such Mortgaged Property constitutes Excluded Property under clause (c), clause (d) (other than as a result of contractual limitations entered into after the First Amendment Effectiveness Date created in contemplation of this Agreement in order that such Mortgaged Property would constitute “Excluded Property”) or clause (v) under the definition of “Excluded Property” in Section 1.01, in each case, except with respect to any Mortgaged Property that constitutes Excluded Property pursuant to clause (d) (other than, with respect to clause (d)(ii), as a result of contractual limitations) or clause (v) of the definition of “Excluded Property” in Section 1.01, so long as no Specified Event of Default exists at the time such release is requested by the applicable Loan Party); or (V) upon payment in full of the Obligations (other than contingent indemnification obligations under the Loan Documents that are not then due or claimed) and the termination of this Agreement; and

(B)              subordinate any Lien on any Property granted to, or held by, the Collateral Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Section 8.01(t).

(ii)                        the Administrative Agent, and the Administrative Agent shall hereby have the obligation, upon request by the applicable Loan Party, to release any Guarantor (other than the Parent Guarantor, except in the case of clause (a)(ii)(E) below) from its obligations under the Guaranty: (A) upon the Collateral and Subsidiary Guaranty Release Date; (B) if such Guarantor ceases to be a Subsidiary of the Parent Guarantor as a result of a transaction permitted under the Loan Documents; (C) if approved, authorized or ratified in writing by the Requisite Lenders in accordance with Section 11.01; (D) upon such Guarantor becoming an Excluded Subsidiary by operation of clause (a), clause (b) (solely with respect to a prohibition by applicable Law and not as a result of a contractual obligation) or clause (g) of the definition of “Excluded Subsidiary”; or (E) upon payment in full of the Obligations (other than contingent indemnification obligations under the Loan Documents that are not then due or claimed) and the termination of the Commitments.

(b)                Upon request by (i) the Collateral Agent, the Requisite Lenders will confirm in writing the Collateral Agent’s authority to release and/or subordinate its interest in the particular type(s) and/or item(s) of Property specified by the Collateral Agent, and (ii) the Administrative Agent, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor (other than the Parent Guarantor) from its obligations under the Guaranty, in each case of the foregoing clauses (b)(i) and (b)(ii), pursuant to this Section 10.10, it being understood that no such confirmation is required in order for the Administrative Agent to take such action.

(c)                In connection with the foregoing provisions of this Section 10.10, (i) the Collateral Agent will execute and deliver to all applicable Persons such documents as the Loan Parties may reasonably request to evidence, and give effect to, the release of all Liens on Property of the Loan Parties (including the Collateral) pursuant to the Collateral Documents, and (ii) the Administrative Agent will execute and deliver to all applicable Persons such documents as the Loan Parties may reasonably request to evidence, and to give effect to, the release from the Guaranty of all Guarantors (other than the Parent Guarantor), in each case of the foregoing clauses (c)(i) and (c)(ii), in accordance with the terms of the Loan Documents and this Section 10.10 and at the Borrower’s sole expense.

(d)                The Collateral Agent shall not be responsible for, or have any duty to ascertain or inquire into, any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11        ERISA Matters.

(a)                Each Lender (I) represents and warrants, as of the date such Person became a Lender party hereto, to, and (II) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to, or for the benefit of, the Borrower or any other Loan Party, that at least one (1) of the following is and will be true:

(i)                        such Lender is not using “plan assets” (within the meaning of 29 CFR §–2510.3–101, as modified by Section 3(42) of ERISA) of one (1) or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(ii)                        the transaction exemption set forth in one (1) or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)                        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14); (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement; (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14; and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)                        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                In addition, unless clause (a)(i) above is true with respect to a Lender, or such Lender has not provided another representation, warranty and covenant as provided in clause (a)(iv) above, such Lender further (I) represents and warrants, as of the date such Person became a Lender party hereto, to, and (II) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to, or for the benefit of, the Borrower or any other Loan Party, that:

(i)                        none of the Administrative Agent, any Arranger, or any of their respective Affiliates is a fiduciary with respect to the Property of such Lender (including, without limitation, in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document, or any documents related to hereto or thereto);

(ii)                        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR §–2510.3–21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least Fifty Million Dollars ($50,000,000), in each case, as described in 29 CFR §–2510.3-21(c)(1)(i)(A)–(E);

(iii)                        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)                        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of, and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v)                        no fee or other compensation is being paid directly to the Administrative Agent, any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)                The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof: (iii) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement; (iv) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender; or (v) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

10.12        Guaranteed Treasury Management Agreements and Guaranteed Swap Contracts.

Except as otherwise expressly set forth herein, no Treasury Management Bank or Swap Bank that obtains the benefit of Section 9.05 or the Guaranty by virtue of the provisions hereof or any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Additional Obligations arising under Guaranteed Treasury Management Agreements and Guaranteed Swap Contracts except to the extent expressly provided herein and unless the Collateral Agent has received a Guaranteed Party Designation Notice of such Obligations pursuant to Section 9.05, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Bank or Swap Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Additional Obligations arising under Guaranteed Treasury Management Agreements and Guaranteed Swap Contracts in the case of the Final Maturity Date.

ARTICLE XI

MISCELLANEOUS

11.01        Amendments, Etc.

Subject, in each case, to Section 3.03, no amendment, modification or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the any Loan Party therefrom, shall be effective, unless in writing signed by the Requisite Lenders (except as provided in the last proviso to this Section 11.01) and the Loan Parties, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that:

(a)                no such amendment, waiver or consent shall:

(i)                        extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.02, Section 9.03 or Section 9.04, as applicable) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)                        postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender entitled to receive such payment;

(iii)                        reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts; provided, that, only the consent of the Requisite Lenders shall be necessary to (A) amend the definition of “Default Rate” in Section 1.01, (B) waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate, or (C) to amend any Financial Covenant (or any defined term used therein), even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(iv)                        change any provision of this clause (a) or the definition of “Requisite Lenders” in Section 1.01, the definition of “Requisite Revolving Lenders” in Section 1.01, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;

(v)                        change Section 2.13 or Section 9.05 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(vi)                        release the Borrower or the Parent Guarantor without the written consent of each Lender directly affected thereby (except in the event of the merger of the Borrower into the Parent Guarantor following the receipt of all reasonably requested documentation and other information in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act, and the Beneficial Ownership Regulation);

(vii)                        without the consent of the Lenders (other than Defaulting Lenders) holding, in aggregate, at least a majority of the Revolving Commitments (or, if the Revolving Commitments have expired or been terminated, the outstanding Revolving Loans (and participations in any Swing Line Loans and L/C Obligations) (the “Requisite Revolving Lenders”): (i) waive any Default or Event of Default for purposes of Section 5.02 for purposes of any Borrowing of Revolving Loans or L/C Credit Extension; (ii) amend, change or waive Section 2.01(a), Section 2.02, Section 2.03, Section 2.05(b)(i) or Section 2.06, in each case, solely to the extent any such amendment, change or waiver relates to Revolving Loans, any Borrowing thereof or the Revolving Commitments; or (iii) amend or change any provision of this clause (a)(vii);

(viii)                        until the Delayed Draw Term Loans have been drawn in full or the Delayed Draw Term Loan Commitments have expired or been terminated or have expired, without the consent of Lenders (other than Defaulting Lenders) holding, in aggregate, at least a majority of the unused amount of the Aggregate Delayed Draw Term Loan Commitments that are undrawn (the “Requisite DDTL Lenders”): (i) waive any Default or Event of Default for purposes of Section 5.02 for purposes of any Borrowing of Delayed Draw Term Loans; (ii) amend, change or waive Section 2.01(c), Section 2.02 or Section 2.06, in each case, solely to the extent any such amendment, change or waiver relates to the Delayed Draw Term Loans, any Borrowing thereof or the Delayed Draw Term Loan Commitments; or (iii) amend or change any provision of this clause (a)(viii);

(b)                unless also signed by the applicable L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of such L/C Issuer in its capacity as such under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(c)                unless also signed by the applicable Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of such Swing Line Lender in its capacity as such under this Agreement; and

(d)                unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent in its capacity as such under this Agreement or any other Loan Document;

provided, that, notwithstanding anything to the contrary herein: (i) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (ii) no Defaulting Lender shall have any right to approve or disapprove of any amendment, waiver or consent hereunder (and any amendment, waiver or consent that, by its terms, requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), provided, that, (A) the Commitment of any Defaulting Lender may not be increased or extended, the principal of any Loans owing to any Defaulting Lender may not be reduced, and the Final Maturity Date of any Loan or Commitment of any Defaulting Lender may not be extended, in each of the foregoing cases, without the consent of such Lender, and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that, by its terms, affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (iii) an Increase Joinder executed by the Borrower, the Administrative Agent, and each Lender making the applicable increased Revolving Commitment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents to the extent necessary and appropriate to effect the provisions of Section 2.01(d)(i); (iv) an Add-On Term Loan Lender Joinder Agreement executed by the Borrower, the Administrative Agent and each Lender making the applicable Add-On Term Loan may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents to the extent necessary and appropriate to effect the provisions of Section 2.01(d)(ii); (v) as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section 11.01, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective; (vi) the Administrative Agent and the Borrower may make amendments contemplated by Section 3.03; and (vii) any amendment, waiver, supplement or modification that, by its terms, affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto as if such Class of Lenders were the only Class of Lenders.

Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to: (I) cure or correct administrative or technical errors or omissions or any ambiguity, mistake, defect, inconsistency, obvious error or to make any necessary or desirable administrative or technical change, and such amendment shall become effective without any further consent of any other party to such Loan Document, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect; or (II) provide for the grant of Liens by the Borrower and the other Loan Parties on the Collateral pursuant to Section 8.01(ee) on an equal and ratable basis with the Liens on the Collateral granted in favor of the Collateral Agent, for the benefit of the Loan Document Secured Parties, pursuant to the Collateral Documents, and such amendment shall become effective without any further consent of any other party to such Loan Document.

11.02        Notices and Other Communications; Facsimile Copies.

(a)                Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                        if to any Loan Party, the Administrative Agent, an L/C Issuer or a Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)                        if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (provided, that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

This Agreement was prepared by:	Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, NC 28202
Attention: Charlie J. Harris
Phone: 704.331.1000
Email: ~~charlieharris@mvalaw.com~~charlieharris@mvalaw.com

(b)                Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, each Swing Line Lender, each L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefore; provided, that, in each case of the foregoing clauses (b)(i) and (b)(ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party.

(d)                Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lenders may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each L/C Issuer and each Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record: (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent; and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at, or on behalf of, such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by, or on behalf of, any Loan Party, even if: (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein; or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each L/C Issuer, each Lender, and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by, or on behalf of, a Loan Party.

11.03            No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent, as applicable, in accordance with Section 10.01, for the benefit of all of the Lenders and the L/C Issuers, provided, that: (a) the foregoing shall not prohibit (i) the Administrative Agent from exercising, on its own behalf, the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any L/C Issuer or any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and (b) if, at any time, there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.01, and (ii) in addition to the matters set forth in clauses (a)(ii), (a)(iii) and (a)(iv) above and subject to Section 2.13, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

11.04            Expenses; Indemnity; and Damage Waiver.

(a)                Costs and Expenses. The Loan Parties shall pay: (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) primary counsel for all such Persons taken as a whole and, if deemed reasonably necessary by the Administrative Agent, of one (1) regulatory and/or local counsel to the Administrative Agent and its Affiliates in each applicable jurisdiction retained by the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) primary counsel for the Administrative Agent, the Lenders and the L/C Issuers (taken as a whole) and, if deemed reasonably necessary by the Administrative Agent, of one (1) regulatory and/or local counsel to the Administrative Agent, the Lenders and the L/C Issuers (taken as a whole) in each applicable jurisdiction and, in the event of any actual or potential conflict of interest, one (1) additional counsel for each party subject to such conflict) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender (including each Swing Line Lender) and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited, in the case of legal counsel, to the reasonable and documented out-of-pocket fees, charges and disbursements of one (1) primary counsel for the Indemnitees taken as a whole and, if deemed reasonably necessary by the Indemnitees, of one (1) regulatory and/or local counsel to the Indemnitees taken as a whole in each applicable jurisdiction and, in the event of any actual or potential conflict of interest, one (1) additional counsel for the parties subject to such conflict, taken as a whole (provided, that, to the extent that there remains any actual or potential conflict of interest among such Indemnitees, the Loan Parties shall indemnify for an additional counsel for each group of the parties subject to such actual or potential conflict of interest until there no longer exists an actual or potential conflict of interest)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party), other than the Indemnitee and its Related Parties arising out of, in connection with, or as a result of, (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the applicable L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third-party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) arise out of any investigation, litigation or proceeding that does not involve an act or omission of or by any Loan Party or any of its Affiliates and is brought by an Indemnitee against any other Indemnitee, provided, that, notwithstanding anything to the contrary in the foregoing provisions of this clause (b)(B), such indemnity shall be available with respect to any Indemnitee to such action that was acting in its capacity as Administrative Agent, an Arranger or other agency capacity, or (C) results from a claim brought by a Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any of Loan Document, if such Loan Party has obtained a final, non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this clause (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                Reimbursement by Lenders. To the extent that the Loan Parties, for any reason, fail to indefeasibly pay any amount required under clauses (a) or (b) above to be paid by them to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, any Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, such Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or such Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or such Swing Line Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).

(d)                Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e)                Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.

(f)                 Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, any L/C Issuer and any Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05            Payments Set Aside.

To the extent that any payment by, or on behalf of, any Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then: (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred; and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06            Successors and Assigns.

(a)                Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, provided, that, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except: (i) to an assignee in accordance with the provisions of clause (b) below; (ii) by way of participation in accordance with the provisions of clause (d) below; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (e) below and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                Assignments by Lenders. Any Lender may, at any time, assign to one (1) or more assignees all, or a portion, of its rights and obligations under this Agreement and the other Loan Documents (including all, or a portion, of its Commitment and the Loans (including for purposes of this clause (b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i)                        Minimum Amounts.

(A)              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in clause (b)(i)(B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)              in any case not described in clause (b)(i)(A) above, the aggregate amount of the Commitment (which, for this purpose, includes Loans outstanding thereunder), or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent, or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than Five Million Dollars ($5,000,000), in the case of an assignment of Revolving Loans, and One Million Dollars ($1,000,000), in the case of an assignment of any of the Term Loans, unless, in each such case, each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed);

(ii)                        Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, provided, that, this clause (b)(ii) shall not: (A) apply to the Swing Line Lenders’ rights and obligations in respect of Swing Line Loans; or (B) prohibit any Lender from assigning all, or a portion, of its rights and obligations among the revolving credit facility and term loan facility provided hereunder and any separate revolving credit or term loan facilities provided pursuant to the terms of Section 2.01(d);

(iii)                       Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) above, and, in addition:

(A)             (I) with respect to any assignment of a Revolving Commitment, the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required, unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender, and (II) with respect to any assignment of a Term Loan (or a Term Loan Commitment), the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required, unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, in each case, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)              the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of: (I) any Term Loan Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; or (II) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)              the consent of each L/C Issuer and each Swing Line Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of any Revolving Commitment.

(iv)                      Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (for the avoidance of doubt, not to be paid by the Borrower or any other Loan Party); provided, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                       No Assignment to Certain Persons. No such assignment shall be made: (A) to any Loan Party, or any Subsidiary or Affiliate thereof; (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b)(v)(B); or (C) to a natural Person.

(vi)                      Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer, or any Lender hereunder (and interest accrued thereon); and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding anything to the contrary in the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause (b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) below, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05 and Section 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) below.

(c)                Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all, or a portion, of such Lender’s rights and/or obligations under this Agreement (including all, or a portion, of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the other Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a)(i) through (a)(vi) of Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) above (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided, that, such Participant (A) agrees to be subject to the provisions of Section 3.06 and Section 11.13 as if it were an assignee under clause (b) above, and (B) shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all, or any portion, of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103–1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                Certain Pledges Any Lender may, at any time, pledge or assign a security interest in all, or any portion, of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                 Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if, at any time, Bank of America or any other Lender serving as an L/C Issuer assigns all of its Commitment and Loans pursuant to clause (b) above, Bank of America or such other Lender may: (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer; and/or (ii) upon thirty (30) days’ notice to the Borrower, resign as Swing Line Lender, in the case of Bank of America. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder if such appointed Lender so agrees; provided, that, no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America or such other Lender as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America or such other Lender resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender: (A) such successor shall succeed to, and become vested with, all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be; and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession, or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07            Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), provided, that, Information may be disclosed: (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or by any subpoena or similar legal process, provided, that, other than disclosure to any Governmental Authority with regulatory authority over the Administrative Agent, any L/C Issuer, any Arranger and/or any Lender, unless specifically prohibited by applicable Laws or court order from so doing, the Administrative Agent, the applicable L/C Issuer, the applicable Arranger or the applicable Lender, as the case may be, shall make reasonable efforts to notify the Borrower of any such disclosure; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties, including any risk protection provider) to any swap, derivative or other transaction under which payments are to be made by reference to a Loan Party and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder; (h) with the consent of the Borrower; or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 11.07, or (B) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent, the L/C Issuers and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the L/C Issuers and the Lenders in connection with the administration of this Agreement and the other Loan Documents, Letters of Credit and the Commitments.

For purposes of this Section 11.07, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that: (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be; (b) it has developed compliance procedures regarding the use of material non-public information; and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08            Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized, at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such L/C Issuer or any such Affiliate to, or for the credit or the account of, any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document, to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, such L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document, and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such L/C Issuer different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff: (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders; and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each of the Lenders and the L/C Issuers agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

11.09            Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10            Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any of the L/C Issuers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11            Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender, or on their behalf, and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12            Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable: (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby; and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if, and to the extent that, the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the applicable L/C Issuer or the applicable Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13            Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 and Section 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:

(a)                the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b)               such Lender shall have received payment of an amount equal to one hundred percent (100.0%) of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                such assignment does not conflict with applicable Laws; and

(e)                in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided, that, the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14            Governing Law; Jurisdiction; Etc.

(a)                GOVERNING LAW. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York.

(b)                SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY OTHER FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) ABOVE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15            Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO: (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16            Electronic Execution.

The words “delivery”, “execute”, “execution”, “signed”, “signature”, and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, (i) notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it, and (ii) without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

11.17            USA PATRIOT Act.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a written request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18            No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person, and (ii) none of the Administrative Agent, the Arrangers and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by applicable Law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, any of the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19            Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any party hereto that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.20            Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Obligation or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”; and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States.

In the event that a Covered Entity that is a party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in Property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United State. In the event that a Covered Party, or a BHC Act Affiliate of a Covered Party, becomes subject to a proceeding under a U.S. Special Resolution Regime, Default remedies under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default remedies could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

11.21        Amendment and Restatement.

The parties hereto agree that, on the Effectiveness Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (b) all Obligations under the Existing Credit Agreement outstanding on the Effectiveness Date shall in all respects be continuing and shall be deemed to Obligations outstanding hereunder, except as modified hereby; and (c) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement.

11.22        Waiver of Notice Period and Breakage Costs.

Each Lender that is a party to the Existing Credit Agreement waives: (a) the notice period required under the Existing Credit Agreement for the submission of a notice of repayment of the loans outstanding under the Existing Credit Agreement on the Effectiveness Date; and (b) its right to receive compensation under Section 3.05 of the Existing Credit Agreement in connection with the repayment of the loans outstanding under the Existing Credit Agreement on the Effectiveness Date.

11.23        Reallocation.

The Administrative Agent, the Borrower and the Lenders hereby acknowledge and agree that the Commitment amount(s) of each Lender as set forth on Schedule I is/are the Commitment amounts of such Lender as of the Effectiveness Date, with the reallocation of Loans outstanding under the Commitments of the Lenders as they existed immediately prior to the Effectiveness Date having been made per instructions from the Administrative Agent, and neither any Assignment and Assumption nor any other action of any Person is required to give effect to such Commitments as set forth on Schedule I.

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